Exhibit 99.(b)(6)

PIK FACILITY AGREEMENT

DATED NOVEMBER 30, 2005 AS AMENDED AND RESTATED ON JANUARY 12, 2006

€350,000,000

CREDIT FACILITY

FOR

NORDIC TELEPHONE COMPANY FINANCE APS

ARRANGED BY

DEUTSCHE BANK AG, LONDON BRANCH

CREDIT SUISSE FIRST BOSTON INTERNATIONAL

WITH

DEUTSCHE BANK AG, LONDON

acting as PIK Facility Agent

CONTENTS

CLAUSE		PAGE
	SECTION 1
	INTERPRETATION
1.	DEFINITIONS AND INTERPRETATION	1
	SECTION 2
	THE FACILITY
2.	THE FACILITY	34
3.	PURPOSE	34
4.	CONDITIONS OF UTILISATION	34
	SECTION 3
	UTILISATION
5.	UTILISATION	38
	SECTION 4
	REPAYMENT, PREPAYMENT AND CANCELLATION
6.	REPAYMENT	39
7.	PREPAYMENT AND CANCELLATION	39
	SECTION 5
	COSTS OF UTILISATION
8.	INTEREST	56
9.	[RESERVED]	57
10.	FEES	57
	SECTION 6
	ADDITIONAL PAYMENT OBLIGATIONS
11.	TAX GROSS-UP AND INDEMNITIES	58
12.	[RESERVED]	62
13.	OTHER INDEMNITIES	62
14.	MITIGATION BY THE LENDERS	64
15.	COSTS AND EXPENSES	64
	SECTION 7
	[RESERVED]
16.	[RESERVED]	66
	SECTION 8
	REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
17.	REPRESENTATIONS	67
18.	INFORMATION UNDERTAKINGS	76
19.	[RESERVED]	83
20.	GENERAL UNDERTAKINGS	83
21.	EVENTS OF DEFAULT	118

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	SECTION 9
	CHANGES TO PARTIES
22.	CHANGES TO THE LENDERS	125
23.	CHANGES TO THE OBLIGORS	131
	SECTION 10
	THE FINANCE PARTIES
24.	ROLE OF THE FACILITY AGENT, THE ARRANGERS AND OTHERS	132
25.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	138
26.	SHARING AMONG THE FINANCE PARTIES	139
	SECTION 11
	ADMINISTRATION
27.	PAYMENT MECHANICS	141
28.	SET-OFF	144
29.	NOTICES	144
30.	CALCULATIONS AND CERTIFICATES	147
31.	PARTIAL INVALIDITY	147
32.	REMEDIES AND WAIVERS	147
33.	AMENDMENTS AND WAIVERS	148
34.	COUNTERPARTS	150
	SECTION 12
	GOVERNING LAW AND ENFORCEMENT
35.	GOVERNING LAW	151
36.	ENFORCEMENT	151

THE SCHEDULES

SCHEDULE	PAGE

SCHEDULE 1 The Original Parties
SCHEDULE 2 Conditions precedent
SCHEDULE 3 Utilisation Request
SCHEDULE 4 [Reserved]
SCHEDULE 5 Form of Transfer Certificate
SCHEDULE 8 Form of quarterly Compliance Certificate
SCHEDULE 9 Timetables
SCHEDULE 10 [Reserved]
SCHEDULE 12 Confidentiality undertaking
SCHEDULE 15 Summary of Terms and Conditions

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THIS AGREEMENT is dated 30 November 2005 as amended and restated on 12 January 2006 and made between:

(1)                            NORDIC TELEPHONE COMPANY FINANCE APS, a company with limited liability incorporated under the laws of the Kingdom of Denmark (with CVR number 29173265) having its seat in Denmark and its registered office at Langelinie, Alle 35 2100 København Ø, Denmark (the “Company”);

(2)                            DEUTSCHE BANK AG, LONDON BRANCH and CREDIT SUISSE FIRST BOSTON INTERNATIONAL (whether acting individually or together the “Arrangers”);

(3)                            THE INSTITUTIONS listed in Part II of Schedule 1 (The Managers, Underwriters and Original Lenders) as lenders (the “Managers”); and

(4)                            DEUTSCHE BANK AG, LONDON as PIK Facility Agent of the Lenders (the “PIK Facility Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.                                       DEFINITIONS AND INTERPRETATION

1.1                                 Definitions

In this Agreement:

“2006 Target Bonds” means the €684,518,000 5.875% Notes due 2006, issued by the Target pursuant to the terms and conditions of the Offering Circular for the US$3,000,000,000 Euro Medium Term Notes dated 9 April 2001.

“Acceleration Date” means the date (if any) on which the PIK Facility Agent:

(a)                                   gives a notice under paragraphs (a) (at any time prior to the Closing Date only) or (b) of Clause 21.17 (Acceleration); or

(b)                                  having placed the PIK Facility on demand pursuant to paragraph (c) of Clause 21.17 (Acceleration) makes a demand under the said paragraph (c).

“Acceptable Bank” means:

(a)                                   a financial institution duly authorised under applicable laws to carry on the business of banking (including, without limitation, the business of taking deposits);

(b)                                  any Finance Party, Bridge Finance Party or Senior Finance Party; or

(c)                                   any other bank or financial institution approved by the PIK Facility Agent.

“Accounting Principles” means International Financial Reporting Standards and practice and financial reference periods used in the Business Plan.

“Accounting Report” means the accounting due diligence report relating to the Midco Group and prepared by PricewaterhouseCoopers LLP in the Agreed Form.

“Adjustment Date” means the earliest of:

(a)                              the date on which all Tenders have been completed in accordance with their respective terms;

(b)                             the date falling four Months after the Closing Date; or

(c)                              such date, if any, as the Company confirms to the PIK Facility Agent in writing that no Tender is to be launched, offered, called or made.

“ADRs” means American Depositary Receipts in respect of ordinary shares of the Target.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agreed Form” means, in relation to a document, that:

(a)                              it is in a form initialled by or on behalf of the Company and the PIK Facility Agent on or before the signing of this Agreement for the purposes of identification; or

(b)                             if not falling within paragraph (a) above, it is in form and substance satisfactory to the PIK Facility Agent (acting reasonably) and initialled by or on behalf of the PIK Facility Agent for the purposes of identification or is in a form set out in a Schedule to this Agreement.

“Agreed Sources and Uses Spreadsheet” means the spreadsheet contained in the agreed model prepared by Initial Investors and initialled by the PIK Facility Agent and the Company for the purposes of identification only on or about January 12, 2006 which, amongst other things, contains the agreed methodology by which the maximum aggregate amount of Term Loans under Facility A1, Facility B1, Facility C1 and Cash Bridge Facility A (each as defined in the Senior Facilities Agreement) that are to be outstanding at any time are determined having regard to the number of Target Shares owned by Bidco at such time.

“Annual Accounting Date” means the annual financial year-end of the Company.

“Annual Financial Statements” means any financial statements delivered pursuant to paragraph (a)(i) of Clause 18.1 (Financial Statements).

“Anti-Terrorism Laws” means any law or regulation of any jurisdiction relating to terrorism or money laundering, including the Executive Order and the USA Patriot Act.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration, in each case, required by law or regulation.

“Availability Period” means the period from and including the date of this Agreement to and including the date falling 120 days after the Closing Date.

“Available Commitment” means a Lender’s Commitment minus the amount of its participation in any outstanding Loan.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Bidco” means Nordic Telephone Company ApS, a company with limited liability incorporated under the laws of the Kingdom of Denmark (with CVR number 29146780) having its seat in Denmark and its registered office at Langelinie, Alle 35, 2100 København Ø, Denmark, which (other than any shares owned by directors (or other officers) of Bidco solely (to the minimum extent permitted) so as to comply with applicable laws requiring such shareholding to be maintained) is a wholly owned direct subsidiary of Midco.

“Board” means the Board of Governors of the Federal Reserve System of the US (or any successor).

“Bond Redemption Account” has the meaning given to it in the Senior Facilities Agreement.

“Bridge Facility” means the facility made available under the Bridge Facility Agreement (including any loans made pursuant to the “Extended Loan Credit Agreement” and any “Exchange Notes” issued under the “Exchange Notes Indenture” (each term as defined in the Bridge Facility Agreement)).

“Bridge Facility Agent” means the Facility Agent under the Bridge Facility Agreement.

“Bridge Facility Agreement” means the €2,275,000,000 bridge facility agreement dated on or about the date of this Agreement among Midco, certain Group Companies as borrowers and guarantors, the Bridge Lenders, the Bridge Facility Agent and J.P. Morgan Europe Limited as security agent, as amended, supplemented or otherwise modified from time to time.

“Bridge Facility Fee Letter” means any letter or letters entered into by reference to the Bridge Facility Agreement between one or more of the Bridge Finance Parties and Midco setting out any fees in relation thereto.

“Bridge Finance Documents” means the Finance Documents under the Bridge Facility Agreement.

“Bridge Finance Parties” means the Finance Parties under the Bridge Facility Agreement.

“Bridge Lenders” means the lenders under the Bridge Facility Agreement.

“Bridge Obligor” means an Obligor under the Bridge Facility Agreement.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in London and Denmark and:

(a)                             (if on that day a payment in or a purchase of a currency (other than euro) is to be made) the principal financial centre of the country of that currency; or

(b)                            (if on that day a payment in or a purchase of euro is to be made) which is also a TARGET Day.

“Business Plan” means the financial model, including profit and loss statement, balance sheet and cash flow projections, in the Agreed Form, relating to the Group (including the Target Group).

“Capital Expenditure” has the meaning given to that term in Clause 19.1 (Financial definitions) of the Bridge Facility Agreement.

“Capitalised Lease Obligations” means, with respect to any person, any rental obligation (including, without limitation, any hire purchase payment obligation) which, under the Accounting Principles, would be required to be treated as a finance lease or otherwise capitalised on the books of such person, in accordance with such principles.

“Cash” means, at any time, cash in hand, cash in till, receivables due from a recognised credit card provider or financial institution arising out of the use of a debit card issued by such financial institution, cash in transit or any credit balance on an account in the name of a member of the Group and to which a member of the Group is alone beneficially entitled (together, when used in this definition “cash”) and for so long as:

(a)                              repayment of that cash is not contingent on the prior discharge of any other indebtedness of any Group member

(b)                             there is no Security over that cash except Transaction Security (as defined, for purposes of this Clause (b), in the Senior Facilities Agreement); and

(c)                              such cash (save for cash securing the indebtedness referred to in parentheses in paragraphs (a) and (b) above) is capable of being applied in repayment or prepayment of the Senior Facilities, the Bridge Facility or the PIK Facility within 3 months without any condition other than the lapse of time and notice being given having to be fulfilled.

“Cash Equivalent Investments” means:

(a)                             debt securities or other investments in marketable obligations issued by, or unconditionally guaranteed by, the government of the United States of America, the United Kingdom, Switzerland, Denmark, any member state of the European Economic Area or any Participating Member State which are not convertible into any other form of security and having not more than one year to final maturity;

(b)                            open market commercial paper or other debt securities for which a recognised trading market exists which are not convertible into any other form of security and having not more than one year to final maturity, at all times rated at least P-1 by Moody’s or A-1 by S&P or Fitch and which are not issued or guaranteed by any member of the Group;

(c)                             certificates of deposit issued by, and acceptances by, banking institutions rated at least P-1 by Moody’s or A-1 by S&P or Fitch;

(d)                            any bonds or notes issued and having not more than one year to final maturity and, at the time of acquisition, having a rating of at least BBB - from S&P or Fitch, or at least Baa3 from Moody’s;

(e)                             bills of exchange issued in the United States of America, the United Kingdom, Switzerland, Japan, Denmark, any member state of the European Economic Area or any Participating Member State eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialised equivalent);

(f)                               investments in money market funds or enhanced yield funds at all times rated at least P-1 by Moody’s or A-1 by S&P or Fitch which invest substantially all their assets in securities of the type described in sub-paragraphs (a) to (c) above;

(g)                            investments accessible within 30 days in:

(i)                                  AAA money market funds; and

(ii)                               enhanced yield funds within a minimum rating of AA; and

(iii)                            other securities (if any) approved in writing by the PIK Facility Agent,

to which any member of the Group is beneficially entitled at that time and which in each case is not subject to any Security (other than pursuant to any Transaction Security Document (as defined, for purposes of this definition, in the Senior Facilities Agreement)) and the proceeds of which are capable of being remitted to a member of the Group.

“Certain Funds Period” means the period from and including the date of this Agreement to and including the earlier of:

(a)                             the later of:

(i)                                  the date which is the originally scheduled maturity date of the 2006 Target Bonds; and

(ii)                               the date falling four Months after the Closing Date; and

(b)                            the date on which the Offer is withdrawn or terminated.

“Closing Date” means the date on which the Loans are first drawn down.

“Commitment” means as to any Lender, its obligation to make a Loan to the Company pursuant to Clause 2.1 in an amount equal to the amount set forth under such Lender’s name in Schedule I, Part 2 opposite the caption “Commitment Amount” or in the Transfer Certificate pursuant to which a Lender acquires its Commitment, as the same may be adjusted pursuant to Clause 7.2 (Cancellation) Clause 7.3 (Voluntary prepayment) and Clause 22 (Changes to the Lenders).  The aggregate Commitments on the Closing Date shall not exceed €350,000,000.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Quarterly Compliance Certificate).

“Compulsory Acquisition Procedures” means:

(a)                              compulsory acquisition pursuant to the Articles of Association (in Danish: “Vedtaegtsbesternt tvangsindløsning”) pursuant to Section 79(2) ((3)) of the Danish Public Companies Act; or

(b)                             the procedure established by Sections 20(b) to 20(e) of the Danish Public Companies Act,

in both cases requiring any remaining minority shareholders of the Target below a certain level after the Closing Date to sell to Bidco all of their respective Target Shares such that, following the implementation and completion thereof, Bidco owns all of the Target Shares.

“Connected Person” means:

(a)                              any Investor; and

(b)                             any person (which is not a member of the Group) through which the Investors hold their interest in the Group.

“Consideration” has the meaning given to that term in sub-paragraph (b)(viii)(A) of Clause 20.7 (Acquisitions).

“Consolidated EBITDA” has the meaning given to such term in Clause 19.1 (Financial definitions) of the Bridge Facility Agreement.

“Consolidated Total Net Debt” has the meaning given to such term in Clause 19.1 (Financial definitions) of the Bridge Facility Agreement.

“Core Assets” means:

(a)                              each member of the Target Group incorporated in Denmark, other than TDC Services A/S and the TDC Directories business;

(b)                             the companies and businesses trading as or known as TDC Song; and

(c)                              Bidco,

and any other member of the Group to which a substantial portion of the assets of any member of the Group referred to above has been transferred after the date of this Agreement.

“Danish FSA” means the Danish Financial Services Authority (“Finanstilsynet”).

“Danish Obligor” means an Obligor incorporated or established under the laws of the Kingdom of Denmark.

“Danish Public Companies Act” means the Danish Companies Consolidated Act No.1001 of 8 October 2004 with later amendments.

“Danish Securities Trading Act” means the Danish Securities Trading etc. Consolidated Act No 843 of 7 September 2005.

“Danish Takeover Order” means the Executive Order no. 618 of 23 June 2005 issued pursuant to the Danish Securities Trading Act.

“DCCA” means the Danish Commerce and Companies Agency.

“Debt Cover” has the meaning given to such term in Clause 19.1 (Financial definitions) of the Bridge Facility Agreement.

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the PIK Finance Documents or any combination of any of the foregoing) be an Event of Default, provided that any such event or circumstance which requires the satisfaction of a condition as to materiality before it becomes an Event of Default shall not be a Default unless that condition is satisfied.

“Designated Person” means a person:

(a)                              listed in the annex to, or otherwise subject to the provisions of, the Executive Order;

(b)                             owned or controlled by, or acting for or on behalf of, any person listed in the annex to, or otherwise subject to the provisions of, the Executive Order;

(c)                              with which any Finance Party is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(d)                             that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(e)                              named as a “specially designated national and blocked Person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list.

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)                              the pollution or protection of the environment;

(b)                             harm to or the protection of human health; or

(c)                              the health of animals or plants.

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“Establishment” has the meaning given in Article 2(h) of Council Regulation (EC) No. 1346/2000 of 29 May 2000.

“Equity Funded Target Shares” has the meaning given to it in sub-paragraph (a)(i)(C)(III) of Clause 7.5 (Exit).

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Exchange Notes” has the meaning given to such term in the Bridge Facility Agreement.

“Excluded Non-Core Asset Proceeds” has the meaning given to such term in paragraph (a) of Clause 7.6 (Disposal Proceeds).

“Executive Order” means the US Executive Order No. 13224 on Terrorist Financing, which came into effect on 24 September 2001.

“Existing Debt” means any Financial Indebtedness of the Target Group existing at the Closing Date.

“Facility Office” means the office or offices notified by a Lender to the PIK Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Finance Company” means a company which is a (direct or indirect) wholly owned Subsidiary of Midco, is a sister company, and not a Subsidiary of, Bidco, and does not own any shares or interest in any other person.

“Finance Party” means the PIK Facility Agent, the Arrangers or a Lender.

“Financial Indebtedness” means (without double counting) any indebtedness for or in respect of:

(a)                             monies borrowed;

(b)                            any amount raised by acceptance under any acceptance credit facility or by a bill discounting or factoring credit facility or dematerialised equivalents thereof (other than to the extent the same is discounted or factored on a non-recourse basis);

(c)                             any amount raised pursuant to any note purchase facility or the issue of bonds (other than any performance or advance payment bond), notes, debentures, loan stock or any similar instrument;

(d)                             the amount of any Capitalised Lease Obligation;

(e)                              receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)                                any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price and, when calculating the amount of any derivative transaction, only the marked to market value shall be taken into account (provided that for the purposes of Clause 21.4 (Cross acceleration) only the net amount not paid or which is payable by the relevant member of the Group shall be included);

(g)                             the acquisition cost of any asset where the deferred payment is arranged primarily as a method of raising finance and in circumstances where the due date for payment is more than 180 days after the expiry of the period customarily allowed by the relevant supplier save where the payment deferral results from the delayed or non-satisfaction of contract terms by the supplier or from the contract terms establishing payment schedules tied to total or partial contract completion and/or to the results of operational testing procedures;

(h)                            any counter-indemnity obligation in respect of a guarantee, indemnity, bond (excluding any performance bond or advance payment bond), standby or documentary letter of credit or any other instrument issued by a bank or financial institution (each an “instrument”) provided that the underlying obligation in respect of which the instrument was issued would, under one or more of the other paragraphs of this definition, be treated as being Financial Indebtedness;

(i)                                any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of borrowing which is treated as such under the Accounting Principles; and

(j)                                the amount of any liability in respect of any guarantee or indemnity or similar assurance against financial loss for any of the items referred to in the preceding paragraphs of this definition, but excluding for the avoidance of doubt all pension related liabilities.

“Financial Quarter” has the meaning given to that term in Clause 19.1 (Financial definitions) of the Bridge Facility Agreement.

“Financial Statements” means Annual Financial Statements, Quarterly Financial Statements or Monthly Financial Statements, as applicable.

“Fitch” means Fitch Ratings Ltd. or any successor to its ratings business.

“Funds Flow Memorandum” means:

(a)                             the funds flow memorandum in the Agreed Form containing details of the indicative flow of funds on the Closing Date such details having been prepared on the basis of information available at the time of preparation and applying assumptions which were, at the time it was compiled, considered by the Company and the PIK Facility Agent to be reasonable; and

(b)                            any replacement Funds Flow Memorandum that may from time to time be agreed between the Company and the PIK Facility Agent, it being understood that they will to the extent it is required (as appropriate) discuss in good faith with a view to preparing and agreeing a revised funds flow memorandum.

If a precise funds flow memorandum is not able to be settled as contemplated above at the time of drawing of the Loans, to the extent it has not and it is relevant to the Loans, references in this Agreement to payment being made in accordance with the Funds Flow Memorandum (or similar) shall be construed as being a reference to payment being made in a manner such that, where applicable, the obligations of Bidco in respect of the Offer will be able to be fulfilled and in all other respects, so as to fulfill the transactions to which such Loans relate as contemplated in this Agreement and provided further, any amount relating to Transaction Costs payable by members of the Group shall not exceed the amount agreed between the Company and the Arrangers as the same is provided for in the Agreed Sources and Uses Spreadsheet.

“GAAP” means:

(a)                             in relation to the consolidated financial statements of the Group, International Financial Reporting Standards; and

(b)                            in relation to any member of the Group, generally accepted accounting principles in its jurisdiction of incorporation or, as the case may be, International Financial Reporting Standards.

“Gross Non-Core Asset Disposal Proceeds” means the Consideration received for the Disposal of a Non-Core Asset to the extent that the same would constitute Disposal Proceeds (ignoring for this purpose any deductions in respect of Disposal Proceeds pursuant to paragraphs (i) to (vi) of the definition of “Disposal Proceeds”) and adding back any costs relating to that Disposal to the extent that they have been deducted therefrom and not ignored as aforesaid, provided that only one Disposal during the life of the PIK Facility shall be capable of giving rise to such Gross Non-Core Asset Disposal Proceeds and those Gross Non-Core Asset Disposal Proceeds, less any Non-Core Asset Disposal Proceeds that are Re-investment Proceeds (or which the Company has identified to the PIK Facility Agent as being potential Re-investment Proceeds) must, in order to constitute Gross Non-Core Asset Disposal Proceeds, be equal or greater than €2,000,000,000 (or its equivalent in other currencies).

“Group” means the Company and its Subsidiaries.

“High Yield Noteholders” means the holders of the High Yield Notes.

“High Yield Notes” means high yield notes due no earlier than 9.5 years after the Closing Date to be issued by the High Yield Notes Issuer on terms consistent with the Intercreditor Agreement for the purposes of replacing or refinancing the Bridge Facility or, if the High Yield Notes are able to be issued on or before the Closing Date such that a drawing is not required to be made under the Bridge Facility, making payment in lieu of the Initial Loans under the Bridge Facility Agreement and, if applicable, for the purpose of refinancing part of the Senior Facilities (and shall include, for the avoidance of doubt, “Demand Securities” as defined in the Bridge Facility Agreement or any other demand securities or other debt instrument other than any “Exchange Notes” (as defined in the Bridge Facility Agreement) issued by the High Yield Notes Issuer in compliance with the “Notes Major Terms” and the “Notes Guarantee Maturity Provisions” (each as defined in the Intercreditor Agreement)).

“High Yield Notes Documents” means the documents identified as High Yield Notes Documents in the Bridge Facility Agreement.

“High Yield Notes Indenture” means the indenture to be executed by the High Yield Notes Issuer and the trustee of the High Yield Notes pursuant to which the High Yield Notes are issued.

“High Yield Notes Issuer” has the meaning given to such term in the Bridge Facility Agreement.

“High Yield Notes Trustee” means the trustee of the High Yield Notes under the High Yield Notes Indenture.

“Holdcos” means each of Topco, InterCo, the Company, Midco, Bidco, the Finance Company and any other entity through which Midco holds, directly or indirectly, an interest in the Finance Company.

“Holders” means the Lenders and the PIK Note Holders.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Information Memorandum” means the document in the form approved by Midco concerning the Midco Group which, at the request of the Company and on its behalf, is to be prepared in relation to this transaction and distributed by the Arrangers to selected institutions in connection with the syndication of the Senior Facilities, the Bridge Facility and the PIK Facility.

“Initial Investors” means:

(a)                             funds or partnerships managed or advised by Apax Partners Worldwide LLP or an Affiliate thereof;

(b)                            Blackstone Capital Partners (Cayman) IV L.P., Blackstone Capital Partners (Cayman) IV-A L.P., Blackstone Family Investment Partnership (Cayman) IV-A L.P., Blackstone FI Communications Partners (Cayman) L.P., Blackstone Family Communications Partnership (Cayman) L.P., Blackstone Participation Partnership (Cayman) IV L.P. and funds or partnerships related, managed or advised by any of them or any Affiliate of them or by The Blackstone Group International Limited;

(c)                             KKR Millennium Fund (Overseas), Limited Partnership, KKR European Fund II, Limited Partnership and funds or partnerships related, managed or advised by Kohlberg Kravis Roberts & Co. Ltd. or any of them or any Affiliate of any of them;

(d)                            funds advised by Permira Advisers KB or an Affiliate thereof; and

(e)                             Providence Equity Offshore Partners V L.P., Providence Equity Operating Partners V L.P., Providence Equity Offshore Partners IV L.P., Providence Equity Operating Partners IV L.P. and funds or partnerships related, managed or advised by any of them or any Affiliate of them.

“Insurance” means any contract of insurance taken out by or on behalf of a member of the Group or under which it has a right to claim.

“Intellectual Property” means:

(a)                             any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests, whether registered or unregistered; and

(b)                            the benefit of all applications and rights to use such assets of each member of the Group.

“InterCo” means Nordic Telephone Company Administration ApS, a company with limited liability incorporated under the laws of the Kingdom of Denmark (with CVR number 29176396) having its seat in Denmark and registered office at Langelinie Alle 35, 2100 Københaven Ø, Denmark, which is, as at the Closing Date, the immediate Holding Company of the Company and the immediate Subsidiary of Topco.

“Intercreditor Agreement” means the intercreditor agreement entered into or to be entered into between, amongst others, the Bridge Finance Parties, the Senior Finance Parties, and, after issue of the High Yield Notes, the High Yield Notes Trustee (or in the case of any other refinancing of the Bridge Facility, the equivalent under that other refinancing), the Company, the Original Intercompany Lenders and the Original Intercompany Borrowers (as defined in the intercreditor agreement) in the Agreed Form.

“Interest Cover” has the meaning given to such term in Clause 19.1 (Financial definitions) of the Bridge Facility Agreement.

“Interest Period” means in relation to a Loan, each period determined in accordance with Clause 8.4 (Interest Periods) and in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default Interest).

“Interest Rate” means 12.75%.

“Investor Documents” means:

(a)                             the memorandum and articles of association of Midco;

(b)                            any subscription agreement for shares of Midco;

(c)                             any Permitted Subordinated Debt Document (as defined in the Bridge Facility Agreement);

(d)                            the Intercreditor Agreement; and

(e)                             the Investors’ Equity Commitment Letter.

“Investors” means the Initial Investors and any of their assignees or transferees and any assignee or transferee (direct or indirect) of any interest in the Company.

“Investors’ Equity Commitment Letter” means the letters dated on or about the date of this Agreement in the Agreed Form between the Initial Investors and the Holdcos containing, amongst other things, a commitment by the Initial Investors to make available directly or indirectly to Bidco an amount (when taken together, and without double counting) equal to at least €1,800,000,000 or, if greater, such other amount as per the Agreed Sources and Uses Spreadsheet.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity which in any such case is not a member of the Group but in which a member of the Group has a direct or indirect equity or similar interest.

“Legal Due Diligence Report” means (a) the legal due diligence report prepared by Bech-Bruun, in relation to Danish law-governed matters, with input from Abel & Skovgård Larsen Law Firm in relation to Danish labour law and works council matters, Baker & McKenzie Zurich, Switzerland, in relation to Swiss-law governed matters, Gleiss-Lutz in relation to Polish-law governed matters and relating to the Target Group in the Agreed Form and (b) the legal due diligence report prepared by Simpson Thacher & Bartlett LLP, in relation to English and New York law-governed matters relating to the Target Group in the Agreed Form.

“Legal Reservations” means:

(a)                             the principle that equitable remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors and similar principles or limitations under the laws of any applicable jurisdiction;

(b)                            the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim and similar principles or limitations under the laws of any applicable jurisdiction; and

(c)                             any general principles, reservations or qualifications, in each case as to matters of law as set out in any legal opinion delivered to the PIK Facility Agent pursuant to Clause 4.1 (Conditions precedent) or delivered in connection with any other provision of or otherwise in connection with any PIK Finance Document (provided that where any such legal opinion has been delivered in relation to the Company and/or a particular document, the said general principles, reservations or qualifications shall only be deemed to apply to the Company and/or document (other than in the case where the definition is used in respect of any person and/or a document in respect of which a legal opinion has not been rendered under this Agreement, where the said general principles, reservations or qualifications shall, to the extent applicable, be deemed to apply to such person and/or document)).

“Lender” means:

(a)                             any Manager; and

(b)                            any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 22 (Changes to the Lenders).

“Licence” means any licence or authorisation issued to a member of the Target Group for the undertaking of:

(a)                             in Denmark, a universal mobile telecommunications service;

(b)                            in Denmark, Germany, Poland, Sweden and Switzerland, a DCS/GSM cellular mobile telecommunications service;

(c)                             In Denmark, a voice telephony service;

(d)                            in Denmark, the construction and operation of a telecommunications network;

(e)                             in Denmark, the provision of data services over telecommunications networks; and

(f)                               in Denmark, the resale of capacity on telecommunications networks,

(together, the “Initial Licences”) and any other licence or authorisation issued to a member of the Target Group by any relevant authority in connection with the Initial Licences or for cellular mobile telephony under a different technology standard in each case to the extent that any such licence or authorisation is required under applicable law for the designated purpose.

“Loan” has the meaning assigned to such term in Clause 2.1 (the Commitment).

“Majority Lenders” means (i) prior to the Closing Date the Managers voting as a class whose Commitments (measured as of the date hereof) aggregate more than 50 per cent. of the aggregate principal amount of total Commitments (measured as of the date hereof) and (ii) after the Closing Date a Lender or Lenders and/or Holders voting as a class whose Loans and any PIK Notes aggregate more than 50 per cent. of the aggregate principal amount of the Loans and any PIK Notes outstanding at such time (or if no Loans are outstanding, a Lender or Lenders whose Commitments aggregate more than 50 per cent. of the aggregate amount of Commitments at such time).

“Margin Stock” has the meaning given to that term in Regulation U of the Board as in effect from time to time.

“Market Purchase Agreement” means the agreement dated on or about the date of this Agreement between, inter alia, Midco, Bidco and JPMorgan Chase Bank, N.A.

“Market Purchase Facility Agreement” means a €1,050,000,000 market purchase facility agreement entered into between Midco and The Royal Bank of Scotland plc on or about the date of this Agreement.

“Market Purchases” means market and other purchases of Target Shares (other than pursuant to the Offer or any Compulsory Acquisition Procedure).

“Market Report” means a market report prepared by Bain & Company in relation to the Midco Group in the Agreed Form.

“Material Adverse Effect” means any event or circumstance which has a material adverse effect on:

(a)                             the business, assets or financial condition of the Group taken as a whole (but taking into account (i) any insurance, warranty or other claim or indemnification in respect of such event or circumstances held by any member of the Group or to which any member of the Group is entitled to benefit (and having regard to the creditworthiness of each insurer, warrantor or indemnifier) and (ii) any commitment by any person to provide any additional contribution or subscription of equity or Permitted Subordinated Debt directly or indirectly to the Company, having regard to the creditworthiness of the person and the latest date by which such payment is committed to be made); or

(b)                            the ability of the Group taken as a whole to perform its payment obligations under the PIK Finance Documents (but taking into account (i) any insurance, warranty or other claim or indemnification in respect of such event or circumstances held by any member of the Group or to which any member of the Group is entitled to benefit (and having regard to the creditworthiness of each insurer, warrantor or indemnifier) and (ii) any commitment by any person to provide any additional contribution or subscription of equity or Permitted Subordinated Debt directly or indirectly to the Company, having regard to the creditworthiness of the person and the latest date by which such payment is committed to be made).

“Material Company” means, at any time:

(a)                             the Company;

(b)                            [reserved];

(c)                             a member of the Group which:

(i)                                  has earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA but excluding intra-Group items) representing five per cent. or more of Consolidated EBITDA; or

(ii)                               has gross assets (excluding intra-Group items) representing five per cent. or more of the gross assets of the Group,

in each case calculated on a consolidated basis;

(d)                            each Holding Company (provided that it is a member of the Group) of any company that is a Material Company pursuant to paragraph (c) above; and

(e)                             a Subsidiary of the Company to which it has been transferred (whether in a single transaction or a series of transactions (whether related or not)) the whole or substantially the whole of the assets of a Subsidiary which immediately prior to such transaction(s) was a Material Company.

For the purposes of this definition if a Subsidiary becomes a Material Company under paragraph (e) above, the Material Company by which the relevant transfer was made shall, subject to paragraphs (c) and (d) above, cease to be a Material Company.

Compliance with the conditions set out in paragraphs (c)(i) and (c)(ii) above shall be determined by reference to the most recent annual Compliance Certificate supplied by the Company and/or the latest audited financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest audited consolidated financial statements of the Group (or (in either case) if such audited financial statements are not available or required by law, such other accounts as available).

However if a Subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Group were prepared, the financial statements shall be adjusted in order to take into account the acquisition of that Subsidiary.

A report by the auditors of the Company that a Subsidiary is or is not a Material Company shall, in the absence of manifest error, be conclusive and binding on all Parties.

“Maturity Date” means the eleventh anniversary of the Closing Date or, if such date is not a Business Day, the Business Day next preceding such eleventh anniversary.

“Midco” means Nordic Telephone Company Holding ApS, a company with limited liability incorporated under the laws of the Kingdom of Denmark (with CVR number 29174202) having its seat in Denmark and its registered office at c/o Bech-Bruun Langelinie, Alle 35, 2100 København, Denmark.

“Midco Group” means Midco and its Subsidiaries.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)                             if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)                            if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)                             if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period. Monthly shall be construed accordingly.

“Monthly Financial Statements” means any financial statements delivered pursuant to paragraph (c) of Clause 17.11 (Financial Statements).

“Moody’s” means Moody’s Investors Service Limited or any successor to its ratings business.

“Net Debt Service” has the meaning given to such term in Clause 19 (Financial covenants) of the Bridge Facility Agreement.

“New Equity” means:

(a)                             a subscription for ordinary shares in the Company; or

(b)                            any other form of equity contribution to the Company previously agreed to by the PIK Facility Agent (acting reasonably) in writing,

in each case where such subscription or contribution does not result in a Change of a Control Event.

“New PIK Facility Date” means the date that is 30 days after the date hereof (or such earlier date which the Company and the PIK Facility Agent can reasonably achieve) and in any event at least 10 Business Days prior to the Closing Date; provided that if the form of the New PIK Facility Agreement is not agreed by such date, the date that is as soon as practicable thereafter.

“Non-Core Asset” means a member of the Group together with, where applicable, its Subsidiaries (that were Subsidiaries of such member of the Group as at the date of this Agreement) or any of the assets of such member of the Group that is not and does not constitute all or any part of the Core Assets.

“Non-Core Asset Disposal” means a disposal of the entire issued share capital of a Non-Core Asset or all or any part of any of its businesses.

“Notes Guarantee” has the meaning given to such term in the Intercreditor Agreement.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offer” means the offer to be made by Bidco to acquire the Target Shares substantially on the terms and conditions set out in the Offer Documents, as that offer may from time to time be amended, extended, revised or waived in accordance with this Agreement.

“Offer Advertisement” means an advertisement to be published through the Copenhagen Stock Exchange A/S and published, issued or otherwise placed in one or more daily Danish national newspapers by or on behalf of Bidco announcing or otherwise setting out the terms and conditions of the Offer in accordance with Section 9 of the Danish Takeover Order.

“Offer Documents” means the Offer Advertisement and the Offering Circular, each in the Agreed Form and any amendments or supplements thereto not in breach of this Agreement.

“Offering Circular” means the public offer document approved by the Copenhagen Stock Exchange A/S setting out the terms of the Offer.

“Original Financial Statements” means the consolidated audited financial statements for the Target and its Subsidiaries for the financial year ended 31 December 2004.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Acquisition” means an acquisition satisfying the requirements of paragraph (b)(viii) of Clause 20.7 (Acquisitions).

“Permitted Payment” means:

(a)                             the payment:

(i)                                  of any amount payable under the PIK Finance Documents, the Senior Finance Documents, the Bridge Finance Documents or the High Yield Notes Documents;

(ii)                               of any amount payable under the Permitted Subordinated Debt Documents which would be permitted as, and is in lieu of, a dividend under paragraph (b) of the definition below;

(iii)                            of any amount to the Company to enable it to satisfy obligations permitted by the terms of this Agreement to be incurred by the Company on behalf of or in respect of the obligations of other members of the Group;

(iv)                           of any amount payable in respect of Transaction Costs;

(v)                              of reasonable third party costs and expenses incurred by the Investors in connection with the Offer (and its financing) and the Transaction Documents in accordance with the Agreed Sources and Uses Spreadsheet;

(vi)                           of the financial arrangement fees of the Initial Investors in accordance with the Agreed Sources and Uses Spreadsheet;

(vii)                        of an annual monitoring fee to the Investors in accordance with the Business Plan;

(viii)                     to any of the Investors or an advisor to any Investor (not constituting part of any management or monitoring fee, royalty fee or similar fee or other investment return) for corporate finance, M&A and transaction advice actually provided to the Group on bona fide arm’s length commercial terms; or

(ix)                             of amounts in order, and to the extent necessary, to:

(A)                                          enable the Holding Companies of Midco to pay (aa) their operating costs and any audit fees, legal fees, directors’ endowments, directors’ insurance and any other proper and necessary incidental expenses required to register and maintain their corporate existence, up to a maximum of €5,000,000 in aggregate for all such Holding Companies in each financial year of the Company and (bb) charges, fees and other expenses relating to the PIK Facility or any similar or replacement facility up to (other than in the case of annual agency fees (provided that these are in an amount that is not materially different to the amount of the first annual PIK agency fee set out in the Agreed Sources and Uses Spreadsheet) and other amounts set out in the Agreed Sources and Uses Spreadsheet) the amount approved by the PIK Facility Agent (acting on the instructions of the Majority Lenders) and, outside of any default or distress situation, any consent fee for the amendment of this Agreement which is reasonable and customary for that type of amendment;

(B)                                            acquire the shares of any management leavers under any share option or other management incentive plan (and/or to purchase or repay any related loans) and/or to make other compensation payments to management leavers;

(C)                                            pay all Taxes for which the Company’s Holding Companies are liable to the extent that those Taxes are attributable to the business of the Group and to the extent that the Taxes do not arise as a result of activities that are in breach of this Agreement, provided that no member of the Group may make any payment in respect of Taxes to any of Midco’s Holding Companies unless the amount so paid is required by the ultimate recipient in order to make a payment to the relevant tax authorities;

(D)                                           after the date on which Senior Pushdown occurs, pay any fees, expenses or other costs incurred by Midco in acting as or maintaining its existence as a holding company or arising by operation of law or in the course of the ordinary administration of its business or for any Transaction Costs payable by Midco;

(E)                                             after the date on which Senior Pushdown occurs, pay for any liabilities of Midco for or in connection with any Taxes, provided that no member of the Group may make any payment in respect of Taxes to Midco unless the amount so paid is required by it in order to make a payment to the relevant tax authorities;

(F)                                             after the date on which Senior Pushdown occurs, pay for any amount due under any employment contracts for employees of Midco or service contracts for directors of Midco; and

(G)                                            after the date on which the Senior Pushdown occurs, pay for an amount equal to any insurance premiums, fees or costs payable by Midco;

provided in all cases (save, in the case of sub-paragraph (ix)) that no Event of Default is outstanding;

(b)                            to the extent lawful under applicable law, the payment (in cash) of interim and final dividends provided that:

(i)                                  [reserved];

(ii)                               such dividend is funded entirely from the Excluded Non-Core Asset Proceeds not otherwise applied in accordance with, and as required by, the terms of this Agreement, provided that:

(A)                                          the Gross Non-Core Asset Disposal Proceeds (as defined in the Bridge Facility Agreement) were at least €2,000,000,000 (or the equivalent in other currencies) and the amount required under this Agreement to be prepaid as a result of the Non-Core Asset Disposal having been made has been prepaid in full in accordance to Clause 7.6 (Disposal Proceeds); and

(B)                                            no Event of Default is outstanding;

(c)                             the payment of any amount from the Company to a Holdco that would be a Permitted Payment (as defined in the Bridge Facility Agreement) in respect of a payment from Midco to the Company under the Bridge Facility Agreement; or

(d)                            any payments that are contemplated to be made to Midco under or pursuant to any step set out in the Structure Memorandum.

“Permitted Reorganisation” means:

(a)                             an acquisition by way of merger (not involving any Holdcos other than Bidco) provided that the acquisition is a Permitted Acquisition or is contemplated by the Structure Memorandum; and

(b)                            an amalgamation, demerger, merger, consolidation, re-organisation or corporate reconstruction on a solvent basis of a member of the Group (not involving the Company, Midco or any Holdco) whether in relation to the business or assets or shares of that member of the Group or otherwise, where all of the business and assets of that member remain within the Group and the percentage of any minority interest in the Target (or, if applicable, the Phase Two Entity) held by any person which is not a member of the Group is not increased (unless otherwise permitted under Clause 20.11 (Disposals), excluding for this purpose sub-paragraph (b)(x) of that Clause) and if that member of the Group was a Senior Obligor (as defined in the Bridge Facility Agreement) immediately prior to that amalgamation, demerger, merger, consolidation, re-organisation or corporate reconstruction, all of the business and assets of that member are retained by one or more other Senior Obligors and:

(i)                                  to the extent such action results in a merger, the surviving entity of that amalgamation, demerger, merger, consolidation, re-organisation or corporate reconstruction is liable for the obligations to the Finance Parties under the PIK Finance Documents of the member of the Group it has merged with;

(ii)                               the surviving entity of that amalgamation, demerger, merger, consolidation or corporate reconstruction is incorporated in the same jurisdiction as that member of the Group (or, if a merger relates to two or more members of the Group, the same jurisdiction as one of those members of the Group); and

(iii)                            the PIK Facility Agent is given 15 Business Days’ notice by the Company of that proposed amalgamation, demerger, merger, consolidation, re-organisation or corporate reconstruction; and

(c)                             any other amalgamation, demerger, merger, consolidation or corporate reconstruction to which the Majority Lenders have given their consent; and

(d)                            any step or other matter set out in or contemplated by the Structure Memorandum; and

(e)                             any step or other matter arising as a consequence of an undertaking in or other obligation under this Agreement.

“Permitted Subordinated Debt” means any loan made to the Company or other Financial Indebtedness borrowed by the Company:

(a)                             which:

(i)                                  does not provide for any cash pay interest;

(ii)                               has a maturity date later than the date falling 12 years after the Closing Date;

(iii)                            does not receive any credit support from any member of the Group other than the Company as borrower on an unsecured basis;

(iv)                           does not require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the 12th anniversary of the Closing Date;

(v)                              contains no change of control provisions and has no right to declare a default or event of default or take any enforcement action prior to the 12th anniversary of the Closing Date;

(vi)                           is unsecured; and

(vii)                        is fully subordinated and junior in right of payment to the Loans pursuant to customary subordination terms for similar loans or Financial Indebtedness; or

(b)                            which, if it does not fall within paragraph (a) above, is otherwise on terms acceptable to, and approved by, the Majority Lenders (acting reasonably).

“Permitted Subordinated Debt Document” means each document evidencing Permitted Subordinated Debt.

“Phase One Debt Pushdown Date” has the meaning given to that term in the Senior Facilities Agreement.

“Phase One Dividend” has the meaning given to that term in Clause 20.29 (Target dividends).

“Phase Two Date” means the date, if any, on which a Permitted Reorganisation pursuant to Step 5 of that part of the Structure Memorandum prepared by Bech-Bruun and Step 3 of that part of the Structure Memorandum prepared by PricewaterhouseCoopers LLP is completed.

“Phase Two Debt Pushdown Date” has the meaning given to that term in the Senior Facilities Agreement.

“Phase Two Dividend” has the meaning given to that term in Clause 20.29 (Target dividends).

“Phase Two Entity” means Bidco or, after the Phase Two Date, the surviving entity of a Permitted Reorganisation pursuant to Step 5 of that part of the Structure Memorandum prepared by Bech-Bruun and Step 3 of that part of the Structure Memorandum prepared by PricewaterhouseCoopers LLP.

“PIK Debt” means all present and future moneys, debts and liabilities due, owing or incurred by the Company to any Finance Party under or in connection with any PIK Finance Document or PIK Document (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently, and whether as principal, surety or otherwise), together with any related Additional Debt.

“PIK Documents” means the PIK Note Indenture and the PIK Notes.

“PIK Exchange Date” means the date 20 Business Days after the earlier of (i) the issuance of any High Yield Notes, (ii) the issuance of any Demand Securities (as defined in the engagement letter relating to the issuance of High Yield Notes) or (iii) the issuance of any Exchange Notes, provided that such date may be postponed for so long as and to the extent that legal or regulatory restrictions make it reasonably necessary in the opinion of the Company’s counsel or otherwise desirable as the Arrangers and the Company may determine in their reasonable discretion.

“PIK Facility” means the facility made available under this Agreement.

“PIK Facility Fee Letter” means any letter or letters entered into by reference to this Agreement between any one or more of the Finance Parties and the Company.

“PIK Finance Documents” means each of: (a) this Agreement; (b) any Accession Letter; (c) any Utilisation Request; (d) any Transfer Certificate and (e) any other document or agreement designated as such by the PIK Facility Agent and the Company.

“PIK Note Holders” means registered holders of the PIK Notes.

“PIK Note Indenture” shall have the meaning assigned to such term in Clause 20.33.1.

“PIK Notes” shall mean the securities issued under the PIK Note Indenture with such terms and conditions described in Schedule 15 hereto.

“Polkomtel” means the Target’s interest in the Polish mobile phone business of Polkomtel S.A.

“Prepayment Account” has the meaning given to such term in the Bridge Facility Agreement.

“Pro Rata Share” means the proportion which a Lender’s Commitment bears to all the Commitments.

“Quarterly Financial Statements” means any financial statements delivered pursuant to paragraph (b) of Clause 18.1 (Financial statements).

“Re-investment Proceeds” means disposal proceeds that are contracted to be used or are used to purchase or invest in assets to be used in the business of the Group in the manner contemplated by sub-paragraph (b)(vi) of Clause 20.10 (Disposals) or as otherwise agreed under this Agreement, but do not include Polkomtel Disposal Proceeds (as defined in the Bridge Facility Agreement).

“Related Fund” means, in relation to a trust, fund or other entity, another trust, fund or other entity which:

(a)                             is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets; and

(b)                            has the same fund manager or asset manager or, if managed by different fund managers or asset managers, the fund managers or asset managers are Affiliates, or is owned by the same person as the first trust, fund or other entity.

“Relevant Interbank Market” means, in relation to euro, the European interbank market and, in relation to U.S. Dollars, the London interbank market.

“Relevant Jurisdiction” means, in relation to the Company, its jurisdiction of incorporation.

“Relevant Period” has the meaning given to such term in Clause 19.1 (Financial definitions) of the Bridge Facility Agreement.

“Repeating Representations” means the representations and warranties in Clauses 17.1 (Status), 17.2 (Binding obligations), 17.3 (Non-conflict with other obligations), 17.4 (Power and authority), 17.5 (Authorisations) and 17.16 (Good title to assets).

“Reports” means the Accounting Report, the Legal Due Diligence Reports and the Market Report.

“Retained Excess Cash” means Excess Cashflow (as defined in the Senior Facilities Agreement) in respect of any financial year of the Company ending on or after 1 January 2006 not required to be applied in prepayment of the Senior Facilities in accordance with Clause 11.10 (Excess cash) of the Senior Facilities Agreement.

“Retained Proceeds” means the aggregate of:

(a)                             any New Equity received by the Company and on-lent to, or subscribed for in equity in, a member of the Group after the Closing Date;

(b)                            any Permitted Subordinated Debt;

(c)                             any Retained Excess Cash;

(d)                            any Flotation Proceeds (as defined in the Bridge Facility Agreement) that Midco is not required to apply in prepayment of the Senior Facilities in accordance with Clause 11.8 (Disposal, Insurance, Report and Flotation Proceeds) of the Bridge Facility Agreement;

(e)                             any Unused Amount that is, at such time, able to have been carried to that financial year pursuant to Clause 19.2 (Capital Expenditure) of the Bridge Facility Agreement;

(f)                               any Re-investment Proceeds; and

(g)                            any Retained Polkomtel Disposal Proceeds (as defined in the Bridge Facility Agreement);

provided that no such amount may be used to increase a limit or basket under this Agreement or utilized for a purpose permitted under this Agreement more than once.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor to its ratings business.

“SEC” means the U.S. Securities and Exchange Commission.

“Security” means:

(a)                             any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security or security interest or any other agreement or arrangement having a substantially similar effect; and

(b)                            a transaction under which any member of the Group will:

(i)                                  sell, transfer or otherwise dispose of any of its assets on terms whereby they are contractually required to be leased to or re-acquired by any other member of the Group;

(ii)                               sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)                            enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)                           enter into any other arrangement with the effect of conferring a preferential right to assets in an insolvency,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

“Senior Facilities” means the facilities made available by the Senior Lenders under the Senior Facilities Agreement.

“Senior Facilities Agreement” means the €9,600,000,000 senior facilities agreement dated on or about the date of this Agreement between Midco, certain Group Companies as borrowers and guarantors, the Senior Lenders, the Senior Facility Agent and J.P. Morgan Europe Limited as security agent, as amended, supplemented or otherwise modified from time to time.

“Senior Facility Agent” means the Facility Agent under the Senior Facilities Agreement.

“Senior Finance Documents” means the Senior Finance Documents under and as defined in the Senior Facilities Agreement.

“Senior Finance Parties” means the Finance Parties under the Senior Facilities Agreement.

“Senior Lenders” means the Lenders under the Senior Facilities Agreement.

“Senior Management” means each of the chief executive officer, chief operating officer and the chief financial officer of the Group.

“Senior Pushdown” has the meaning given to such term in the Intercreditor Agreement.

“Senior Obligor” means an Obligor under the Senior Facilities Agreement.

“Specified Time” means a time determined in accordance with Schedule 9 (Timetables).

“Structure Memorandum” means the structure reports relating to the Offer, the Senior Facilities, the Bridge Facility and the PIK Facility prepared by Bech-Bruun and PricewaterhouseCoopers LLP in the Agreed Form.

“Subsidiary” means, in relation to any company or corporation, a company or corporation:

which is controlled, directly or indirectly, by the first mentioned company or corporation; or

(a)                             more than half the issued voting share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

(b)                            which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Target” means TDC A/S.

“Target Bonds” means:

(a)                             the DEM 500,000,000 5.00% Notes due 2008, (ISIN: XS0088684849)issued by the Target;

(b)                            the JPY 3,000,000,000 1.28% Notes due 2008, (ISIN: XS0131967613) issued by the Target;

(c)                             the €350,000,000 5.625% Notes due 2009, (ISIN: XS0142545796) issued by the Target;

(d)                            the €1,000,000,000 5.20% Notes due 2010, (ISIN: XS0161466254) issued by the Target;

(e)                             the €700,053,000 3.875% Notes due 2011, (ISIN: XS0207600528) issued by the Target; and

(f)                               the €750,000,000 6.50% Notes due 2012, (ISIN: XS0146556385) issued by the Target.

“Target Group” means the Target and its Subsidiaries to be acquired by Bidco pursuant to the Offer.

“Target Shares” means the shares the subject of the Offer, being all of the issued shares in the capital of the Target (including any Treasury Stock and any shares of the Target issued while the Offer remains open for acceptance and any shares represented by ADRs) and any such shares issued or to be issued following the exercise of any stock options.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Deduction” has the meaning given to such term in Clause 11.1 (Tax definitions).

“Tender” means any tender offer or call for or market or other purchase or redemption of any Target Bonds (and/or any consent solicitation with respect to any Target Bonds) to the extent launched, offered, called or made such that it is able to be completed prior to the date falling four Months after the Closing Date.

“Term Facilities” has the meaning given to such term in the Senior Facilities Agreement.

“Topco” means Nordic Telephone Company Investment ApS, a company with limited liability incorporated under the laws of the Kingdom of Denmark (with CVR number 29173141) having its seat in Denmark and its registered office at Langelinie, Alle 35, 2100 København Ø, Denmark, which is owned directly or indirectly by the Investors.

“Transaction Costs” means all non-periodic fees, costs and expenses, stamp, registration and other Taxes and advisory or financing fees incurred by any member of the Group (or any Holding Company of the Company) in connection with the Transaction Documents and/or the Offer (or the financing thereof) and/or any Tender in an amount previously agreed by the Company and the Arrangers (as the same is provided for in the Agreed Sources and Uses Spreadsheet).

“Transaction Documents” means:

(a)                             the Offer Documents;

(b)                            the Bridge Finance Documents;

(c)                             the Senior Finance Documents;

(d)                            the PIK Finance Documents; and

(e)                             the Investor Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or in any other form agreed between the PIK Facility Agent and the Company.

“Transfer Date” means, in relation to a transfer, the later of:

(a)                             the proposed Transfer Date specified in the Transfer Certificate; and

(b)                            the date on which the PIK Facility Agent executes the Transfer Certificate.

“Treasury Stock” means any issued share capital of the Target held by the Target.

“Treasury Transaction” means any derivative transaction entered into in connection with protection against or to benefit from fluctuations in any rate, price, index or credit rating.

“Unpaid Sum” means any sum due and payable but unpaid by the Company under the PIK Finance Documents.

“US” or “United States” means the United States of America.

“USA Patriot Act”  means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 of the United States.

“Utilisation Date” means any date on which the PIK Facility is utilised by the drawing of a Loan.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Utilisation Request).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

“Vendor Financing” means any Financial Indebtedness of a member of the Group to a vendor of equipment (or its Affiliate) in respect of or arising under or in connection with the supply of equipment by such vendor to a member of the Group on arms’ length terms (or better).

1.2                                 Construction

(a)                                   Unless a contrary indication appears, a reference in this Agreement to:

(i)                                  any “Arranger”, any “Finance Party”, any “Lender”, any “Party” and the “PIK Facility Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)                               an “agreement” includes any legally binding arrangement, contract, deed or instrument (in each case whether oral or written);

(iii)                            an “amendment” includes any amendment, supplement, variation, novation, modification, replacement or restatement (however fundamental) and amend and amended shall be construed accordingly;

(iv)                           “assets” includes businesses, undertakings, securities, properties, revenues or rights of every description and whether present or future, actual or contingent;

(v)                              a “company” includes a company, a corporation or a limited partnership;

(vi)                           a “consent” includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

(vii)                        a “disposal” includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary and “dispose” will be construed accordingly;

(viii)                     the “European interbank market” means the interbank market for sterling, euro or other currencies operating in Participating Member States;

(ix)                             the “equivalent” in any currency (the “first currency”) of any amount in another currency (the “second currency”) shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at the PIK Facility Agent’s spot rate of exchange for the purchase of the first currency with the second currency in the London foreign exchange market at or about 11:00 a.m. on a particular day (or at or about such time and on such date as the PIK Facility Agent may from time to time reasonably determine to be appropriate in the circumstances);

(x)                                a “guarantee” includes:

(A)                                        indemnity, counter-indemnity, guarantee or assurance against loss in respect of any indebtedness of any person; and

(B)                                          any other obligation of any person, whether actual or contingent:

(i)                    to pay, purchase, provide funds (whether by the advance of money to, the purchase of or subscription for shares or other investments in any person, the purchase of assets or services, the making of payments under an agreement or otherwise) for the payment of, to indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person; or

(ii)                 to be responsible for the performance of any obligations by or the solvency of any other person,

and “guaranteed” and “guarantor” shall be construed accordingly;

(xi)                             “including” means including without limitation and “includes” and “included” shall be construed accordingly;

(xii)                          “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(xiii)        a “participation” of a Lender in a Loan means the amount of such Loan which such Lender has made or is to make available and thereafter that part of the Loan which is owed to such Lender;

(xiv)       a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(xv)        a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, but if not having the force of law being one with which it is the practice of the relevant person to comply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xvi)       “shares” includes shares or limited partnership interests and share capital includes partnership capital;

(xvii)      a PIK Finance Document or a Transaction Document or any other agreement or instrument is a reference to that PIK Finance Document or Transaction Document or other agreement or instrument as amended or novated (however fundamentally) and includes any increase in, extension of or change to any facility made available under any such agreement or instrument;

(xviii)     a provision of law is a reference to that provision as amended or re-enacted;

(xix)        a time of day is a reference to London time; and

(xx)         the singular includes the plural (and vice versa).

(b)                                  Section, Clause and Schedule headings are for ease of reference only.

(c)                                   Unless a contrary indication appears, a term used in any other PIK Finance Document or in any notice given under or in connection with any PIK Finance Document has the same meaning in that PIK Finance Document or notice as in this Agreement.

(d)                                  Representations and warranties made on or before the Closing Date in respect of matters relating to members of the Target Group are qualified by the awareness of the entity giving those representations and warranties.

(e)                                   Representations and warranties qualified by the awareness of the Company giving those representations and warranties are made by reference to, and are limited to the actual knowledge of the Company at the relevant time.

(f)                                     A Default or an Event of Default is continuing if it has not been remedied or waived.

(g)                                  Any accounting or financial term shall, unless otherwise indicated, be construed in accordance with the Accounting Principles.

(h)                                  No personal liability shall attach to any director, officer or employee of any member of the Group for any representation or statement made by that member of the Group in a certificate signed by a director, officer or employee save in the case of gross negligence or fraud in which case liability (if any) will be determined in accordance with applicable law.

(i)                                      Where a person (the “first person”) is required to “ensure” or “procure” certain acts or circumstances in relation to any other person (the “second person”) and the first person owns 90 per cent. or less of the equity in the second person and the balance of the equity is not owned by an Affiliate of the first person, such first person shall only be obliged to use its best efforts, subject to all limitations and restrictions on the influence it may exercise as a parent or shareholder over such second person, pursuant to any agreement with the other shareholders or pursuant to any applicable law which requires the consent of the other shareholders, and its obligation to ensure or procure shall not be construed as a guarantee for such acts or circumstances.

(j)                                      In the event that the High Yield Notes are not issued and the Group undertakes an alternative refinancing of the Bridge Facility, references in this Agreement to the High Yield Notes and related definitions shall be construed to apply to such alternative refinancing provided that, to the extent applicable, such alternative refinancing is on terms which are subject to or substantially consistent with the Intercreditor Agreement.

(k)                                   In relation to:

(i)                                  the “permitted acquisitions” general basket annual limit specified in sub-paragraph (b)(viii)(A)(X) of Clause 20.7 (Acquisitions), but excluding for this purpose any amount by which this is increased by the addition of Retained Proceeds, Re-investment Proceeds or Excluded Polkomtel Disposal Proceeds at any time;

(ii)                               the “permitted joint venture investments” general basket annual limits specified in sub-paragraphs (b)(iii) and (c) of Clause 20.8 (Joint Ventures); and

(iii)                            the “permitted disposals” general basket annual limit specified in sub-paragraph (b)(xxi) of Clause 20.10 (Disposals),

(each an “original basket amount”),

in any financial year of the Company (the “Original Financial Year”), an amount equal to 50 per cent. of each original basket amount that is not applied in that Original Financial Year (the “Available Amount”) may be carried forward to the immediately following financial year (the

“Carry Forward Year”) and added to the relevant corresponding basket in the Carry Forward Year so that the amount of such basket is increased by an amount equal to the Available Amount, provided that in any Carry Forward Year, any available basket amount shall be applied after any Available Amount carried forward into such Carry Forward Year.

1.3                                 Currency Symbols and Definitions

(a)                                   “€” and “euro” mean the single currency unit of the Participating Member States.

(b)                                  “US$” and “US Dollars” mean the lawful currency for the time being of the United States of America.

(c)                                   “DKK” and “Danish Kroner” means the lawful currency for the time being of the Kingdom of Denmark.

(d)                                  “CHF” and “Swiss Francs” means the lawful currency for the time being of Switzerland.

(e)                                   “£” and “Sterling” means the lawful currency for the time being of the United Kingdom.

1.4                                 Third party rights

(a)                                   Unless expressly provided to the contrary in a PIK Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement.

(b)                                  Notwithstanding any term of any PIK Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement or any PIK Finance Document at any time.

1.5                                 [Reserved]

SECTION 2

THE FACILITY

2.                                       THE FACILITY

2.1                                 The Commitment

Subject to the terms and conditions set forth herein, each Lender agrees to make one or more loans (individually, a “Loan” and collectively, the “Loans”) to the Company from and including the Closing Date to and including the end of the Availability Period in an aggregate principal amount not to exceed its Commitment.

3.                                       PURPOSE

3.1                                 Purpose

Each Loan may only be used in or towards:

(i)                                  financing the consideration payable by Bidco for the acquisition by it of Target Shares from accepting shareholders pursuant to the Offer and the cash settlement of any Treasury Stock and/or Target warrants, or the acquisition by it of those Target Shares to be acquired by it as a result of implementing any of the Compulsory Acquisition Procedures, the making of Market Purchases on or after the Closing Date and/or the refinancing of expenditure incurred by or on behalf of Midco or Bidco in making Market Purchases prior to the Closing Date, provided that such Target Shares are, or, upon the Loans being made will be owned by Bidco or subscribing for shares in (or making another type of capital contribution to) Bidco to enable it to carry out any such transaction; and

(ii)                               financing Transaction Costs.

3.2                                 Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.                                       CONDITIONS OF UTILISATION

4.1                                 Conditions precedent

(a)                                   The Lenders shall only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Loans if on or before the Utilisation Date with respect to such Loans the PIK Facility Agent has received in form and substance satisfactory to the PIK Facility Agent

(acting reasonably) all of the documents and evidence set out in Part I of Schedule 2 (Conditions Precedent to Signing).  The PIK Facility Agent shall notify the Company and the Lenders promptly upon being so satisfied with the matters set forth in this Clause 4.1(a).

(b)                                  Subject to Clause 4.2 (Certain funds) and Clause 21.18 (Clean-up period), the Lenders will only be obliged to participate in any Utilisation if on the date of the Utilisation Request (in respect of sub-paragraph (ii) only) and on the proposed Utilisation Date (in respect of sub-paragraphs (i) and (ii)):

(i)                                  Bidco has received (indirectly) from the Investors proceeds by way of equity subscription in an amount equal to at least €1,800,000,000 or, if greater, such other amount as per the Agreed Sources and Uses Spreadsheet; and

(ii)                               (X) in relation to any Loans requested to be made on the Closing Date, all the representations and warranties in Clause 17 (Representations) are true in all material respects or (Y) in relation to any Loans requested to be made after the Closing Date the Repeating Representations are true in all material respects.

4.2                                 Certain funds

(a)                                   Except as provided in paragraph (b) below and provided that paragraph (c) below has been complied with and notwithstanding any other term of this Agreement or any other PIK Finance Document, during the Certain Funds Period, the Finance Parties are not permitted or entitled to:

(i)                                  refuse or fail to make available or participate in any Loan;

(ii)                               cancel any Commitment;

(iii)                            exercise any right of rescission, termination, or similar right or remedy (whether under this Agreement or under any applicable law) or any other right of enforcement which it may have in relation to any Loan or Commitment;

(iv)                           accelerate, make demand or cause or require repayment or prepayment of any Loan or take any other step under Clause 21.17 (Acceleration);

(v)                              invoke any condition set out in Clause 4.1(b); or

(vi)                           exercise any right of set-off or counterclaim in respect of any Loan or the proceeds thereof.

(b)                                  Paragraph (a) above does not apply if the entitlement arises because:

(i)                                  the Company has not delivered on or before the Utilisation Date all of the documents and evidence required under Clause 4.1 (Conditions precedent) (unless the delivery of any condition precedent has been waived in accordance with this Agreement);

(ii)                               the Company has not delivered a Utilisation Request in accordance with Clause 5.1 (Delivery of a Utilisation Request);

(iii)                            the Offer has terminated or (unless the same is mandatorily imposed by the Danish FSA, or the Copenhagen Stock Exchange or other relevant regulatory body) an amendment or waiver of any of the material terms of the Offer (other than the extension of the Offer period or a reduction of the required level of acceptances to the Offer to an amount equal to or greater than 85 per cent.) has been made by any member of the Group (or any person on their behalf) without the consent of the Arrangers (acting reasonably) where such amendment or waiver is reasonably likely to affect materially and adversely the interests of the Lenders save that it is agreed that, notwithstanding any imposition as aforesaid, or not, any amendment or waiver that has the effect of reducing the level of acceptances to the Offer to an amount less than 85 per cent. is material and, if such an amendment or waiver was implemented or was imposed, it would be reasonably likely to affect materially and adversely the interest of the Lenders and the provisions of paragraph (a) are not applicable unless the Arrangers otherwise agree; or

(iv)                           in respect of any Loan requested to be made on the Closing Date, the board of directors of the Target has not recommended, or has withdrawn its recommendation at any time prior to the last day on which the Offer remains open for acceptances to the shareholders of the Target that they accept the Offer.

(c)                                   The Company has delivered to the PIK Facility Agent a certificate confirming (unless otherwise approved by the Arrangers) that there has been:

(i)                                  no termination of the Offer; and

(ii)                               having regard to paragraph (b) above the provisions of paragraph (a) are applicable to the requested Utilisation.

(d)                                  Subject to Clause 21.18 (Clean up period), nothing in this Clause 4.2 will affect the rights of any Lender in respect of any outstanding Default upon expiry of the Certain Funds Period irrespective of whether that Default occurred during the Certain Funds Period or not.

4.3                                 Adjustment Date Equity

On the Adjustment Date, Bidco must have received (indirectly) from the Investors proceeds by way of equity subscription in an amount equal to at least €1,800,000,000 or, if greater, such other amount as per the Agreed Sources and Uses Spreadsheet.

SECTION 3

UTILISATION

5.                                       UTILISATION

5.1                                 Delivery of a Utilisation Request

The Company may request that the Lenders make Loans by delivery to the PIK Facility Agent of a duly completed Utilisation Request not later than the Specified Time (or such later time as the PIK Facility Agent may agree).

5.2                                 Completion of a Utilisation Request

A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)                             the proposed Utilisation Date is a Business Day within the Availability Period; and

(b)                            the currency and amount of the Loans comply with Clause 5.3 (Currency and amount).

5.3                                 Currency and amount

The currency specified in a Utilisation Request must be euro.

5.4                                 Lenders’ participation

(a)                                   The PIK Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

(b)                                  The amount of each Lender’s share of the Loan will be its Pro Rata Share on the proposed Utilisation Date.

(c)                                   No Lender is obliged to participate in a Loan if as a result:

(i)                                  its share in the Loans would exceed its Commitment; or

(ii)                               the Loans would exceed the aggregate amount of the Commitments.

(d)                                  If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available to the PIK Facility Agent for the account of the Company by the Utilisation Date through its Facility Office.

(e)                                   The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making such Loan.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.                                       REPAYMENT

6.1                                 Repayment of Loans

(a)                                   The Loans will mature on the Maturity Date in accordance with the terms of this Agreement.

(b)                                  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                                   The PIK Facility Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable and capitalised or to become due and payable and capitalised from the Company to each Lender hereunder and (iii) any amount received by the PIK Facility Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                                  The entries made in the accounts maintained pursuant to Clause 6.1(b) and 6.1(c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the PIK Facility Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Loans in accordance with the terms of this Agreement.

(e)                                   The Company may not re-borrow any part of the PIK Facility which is repaid.

7.                                       PREPAYMENT AND CANCELLATION

7.1                                 Illegality of a Lender

If, at any time after a Lender becomes a party to this Agreement, it becomes unlawful in any applicable jurisdiction for such Lender to perform any of its obligations as contemplated by this Agreement or to make, fund, issue or maintain its participation in any Loan that Lender shall promptly notify the PIK Facility Agent upon becoming aware of that event and upon the PIK Facility Agent notifying the Company:

(a)                             the Commitments of that Lender shall immediately be reduced to zero and cancelled or, if required by the Company, on such date transferred to another bank or institution willing to accept that transfer; and

(b)                            the Company shall, on such date as the PIK Facility Agent shall have specified (being no earlier than the last day permitted by law), repay that Lender’s participation in the Loans (together with accrued interest on and all other amounts owing to that Lender under the PIK Finance Documents) or, if required by the Company, that Lender’s participations shall on such date be transferred at par to another bank or institution willing to accept that transfer (to the extent lawful for such Lender to undertake such transfer).

7.2                          Cancellation

(a)                                   Voluntary Cancellation

The Company may, if it gives the PIK Facility Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part of the Available Facility being, in the case of a cancellation in part, a minimum amount of €10,000,000.  Any cancellation under this Clause 7.2(a)  shall reduce rateably the Commitments of the Lenders.

(b)                                  Mandatory cancellation

(1)                                        If:

(a)                                       it is not possible to complete the Offer prior to the end of the Availability Period; or

(b)                                      the Offer is withdrawn or terminates,

all the Commitments will be immediately and automatically cancelled.

(2)                                        If the Company owns less than 100 per cent. of the Target Shares, and any prepayment of the Loans is made during the Availability Period, then the undrawn Commitments will be immediately and automatically cancelled in an amount equal to the amount of such prepayment multiplied by 100/A where “A” is the percentage of Target Shares owned by Bidco (or, if less, the aggregate amount of undrawn Commitments at such time).  Any cancellation under this Clause 7.2(B)(2) shall reduce ratably the Commitments of the Lenders.

7.3                          Voluntary prepayment

7.3.1                 Optional Prepayment

Except as set forth below and pursuant to Clause 7.3.2 (Optional Tax Redemption), the Company shall not be entitled to prepay the Loans at its option prior to the second anniversary of the Closing Date.

On and after the second anniversary of the Closing Date, the Company shall be entitled at its option to repay all or a portion of the Loans (but, if in part, being an amount that reduces the amount of the

Loans by a minimum of €5,000,000) upon not less than 30 nor more than 60 days’ notice to the PIK Facility Agent, at the repayment prices set forth below (expressed in percentages of principal amount on the repayment date), plus accrued interest to the repayment date (subject to the right of Lenders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the applicable period set forth below commencing on the first day of such period and ending on the last day of such period:

Anniversary of Closing Date	Repayment Price

Second anniversary to third anniversary	102.00%
Third anniversary to fourth anniversary	101.00%
On and after fourth anniversary	100.00%

In addition, prior to the second anniversary of the Closing Date, the Company shall be entitled at its option to repay all or a portion of the Loans upon not less than 30 nor more than 60 days’ notice at a repayment price equal to 100 per cent. of the principal amount thereof plus the Applicable Premium (defined below) and accrued and unpaid interest to, but not including, the applicable repayment date (subject to the right of Lenders of record on the relevant record date to receive interest due on the relevant interest payment date).

Any such repayment and notice pursuant to this Clause 7.3.1 (Optional Prepayment) may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent.

“Applicable Premium” means the greater of (A) 1 per cent. of the principal amount of such Loans and (B) the excess (to the extent positive) of:

(1)                                the present value at such repayment date of (i) the repayment price of such Loan on the second anniversary of the Closing Date (such repayment price (expressed in percentage of principal amount) being set forth in the table above under the first paragraph of this section (excluding accrued and unpaid interest)), plus (ii) all required interest payments due on such Loan to and including the second anniversary of the Closing Date (including accrued but unpaid interest), computed upon the repayment date using a discount rate equal to the Bund Rate at such redemption date plus 50 basis points; over

(2)                                the outstanding principal amount of such Loan.

“Bund Rate” means the yield to maturity at the time of computation of direct obligations of the Federal Republic of Germany (Bunds or Bundesanleihen) with a constant maturity (as officially compiled and published in the most recent financial statistics that has become publicly available at least two business days (but not more than five business days) prior to the repayment date (or, if such financial statistics are not so published or available, any publicly available source of similar market data selected by the Borrower in good faith)) most nearly equal to the period from the repayment date to the second anniversary of the Closing Date; provided, however, that if the period from the repayment date to the second anniversary of the Closing Date is not equal to the constant maturity of a direct obligation of the Federal Republic of Germany for which a weekly average yield is given, the Bund Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of direct obligations of the Federal Republic of Germany for which such yields are given, except that if the period from such repayment date to the second anniversary of the Closing Date is less than one year, the weekly average yield on actually traded direct obligations of the Federal Republic of Germany adjusted to a constant maturity of one year shall be used.

7.3.2                        Optional Tax Repayment

The Company shall be entitled to repay the Loans at its option, at any time as a whole or in part, upon not less than 30 nor more than 60 days’ notice, at 100 per cent. of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of repayment (subject to the right of Lenders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Loans, any additional amounts as a result of (i) a change in or an amendment to the laws (including any regulations promulgated thereunder) of The Kingdom of Denmark (or any political subdivision or taxing authority thereof or therein); or (ii) any change in or amendment to any official position or general interpretation regarding the application or interpretation of such laws or regulations, which change or amendment is announced or becomes effective on or after the date of this Agreement and such obligation cannot be avoided by the Company by taking reasonable measures available to the Company, as determined by the Company in its sole discretion.

7.4                                 Right of repayment and cancellation in relation to a single Lender

(a)                                   If:

(i)                                  any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 11.2 (Tax gross-up); or

(ii)                               any Lender claims indemnification from the Company or an Obligor under Clause 11.3 (Tax indemnity); or

(iii)                            [reserved]; or

(iv)                           any Lender becomes a Non-Consenting Lender or a Non-Funding Lender,

the Company may, while (in the case of paragraphs (i) or (ii) above) the circumstance giving rise to the requirement for increased payment or indemnification continues either (x) require the transfer of the whole of that Lender’s (the transferring Lender) Commitments and participations in Loans to another bank or institution willing to accept that transfer on the last day of the then current Interest Period or (y) subject to any limitations imposed by the Senior Facilities Agreement, the Bridge Facility Agreement or the Intercreditor Agreement, give the PIK Facility Agent notice of cancellation of the Commitments of that Lender and its intention to procure the repayment of that Lender’s participation in the outstanding Loans together with accrued interest and unpaid fees then due to such Lender.

(b)                                  On receipt of a notice referred to in paragraph (a)(y) above, the Commitments of that Lender shall immediately be reduced to zero.

(c)                                   Any notice delivered under paragraph (a)(x) above shall be accompanied by a Transfer Certificate complying with Clause 22.5 (Procedure for transfer), duly executed by the New Lender proposed by the Company, which Transfer Certificate shall be immediately accepted by the transferring Lender.

(d)                                  On the last day of the Interest Period in which the Company has given notice under paragraph (a)(y) above (or, if earlier, the date specified by the Company in that notice), the Company shall repay the relevant Lender’s participation in that Loan.

7.5                                 Exit

(a)                                   For the purpose of this Clause 7.5 and Clause 7.6 (Disposal Proceeds):

Change of Control means:

(i)                                  (x) (if a delisting of the Target Shares from the Copenhagen Stock Exchange has not occurred) prior to the earlier to occur of (1) a Flotation and (2) the Quarter Date on which the Debt Cover ratio of the Group is less than 3.75:1 provided that on such date Midco does not have any outstanding Utilisations (as defined in the Senior Facilities Agreement) under the Senior Facilities or (y) (if a delisting of the Target Shares from the Copenhagen Stock Exchange has occurred) prior to a Flotation:

(A)                                          the Initial Investors, together, ceasing to directly or indirectly beneficially own 50.1% or more of the issued voting share capital of, or ceasing to have the ability directly or indirectly to exercise at least 50.1% of the voting rights in, the Company; or

(B)                                            persons appointed, nominated or voted for by the Initial Investors, taken together, ceasing to form a majority of the board of directors (or equivalent body) of the Company; or

(C)                                            prior to the Phase Two Date:

I.                           the Company ceasing to directly beneficially own all of the issued share capital of Midco (save for any such shares required to be issued to any director or other officer of Midco); or

II.                       Midco ceasing to directly beneficially own all of the issued share capital of Bidco (save for any such shares required by applicable law to be issued to any director or other officer of Bidco); or

III.                   Bidco ceasing to directly beneficially own at least an amount equal to the greatest percentage of the issued shares in the Target owned by it at any time that are funded in whole or in part with the proceeds of utilizations of the Term Facilities and the Bridge Facility (but ignoring for this purpose any Target shares that are funded solely by equity proceeds provided for the purpose of such acquisition (excluding any amount of equity proceeds which the Investors are required to provide pursuant to paragraph (a) of Clause 4.1 (Conditions precedent) or Clause 4.2 (Adjustment Date Equity)) and are not funded with the proceeds of any utilisations of the Senior Facilities or the Bridge Facility (“Equity Funded Target Shares”)) and, in any event, from the settlement date relating to the Offer not less than 85 per cent. of the issues shares in the Target; or

(D)                                           after the Phase Two Date, the Company ceasing to directly beneficially own a percentage of the issued shares in the Phase Two Entity at least equal to the greatest percentage of the issued shares in the Target owned by Bidco at any time that are funded in whole or in part with the proceeds of utilisations of the Term Facilities and the Bridge Facility (but ignoring for this purpose any Equity Funded Target Shares) and, in any event, not less than 85 per cent. of the issued shares in the Phase Two Entity; or

(ii)                               (x) (if a delisting of the Target Shares from the Copenhagen Stock Exchange has not occurred) prior to the earlier to occur of (1) a Flotation and (2) the Quarter Date on which the Debt Cover ratio of the Group is less than 3.75:1 provided that on such date Midco does not have any outstanding Utilisations (as defined in the Senior Facilities Agreement) under the Senior Facilities or (y) (if a delisting of the Target Shares from the Copenhagen Stock Exchange has occurred) after a Flotation:

(A)                                          the Initial Investors, together, ceasing to directly or indirectly beneficially own at least 30 per cent. of the issued voting share capital of, or ceasing to have the ability directly or indirectly to exercise at least 30 per cent. of the voting rights in, the Company;

(B)                                            any other person or group of persons acting in concert obtaining beneficial ownership (directly or indirectly) of more voting shares in, or (directly or indirectly) the right to exercise more of the voting rights in, the Company than the Initial Investors taken together.

“acting in concert” means a group of persons (excluding, for the purposes of this definition, the management of the Company, other than in their capacity as shareholders) who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, either directly or indirectly.

“Flotation” means a listing of all or any part of the share capital of any Holdco or the Target or any Holding Company of them on any recognised investment exchange or any other sale or issue by way of flotation or public offering in relation to any Holdco or the Target or any Holding Company of any (but does not include (i) any admission, dealing or listing of the Target Shares in existence on the date of this Agreement or (ii) any disposal of Target Shares made prior to a delisting of the Target Shares from the Copenhagen Stock Exchange).

(b)                                  Upon the occurrence of:

(i)                                  the sale of the whole or substantially the whole of the business and assets of the Group to persons who are not members of the Group (whether in a single transaction or in a series of related transactions); or

(ii)                               a Change of Control (sub clauses (i) and (ii) collectively referred to as a “Change of Control Event”),

(1)                                   each Lender will have the right to require the Company to repay all or any part of the aggregate principal amount of such Lender’s Loans at 101 per cent. plus accrued and unpaid interest on the Loans repaid (and other amounts owing hereunder) to the date of repayment (subject to the right of Lenders on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Company shall not be obliged to repay Loans as described under this Clause 7.5(b) in the event and to the extent that it has unconditionally exercised its right to repay all of the Loans pursuant to Clause 7.3 of this Agreement or all conditions to such repayment have been satisfied or waived.

(2)                                   Unless the Company has unconditionally exercised its right to repay all the Loans pursuant to Clause 7.1, or all conditions to such repayment have been satisfied or waived, no later than the date that is 30 days after any Change of Control Event, the Company will mail a notice (the “Change of Control Offer”) to each Lender, with a copy to the PIK Facility Agent,

(i)                                          stating that a Change of Control Event has occurred and that such Lender has the right to require the Company to repay all or any part of the aggregate principal amount of such Lender’s Loans plus accrued and unpaid interest on the aggregate principal amount of the Loan repaid (and any breakage costs related to such repayment) to the date of repayment (subject to the right of Lenders to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(ii)                                       stating the repayment date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”);

(iii)                                    describing the circumstances and relevant facts regarding the transaction or transactions that constitute the Change of Control Event;

(iv)                                   describing the procedures determined by the Company, consistent with this Agreement, that a Lender must follow in order to have its Loans repaid; and

(v)                                      if such notice is mailed prior to the occurrence of a Change of Control Event, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control Event.

(3)                                        On the Change of Control Payment Date, the Company will, to the extent lawful, repay all Loans or portions of Loans with respect to which Lenders have delivered to the Company a notice requiring repayment.

(4)                                        The provisions described above that require the Company to make a Change of Control Offer following a Change of Control Event will be applicable whether or not any other provisions of this Agreement are applicable.

(5)                                        The Company will not be required to make a Change of Control Offer upon a Change of Control Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Agreement applicable to a Change of Control Offer made by the Company and repays all Loans properly tendered under such Change of Control Offer.

(6)                                        The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repayment of Loans as a result of a Change of Control Event.  To the extent that the provisions of any applicable laws or regulations conflict with the provisions of this Clause 7.5(b), the Company shall comply with the applicable laws and regulations and shall not be deemed to have breached its obligations under this Clause 7.5(b) by virtue thereof.

7.6                                 Disposal Proceeds

(a)                                   For the purposes of this Clause 7.6:

“Disposal” means a sale, lease, transfer, loan or other disposal by a person of any asset, undertaking or business (whether voluntary or involuntary and whether as a single transaction or a series of transactions).

“Disposal Proceeds” means the consideration received in cash by any member of the Group (including any amount received in cash from a person who is not a member of the Group in repayment of intercompany debt) for any Disposal made by any member of the Group to a person who is not a member of the Group after deducting:

(i)                                  fees and expenses incurred by any member of the Group with respect to that Disposal to person(s) who are not members of the Group;

(ii)                               any Tax incurred and required to be paid (or, on the basis of professional advice, reserved against as evidenced in reasonable detail to the PIK Facility Agent on request) by the seller in connection with that Disposal;

(iii)                            any amount retained in respect of any possible warranty or indemnity claim against such Disposal as evidenced in reasonable detail to the PIK Facility Agent on request, provided that to the extent no such warranty or indemnity claim is able to be made such amount shall constitute Disposal Proceeds;

(iv)                           any amount required to be applied in prepaying any Financial Indebtedness (other than any amount outstanding under the PIK Finance Documents) permitted under Clause 20.17 (Financial Indebtedness) which is secured over the asset disposed of as permitted under Clause 20.9 (Negative pledge) to the extent that such Financial Indebtedness was not incurred prior to such Disposal for the purpose of that Disposal; and

(v)                              any related reasonable out-of-pocket, redundancy, relocation, closure or restructuring costs arising in connection with or as a result of or preparatory to such Disposal as evidenced in reasonable detail to the PIK Facility Agent on request; and

(vi)                           any amount received in respect of a Disposal which is to be paid into the Bond Redemption Account (as defined in the Bridge Facility Agreement) in accordance with the terms of Clause 7.10 (Bond Redemption Account) of the Bridge Facility Agreement and which has been so paid,

but does not include any consideration for any Disposal:

(A)                              referred to in paragraphs (b)(i), (ii), (iii), (iv), (v), (vii), (ix), (xii), (x), (xi)(A), (xiv) save to the extent such proceeds are required to be prepaid pursuant to that sub-paragraph, (xvii) save to the extent that if the agreement to make such Disposal had been concluded after the Closing Date the proceeds would have been required to be prepaid, (xviii), (xix), (xx) or (xxi) of Clause 20.10 (Disposals);

(B)                                of a kind contemplated by paragraph (b)(vi) of Clause 20.10 (Disposals), to the extent such proceeds are used (or committed to be used, as applicable) within the timeframes set out, and in the purchase of assets permitted by that paragraph;

(C)                                being either a licence of Intellectual Property or a lease or licence of real property unless the consideration is received by way of a capital sum rather than periodic payment; or

(D)                               in an amount (after the deductions referred to in paragraphs (i) to (vi) above) of €2,500,000 or less.

“Excluded Polkomtel Disposal Proceeds” means an amount equal to 25 per cent of the Polkomtel Disposal Proceeds.

“Excluded Non-Core Asset Proceeds” means the lower of (i) €350,000,000 (or its equivalent in other currencies) and (ii) the aggregate amount of the Non-Core Asset Disposal Proceeds less the amount of those proceeds (if any) necessary, when applied in prepayment of the Senior Facilities, to reduce the Debt Cover ratio (adjusted on a pro forma basis to take account of the Non-Core Asset Disposal and calculated as if such Non-Core Asset Disposal Proceeds had been applied in prepayment of the Senior Facilities on the last day of the most recent complete Relevant Period and by reference to the Company’s then most recent financial statements as delivered to the PIK Facility Agent pursuant to Clause 18.1 (Financial Statements)) to the lowest of (A) the Debt Cover ratio as at the end of the most recent complete Relevant Period, (B) the Debt Cover appearing at Clause 19.2 (Financial condition) of the Bridge Facility Agreement in respect of the Relevant Period ending as at the end of the next Financial Quarter, adjusted so that such Consolidated Net Debt amount calculated as aforesaid is increased by five per cent)(each as defined in the Bridge Facility Agreement); and (C) the Opening Debt Cover Ratio (as defined in the Bridge Facility Agreement).

“Non-Core Asset Disposal Proceeds” are Disposal Proceeds arising from the Disposal of a Non-Core Asset to the extent the same would constitute Disposal Proceeds and which are identified by the Company as being the Required Disposal Proceeds for the purpose of sub-paragraph (ii) of that definition.

“Polkomtel Disposal Proceeds” means Disposal Proceeds arising from the Disposal of the Group’s interest in Polkomtel (whether occurring on, prior to or after the Closing Date).

“Required Disposal Proceeds” means the aggregate of:

(a)                              In respect of Disposal Proceeds that are not Non-Core Asset Disposal Proceeds or Polkomtel Disposal Proceeds;

(i)                                  the proportion, up to a maximum of 100 per cent., of any Disposal Proceeds which would, if applied in prepayment of the Senior Facilities, and, to the extent applicable, in payment of dividends or other profit distributions to any minority interests in the Target (or, if applicable, the Phase Two Entity), reduce the Debt Cover ratio (as defined in the Bridge Facility Agreement) to 4.5:1 (adjusted on a pro forma basis to take account of the relevant Disposal and calculated as if such Disposal Proceeds had been applied in prepayment on the last day of the most recent complete Relevant Period); and

(ii)                               the proportion, up to a maximum of 100 per cent., of any remaining Disposal Proceeds after application of any amount pursuant to sub-paragraph (a)(i) above) which would, if applied (I) in prepayment of the Senior Facilities or, at the option of Midco, (II) in prepayment of the Senior Facilities and the Bridge Facility and, in each case to the extent applicable, in payment of dividends or other profit distributions to any minority interests in the Target (or, if applicable the Phase Two Entity) (such amount to be applied between (i) the Senior Facilities on the one hand and (ii) the Bridge Facility and any shareholders in Target that are not members of the Group or, after the Phase Two Date, any shareholders in the Phase Two Entity that are not members of the Group, on the other, pro rata according to the proportion which on the date of prepayment the Total Term Facility Commitments (as defined in the Senior Facilities Agreement) and the aggregate Commitments (as defined in the Bridge Facility Agreement) respectively bear to the Total Term Facility Commitments and the aggregate Commitments) reduce the Debt Cover ratio (as defined in the Bridge Facility Agreement) to 3.5:1 (adjusted on a pro forma basis to take account of the relevant Disposal and calculated as if such proceeds had been applied in prepayment of the Senior Facilities on the last day of the most recent complete Relevant Period); and

(b)                             on one occasion only during the life of the PIK Facility in respect of Disposal Proceeds that are Non-Core Asset Disposal Proceeds if the aggregate Gross Non-Core Asset Disposal

Proceeds (as defined in the Bridge Facility Agreement) less any Non-Core Asset Disposal Proceeds that are Re-investment Proceeds (or which the Company has identified to the PIK Facility Agent as being potential Re-investment Proceeds) (any such amount(s) so used being “Disapplied Non-Core Asset Proceeds”) is equal to or greater than €2,000,000,000 (or its equivalent in other currencies):

(i)                                  the proportion, up to a maximum amount of 100 per cent., of any Non-Core Asset Disposal Proceeds (that are not Disapplied Non-Core Asset Proceeds) less (i) an amount equal to the Excluded Non-Core Asset Proceeds that are, subject to the Intercreditor Agreement, to be paid, directly or indirectly to the Investors or a Holding Company of the Company and (ii) any amount of Non-Core Disposal Asset Proceeds that have been paid into the Bond Redemption Account in accordance with Clause 7.11 (Bond Redemption Account) of the Bridge Facility Agreement which would, if applied in prepayment of the Senior Facilities and, to the extent applicable, in payment of dividends or other profit distributions to any minority interests in the Target (or, if applicable, the Phase Two Entity), reduce the Debt Cover ratio to 4.5.1 (adjusted on a pro forma basis) to take account of the relevant Non-Core Asset Disposal and calculated as if the required amount of Non-Core Asset Disposal Proceeds had been applied in prepayment of the Senior Facilities on the last day of the most recent complete Relevant Period and taking into account any Excluded Tax Amount; and

(ii)                               the proportion, up to a maximum amount of 100 per cent., of any remaining Non-Core Asset Disposal Proceeds (that are not Disapplied Non-Core Asset Proceeds) after application of any amount pursuant to sub-paragraph (b)(i) above, less to the extent not already deducted (i) an amount equal to the Excluded Non-Core Asset Proceeds that are, subject to the Intercreditor Agreement, to be paid, directly or indirectly to the Investors or a Holding Company of the Company and (ii) any amount of Non-Core Asset Disposal Proceeds that have been paid into the Bond Redemption Account in accordance with Clause 7.11 (Bond Redemption Account) of the Bridge Facility Agreement which would, if applied (I) in prepayment of the Senior Facilities or, at the option of Midco, (II) in prepayment of the Senior Facilities and the Bridge Facility and, in each case to the extent applicable, in payment of dividends or other profit distributions to any minority interests in the Target (or, if applicable, the Phase Two Entity) (such amount to be applied between (i) the Senior Facilities on the one hand and (ii)  the Bridge Facility and any shareholders in Target that are not members of the Group or, after the Phase Two Date, any shareholders in the Phase Two Entity that are not members of the Group, on the other (such amount to be applied pro rata according to the proportion which, on the date of prepayment, the Total Term Facility Commitments (as defined in the Senior Facilities Agreement) and the aggregate Commitments (as defined in the Bridge Facility Agreement) respectively bear to the aggregate of the Total Term Facility Commitments (as defined in the Senior Facilities Agreement) and the aggregate Commitments (as defined in the Bridge Facility Agreement)) reduce the Debt Cover ratio to 3.5:1 (adjusted on a pro forma basis) to take account of the relevant Non-Core Asset Disposal and calculated as if the required amount of Non-Core Asset Disposal Proceeds had been applied in prepayment of the Senior Facilities and the Bridge Facility on the last day of the most recent complete Relevant Period); and

(c)                              in respect of Disposal Proceeds that are Polkomtel Disposal Proceeds:

(i)                                  where such Disposal Proceeds can be applied in prepayment of the Senior Facilities and the Bridge Facility within three months of the Closing Date, at the option of the Company:

(A)                              as set out in sub-paragraph (c)(ii) below; or

(B)                                up to a maximum amount of 100 per cent. of any Polkomtel Disposal Proceeds less any amount of Polkomtel Disposal Proceeds that have been paid into the Bond Redemption Account in accordance with Clause 7.11 of the Bridge Facility Agreement (Bond Redemption Account) (such amount to be applied (I) in prepayment of the Senior Facilities or, at the option of Midco, (II) in prepayment of the Senior Facilities and the Bridge Facility and, in each case to the extent applicable, in payment of dividends or other profit distributions to any minority interests in the Target (or, if applicable, the Phase Two Entity) (such amount to be applied between (i) the Senior Facilities on the one hand and (ii) the Bridge Facility and any shareholders in Target that are not members of the Group or, after the Phase Two Date, any shareholders in the Phase Two Entity that are not members of the Group, on the other, (up to 66.67 per cent. of such amount to be applied in prepayment of the Senior Facilities and up to 33.33 per cent., less, at the option of the Company, an amount up to the amount equal to the Excluded Polkomtel Disposal Proceeds (which amount may be retained by the Group and applied as permitted by the terms of this Agreement) of such amount to be applied in prepayment of the Bridge Facility, and any shareholders of the Target that are not members of the Group or, if the Target and Bidco have at such time merged, any shareholders in the merged entity that are not members of the Group, provided that in all circumstances an amount at least equal to €500,000,000 must be applied in prepayment of the Senior Facilities)); or

(ii)                                          where such Disposal Proceeds cannot be applied in prepayment of the Senior Facilities and the Bridge Facility within three months of the Closing Date:

(A)                              the proportion, up to a maximum amount of 100 per cent., of any Polkomtel Disposal Proceeds less (i) an amount equal to the Excluded Polkomtel Disposal Proceeds and (ii) any amount of Polkomtel Disposal Proceeds that have been paid into the Bond Redemption Account in accordance with Clause 7.11 (Bond Redemption Account) of the Bridge Facility Agreement which would, if applied in prepayment of the Senior Facilities and, to the extent applicable, in payment of dividends or other profit distributions to any minority interests in the Target (or, if applicable, the Phase Two Entity), reduce the Debt Cover ratio to 4.5:1 (adjusted on a pro forma basis to take account of the Disposal of the Group’s interest in Polkomtel and calculated as if the required amount of Polkomtel Disposal Proceeds had been applied in prepayment of the Senior Facilities on the last day of the most recent complete Relevant Period); and

(B)                                the proportion, up to a maximum amount of 100 per cent., of any remaining Polkomtel Disposal Proceeds after application of any amount pursuant to sub-paragraph (ii)(A) above less (i) an amount equal to the Excluded Polkomtel Disposal Proceeds and (ii) any amount of Polkomtel Disposal Proceeds that have been paid into the Bond Redemption Account in accordance with Clause 7.11 (Bond Redemption Account) of the Bridge Facility Agreement which would, if applied in (I) prepayment of the Senior Facilities or, at the option of the Borrower, (II) in prepayment of the Senior Facilities and the Bridge Facility and, in each case to the extent applicable, in payment of dividends or other profit distributions to any minority interests in the Target (or, if applicable, the Phase Two Entity) (such amount to be applied between (i) the Senior Facilities on the one hand and (ii) the Bridge Facility and any shareholders in Target that are not members of the group or, after the Phase Two Date, any shareholders in the Phase Two Entity that are not members of the Group, on the other, pro rata according to the proportion which, on the date of prepayment the Total Term Facility Commitments and the Total Bridge Facility Commitments respectively bear to the aggregate of the Total Term Facility Commitments and the Total Bridge Facility Commitments (each as defined in the Bridge Facility Agreement) reduce the Debt Cover ratio to 3.5:1 (adjusted on a pro forma basis to take account of the Disposal of the Group’s interest in Polkomtel and calculated as if the required amount of Polkomtel Disposal Proceeds had been applied in prepayment of the Senior Facilities and the Bridge Facility on the last day of the most recent complete Relevant Period).

(d)                                  The Company shall prepay Loans in an amount equal to the Required Disposal Proceeds (save for any amount that is to be applied in payment of dividends or other profit distributions to any minority interests in the Target (or, if applicable, the Phase Two Entity) as aforesaid) within 5 Business Days of receipt by any member of the Group (or, in the case of Required Flotation Proceeds, by any Holdco or the Target or any Holding Company of them), subject to Clause 7.12 (Prepayment elections) provided that

(i)                                  no prepayment shall be required in relation to Required Disposal Proceeds except to the extent that the aggregate amount thereof in any financial year of the Company exceeds €20,000,000 (or its equivalent in other currencies); and

(ii)                               (for the avoidance of doubt) amounts of consideration received for any Disposal of a kind contemplated by sub-paragraph (b)(vii) of Clause 20.10 (Disposals) shall not count towards such €20,000,000 threshold, and shall not be required to be applied in prepayment, except to the extent that such amounts are not, within the time limits set out in sub-paragraph (b)(vii) of Clause 20.10 (Disposals), used for the purposes described in that clause.

(e)                                   The Company shall not be obliged to make a prepayment to the extent that:

(i)                                  it is illegal for the Company to (or in breach of the fiduciary or statutory duties of the relevant officers or directors to do so or gives rise to a material risk of personal liability) make a prepayment required under paragraph (b) above in relation to Required Disposal Proceeds or for any member of the Group which received any such Required Disposal Proceeds to pay or distribute any such amount to the Company to enable it to make any such prepayment; or

(ii)                               the cost of the Company making any such prepayment in relation to Required Disposal Proceeds or of a member of the Group paying or distributing such amount to the Company to enable it to make any such prepayment would exceed five per cent. of the Required Disposal Proceeds to be prepaid, provided that:

(A)                           the Company and the relevant other members of the Group shall use their reasonable endeavours to overcome or avoid any such illegality or cost and the relevant prepayment shall be made upon the Company or other members of the Group overcoming such illegality or cost.  If the illegality or cost relates only to the prepayment of certain Loans then, if the Majority Lenders agree, such amount shall be applied pro rata in prepayment of the other Loans; and

(B)                             if cash required for making such prepayment is available to any other member of the Group and such cash is not projected to be required by any member of the Group during the next three months (“Free Cash”) and paragraphs (i) and (ii) above will not apply to a prepayment made using the Free Cash, such other members of the Group shall apply the amount of Free Cash towards any applicable prepayment (or, as applicable, towards paying or distributing such Free Cash to the Company to enable it to make such prepayment) to the extent such prepayment is not made from the applicable Required Disposal Proceeds, Report Proceeds or Insurance Proceeds (in each case, as defined in the Bridge Facility Agreement).

7.7                                 [Reserved]

7.8                                 Application to Senior Facilities Agreement and Bridge Facility Agreement

Notwithstanding anything to the contrary in this Agreement, the Company is not obligated to apply any Required Disposal Proceeds to the prepayment of the Loans to the extent that such Required Disposal Proceeds are required to be and are applied pursuant to the Senior Facilities Agreement or the Bridge Facility Agreement in satisfaction of obligations under the Senior Facilities Agreement or the Bridge Facility Agreement, or to the extent that such prepayment is prohibited under the Senior Facilities Agreement, the Bridge Facility Agreement or the Intercreditor Agreement.

7.9                          [Reserved]

7.10                    [Reserved]

7.11                    Restrictions

(a)                                   Any notice of cancellation or prepayment given by any Party under this Clause 7.11 shall be irrevocable (subject to Clause 7.3 (Voluntary Prepayment)) and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)                                  Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid.

(c)                                   The Company may not reborrow any part of the PIK Facility which is prepaid.

(d)                                  The Company shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)                                   No amount of the aggregate Commitments cancelled under this Agreement may be subsequently reinstated.

(f)                                     If the PIK Facility Agent receives a notice under this Clause 7 (Prepayment and Cancellation) it shall promptly forward a copy of that notice to either the Company or the affected Lenders, as appropriate.

7.12                           Prepayment elections

(a)                                   Any prepayment required to be made under Clause 7.6 (Disposal Proceeds) on a day which is not the last day of an Interest Period relating to the Loan to be prepaid may, if the Company gives the PIK Facility Agent not less than three Business Days (or such shorter period as the Majority Lenders may agree) prior written notice, be applied in prepayment of that Loan instead on the last day of the current Interest Period relating to that Loan.

(b)                                  If the Company makes an election under paragraph (a) above then that Loan will become due and payable in the required amount on the last day of that Interest Period.

(c)                                   The PIK Facility Agent shall notify the Lenders as soon as possible of any prepayment of any Loan to be made under Clause 7.3 (Voluntary prepayment), Clause 7.5 (Exit) or Clause 7.6 (Disposal Proceeds).

(d)                                  If less than 100 per cent. of Target Shares have been acquired by Bidco at such time as any obligation to prepay any Disposal Proceeds has arisen under this Agreement, such obligation shall if a written request to that effect from the Company is received by the PIK Facility Agent be temporarily suspended until the earliest of:

(i)                                  the date, if any, that Bidco acquires 100 per cent. of Target Shares or, if that is not a Business Day, the immediately following day that is Business Day;

(ii)                               the Business Day immediately following the Phase One Debt Pushdown Date; or

(iii)                            the day falling 120 days after the Closing Date or, if that is not a Business Day the immediately following day that is Business Day,

whereupon such obligation to prepay shall cease to be suspended as aforesaid.

Any such Disposal Proceeds shall, notwithstanding the foregoing, be treated for the purposes of the time at which re-investment time periods start to run as if this paragraph (d) was not applicable.

SECTION 5

COSTS OF UTILISATION

8.                                       INTEREST

8.1                                 Calculation of interest

The unpaid principal amount of each Loan shall bear interest from the date of the borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum equal to the Interest Rate.

8.2                                 Payment of interest

Accrued interest on the Loan shall be capitalised as of and added to principal on (i) the last Business Day of each Interest Period (and, if the Interest Period is longer than six months, on the dates falling at six monthly intervals after the first day of the Interest Period), (ii) on the date of any prepayment (on the amount prepaid), (iii) at maturity (whether by acceleration or otherwise), and (iv) after maturity, on demand; provided that the Company may, at its election, pay all and not part of any such accrued interest in cash.  If the Company elects to pay accrued interest in cash, then the Company shall deliver to the PIK Facility Agent no later than ten Business Days prior to such payment date, a written notice setting forth that such interest payment will be made in the form of cash.

8.3                                 Default interest

(a)                                   If the Company fails to pay any amount payable by it under a PIK Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the PIK Facility Agent (acting reasonably).  Any interest accruing under this Clause 8.3 shall be immediately capitalised by the Company on demand by the PIK Facility Agent.

(b)                                  If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)                                  the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)                               the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. higher than the rate which would have applied if the overdue amount had not become due.

8.4                                 Interest Periods

(a)                                   Each Interest Period shall be six Months or any other period agreed between the Company and the PIK Facility Agent (acting on the instructions of all the Lenders participating in the relevant Loan).  In the event the Company selects an Interest Period other than six months, the Company shall give the PIK Facility Agent notice of such selection no later than ten Business Days prior to the last Business Day of the then current Interest Period.

(b)                                  An Interest Period for a Loan shall not extend beyond the Maturity Date.

(c)                                   Each Interest Period for a Loan shall start on the Closing Date.

(d)                                  The Interest Period for any PIK Note shall be as set forth in the PIK Note Indenture.

9.                                       [RESERVED]

10.                                 FEES

10.1                           Fees to Arrangers

The Company shall pay to the Arrangers and to the PIK Facility Agent fees in the amount and at the times agreed in the PIK Facility Fee Letter.

10.2                           Completion

No fees, costs or expenses are payable by the Company or any other member of the Group under any of the PIK Finance Documents other than as specified in the PIK Facility Fee Letter.

10.3                           Allocation and recharging of fees

Notwithstanding any other term of the PIK Finance Documents, the Company may at its sole discretion allocate or recharge fees, costs and expenses paid or payable under any PIK Finance Document to any member of the Group.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

11.                                 TAX GROSS-UP AND INDEMNITIES

11.1                           Tax definitions

In this Clause 11:

“Company’s Tax Jurisdiction” means the jurisdiction in which the Company is resident for Tax purposes.

“Exempt Lender” means, in relation to the Company, a Lender which is (otherwise than by reason of being a Treaty Lender) entitled to receive interest from the Company without a Tax Deduction imposed by the relevant Company’s Tax Jurisdiction.

“Protected Party” means a Finance Party which is or will be, for or on account of Tax, subject to any liability or required to make any payment in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Bridge Finance Document.

“Qualifying Lender” means a Lender which is:

(a)                             a Treaty Lender; or

(b)                            an Exempt Lender.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a PIK Finance Document.

“Tax Payment” means either the increase in a payment made by the Company to a Finance Party under Clause 11.2 (Tax gross-up) or a payment under Clause 11.3 (Tax indemnity).

“Treaty Lender” means, in relation to the Company, a Lender which:

(a)                             is entitled under the provisions of an applicable double taxation agreement with the Company’s Tax Jurisdiction to full exemption from Tax on interest imposed by that Company’s Tax Jurisdiction; and

(b)                            does not carry on a business in that Company’s Tax Jurisdiction through a permanent establishment with which the payment of interest is effectively connected.

Unless a contrary indication appears, in this Clause 11 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

11.2                           Tax gross-up

(a)                                   The Company shall make all payments to be made by it to any Finance Party under any PIK Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                                  The Company shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the PIK Facility Agent accordingly. Similarly, a Lender shall promptly notify the PIK Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the PIK Facility Agent receives such notification from a Lender it shall notify the Company. Failure by any Finance Party to give such notice shall not affect the obligation of the Company under this Clause 11 (Tax gross-up and indemnities).

(c)                                   Subject to paragraph (g) below, if a Tax Deduction is required by law to be made by the Company the amount of the payment due from the Company shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                                  If the Company is required to make a Tax Deduction, the Company shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed (or prior to any material interest or penalty accruing in respect thereof) and in the minimum amount required by law.

(e)                                   Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Company shall deliver to the PIK Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)                                     Each Treaty Lender and Exempt Lender and the Company shall promptly co-operate in completing any procedural formalities (including submitting forms and documents required by the appropriate Tax authority) necessary for the Company to obtain authorisation to make that payment without a Tax Deduction.

(g)                                  An Obligor is not required to make an increased payment under paragraph (c) above except as provided in paragraph (h) below: (A) to a Lender that is not, or has on the date on which payment falls due ceased to be, a Qualifying Lender in respect of that Obligor; or (B) where the relevant Tax has been imposed as a result of the failure of the relevant Lender to comply with its obligations under paragraph (f) above.

(h)                                  Paragraph (g) above will not apply if the Lender:

(i)                                  is not or has ceased to be a Qualifying Lender in respect of the Company by reason of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement or any published practice or concession of any relevant taxing authority; or

(ii)                               is not or has ceased to be a Qualifying Lender in respect of the Company by reason of any act or omission of the Company or any member of the Group.

11.3                           Tax indemnity

(a)                                   The Company shall (within three Business Days of demand by the PIK Facility Agent) pay (or procure payment) to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a PIK Finance Document.

(b)                                  Paragraph (a) above shall not apply:

(i)                                  with respect to any Tax assessed on a Finance Party:

(A)                                          under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)                                            under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; and

(ii)                               to the extent a loss, liability or cost:

(A)                                          is compensated for by an increased payment under Clause 11.2 (Tax gross-up); or

(B)                                            would have been compensated for by an increased payment under Clause 11.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (g) or (i) of Clause 11.2 (Tax gross-up) applied.

(c)                                   A Protected Party making, or intending to make a claim pursuant to paragraph (a) above shall promptly notify the PIK Facility Agent of the event which will give, or has given, rise to the claim, following which the PIK Facility Agent shall notify the Company.

(d)                                  A Protected Party shall, on receiving a payment from the Company under this Clause 11.3, notify the PIK Facility Agent.

11.4                           Tax Credit

If the Company makes a Tax Payment and the relevant Finance Party determines that:

(a)                             a Tax Credit is attributable to that Tax Payment; and

(b)                            that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Company which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Company.

11.5                           Stamp Taxes

The Company shall, within three Business Days of demand, pay and indemnify each Finance Party against any cost, loss or liability that such Finance Party incurs in relation to all stamp duty, notarial, registration and other similar Taxes or fees payable in respect of any PIK Finance Document (other than any Transfer Certificate) or any judgment given in connection with them.

11.6                           Value Added Tax

(a)                                   All amounts set out, or consideration expressed to be payable, under a PIK Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT.  Subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under or in connection with a PIK Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT and such Finance Party shall promptly provide an appropriate VAT invoice to such Party.

(b)                                  If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)                                   Where a PIK Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify that Finance Party against all VAT incurred by the Finance

Party in respect of the costs or expenses to the extent that the Finance Party determines that neither it nor any member of a group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority of the VAT.

11.7                           Payment of Gross-up or Indemnity

Any amounts payable to any Lender pursuant to Clause 11.2 (Tax gross-up) or Clause 11.3 (Tax indemnity) may be paid in the form of cash or additional Loans at the election of the Company, provided that the corresponding payment was permitted in such form and, provided further that if an interest or principal payment is made in cash, such amounts paid pursuant to Clauses 11.2 (Tax gross-up) and 11.3 (Tax indemnity) shall also be paid in cash.

12.                                 [RESERVED]

13.                                 OTHER INDEMNITIES

13.1                           Currency indemnity

(a)                                   If any sum due from the Company under the PIK Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)                                  making or filing a claim or proof against the Company; or

(ii)                               obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings against that Obligor,

then:

(A)                                          the Company shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum; provided that

(B)                                            if the amount produced or payable as a result of the conversion is greater than the relevant Sum due, the relevant Finance Party will, unless the Acceleration Date has occurred and is continuing, refund any such excess amount to the Company.

(b)                                  The Company waives any right it may have in any jurisdiction to pay any amount under the PIK Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

13.2                           Other indemnities

The Company shall, within three Business Days of demand (which demand must be accompanied by reasonable calculations or details of the amount demanded), indemnify each Finance Party against any cost, loss or liability (but excluding any loss of Interest incurred) by that Finance Party as a result of:

(a)                             the occurrence of any Event of Default;

(b)                            a failure by the Company to pay any amount due under a PIK Finance Document on its due date, including, without limitation, any cost, loss or liability arising as a result of Clause 26 (Sharing among the Finance Parties);

(c)                             funding, or making arrangements to fund, its participation in a Loan requested by the Company in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)                            a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Company or as required by this Agreement.

13.3                           Indemnity to the PIK Facility Agent

The Company shall promptly upon, and in any event within five Business Days of, demand (which demand must be accompanied by reasonable calculations or details of the amount demanded) indemnify the PIK Facility Agent against any reasonable third party cost, loss or liability incurred by the PIK Facility Agent (acting reasonably) as a result of:

(a)                             the PIK Facility Agent or its representatives investigating any event or matter which the PIK Facility Agent reasonably believes is a Default or might reasonably be expected to be a Default or an Event of Default, provided that if after doing so it is established that the event or matter is not a Default or an Event of Default, such cost, loss of liability of investigation shall be for the account of the Lenders; or

(b)                            acting or relying on any notice, request or instruction from the Company, an Affiliate of the Company, an Investor, an Affiliate of an Investor or from the management of any member of the Group which it reasonably believes to be genuine, correct and appropriately authorised.

14.                                 MITIGATION BY THE LENDERS

14.1                           Mitigation

(a)                             Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or being cancelled pursuant to, any of Clause 7.1 (Illegality of a Lender) or Clause 11 (Tax gross-up and indemnities) including (but not limited to) transferring its rights and obligations under the PIK Finance Documents to an Affiliate or Facility Office.

(b)                            Paragraph (a) above does not in any way limit the obligations of the Company under the PIK Finance Documents.

14.2                           Limitation of liability

(a)                                   The Company shall within five Business Days of demand indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 14.1 (Mitigation).

(b)                                  A Finance Party is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it in any material respect.

15.                                 COSTS AND EXPENSES

15.1                           Transaction expenses

The Company shall promptly on demand pay the PIK Facility Agent and the Arrangers the amount of all reasonable third party costs and expenses (including legal fees up to an aggregate amount of €125,000, except as otherwise provided in Clause (e) hereof) reasonably incurred by any of them in connection with the transactions contemplated by this Agreement and the negotiation, preparation, printing and execution:

(a)                             the PIK Facility and this Agreement and any other related documents referred to in this Agreement;

(b)                            any other PIK Finance Documents executed after the date of this Agreement (save for Transfer Certificates);

(c)                             any amendment in this Agreement, including in connection with Clause 20.32 (PIK Loan Documents);

(d)                            the PIK Documents; and

(e)                             any Exchange and the Market Facilitation (up to, in the case of this Clause (e), an aggregate amount of €100,000),

subject in each case to any additional limits agreed between the Arrangers and the Company from time to time or otherwise set out in the PIK Facility Fee Letter.

15.2                           Amendment costs

If (a) the Company requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 27.9 (Change of currency), the Company shall, within one Month of demand, reimburse (or procure reimbursement of) the PIK Facility Agent for the amount of all reasonable third party costs and expenses (including legal fees and notarial costs) reasonably incurred by the PIK Facility Agent in responding to, evaluating, negotiating or complying with that request or requirement.

15.3                           Enforcement and preservation costs

The Company shall, within five Business Days of demand, pay (or procure payment) to each Finance Party the amount of all costs and expenses (including legal fees and notarial costs) incurred by that Finance Party, Arrangers or Delegate in connection with the enforcement of or the preservation of any rights, powers and remedies under any PIK Finance Document.

15.4                           Payment of fees and expenses

Without prejudice to Clause 10.3 (Allocation and recharging of fees), the agreed fees (including any costs, expenses or disbursements therein) from the Company on the Closing Date pursuant to Clause 10 (Fees) will be paid by a deduction from the proceeds of the first Loan. The PIK Facility Agent shall, if requested, provide reasonable details (including hours worked, rates and individuals involved) of any costs and expenses required to be paid by any member of the Group under the PIK Finance Documents.

15.5                           Transfer costs and expenses

Notwithstanding any other term of the PIK Finance Documents, if a Lender assigns or transfers any of its rights, benefits or obligations under the PIK Finance Documents no member of the Group shall be required to pay any fees, costs, expenses or other amounts relating to or arising in connection with that assignment or transfer.

SECTION 7

[RESERVED]

16.                                 [RESERVED]

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.                                 REPRESENTATIONS

The Company makes the following representations and warranties to each Finance Party (in respect of itself and each member of the Group unless otherwise indicated in such representation or warranty) at the times specified in Clause 17.25 (Times on which representations are made).

17.1                           Status

(a)                                   It and each of its Subsidiaries which is a Material Company is either a stock corporation, a limited liability company or corporation or a limited partnership, duly incorporated, or established and validly existing under the law of its jurisdiction of incorporation or organisation.

(b)                                  It and each of its Subsidiaries which is a Material Company has the power to own its assets and carry on its business in all material respects as it is being conducted.

17.2                           Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by the Company in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations.

17.3                           Non-conflict with other obligations

The entry into and performance by the Company of, and the transactions contemplated by, the Transaction Documents to which it is a party do not conflict with:

(a)                             any law or regulation applicable to it where (other than as regards the PIK Finance Documents) such conflict would have a Material Adverse Effect;

(b)                            its or any of its Subsidiaries which is a Material Company constitutional documents in any material respect; or

(c)                             any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group’s assets where such conflict in any such case would, or would reasonably be expected to, have a Material Adverse Effect.

17.4                           Power and authority

(a)                                   It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

(b)                                  No limit on its powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

17.5                           Authorisations

All material Authorisations required:

(a)                             to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party;

(b)                            subject to any applicable Legal Reservations, to make the Transaction Documents to which it is a party admissible in evidence in the courts of the jurisdiction to which it has submitted in such Transaction Document and its jurisdiction of incorporation; or

(c)                             to make the Offer,

have been (or will by the required date be) obtained or effected and are (or will be) in full force and effect.

17.6                           Governing law and enforcement

(a)                                   Subject to the Legal Reservations, the choice of English or the applicable (as stated in the relevant PIK Finance Documents) other law as the governing law of the PIK Finance Documents will be recognised and enforced in its Relevant Jurisdictions.

(b)                                  Subject to the Legal Reservations, any judgment obtained in England in relation to a PIK Finance Document will be recognised and enforced in its Relevant Jurisdictions and, in relation to a PIK Finance Document governed by a law other than English law, in the jurisdiction of the governing law of that PIK Finance Document.

17.7                           Insolvency

(a)                                   None of the circumstances described in Clause 21.5 (Insolvency) exists in relation to the Company or any Material Company.

(b)                                  No:

(i)                                  corporate action, legal proceeding or other formal procedure or step described in paragraph (a) of Clause 21.6 (Insolvency proceedings) (as qualified by paragraph (b) of Clause 21.6 (Insolvency proceedings)); or

(ii)                               creditors’ process described in Clause 21.7 (Creditors’ process),

has been taken in relation to the Company or any Material Company which has not been or is not in the process of being discharged or revoked or otherwise lapsed.

17.8                           No default

(a)                                   No Event of Default has occurred and is continuing or would reasonably be expected to result from the making of any Loan or the entry into, performance of, or any transaction contemplated by, any Transaction Document.

(b)                                  No other event or circumstance is outstanding which constitutes (or which would, with the lapse of time, the giving of notice under the relevant document or any combination of the foregoing, constitute) a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or its Subsidiaries’) assets are subject which in any such case would, or would reasonably be expected to, have a Material Adverse Effect.

17.9                           Accuracy of information

(a)                                   So far as the Company is aware, all material factual information contained in the Information Memorandum and the Business Plan and all material factual information supplied by the Group in the preparation of the Reports was, taken as a whole, true and accurate in all material respects in the context of the transactions contemplated by the PIK Finance Documents and so far as the Company is aware no factual information was omitted from the Information Memorandum or the Business Plan the omission of which resulted in the factual information contained in the Information Memorandum or the Business Plan being untrue or misleading in any material respect in the context of the transactions contemplated by the PIK Finance Documents:

(i)                                  in relation to the Information Memorandum, as at the date of the Information Memorandum or, if earlier, the date attributed to such factual information in the Information Memorandum;

(ii)                               in relation to the Business Plan, as at the date the relevant factual document containing the information was supplied or, if earlier, the date attributed to such factual information in the Business Plan; and

(iii)                            in relation to the Reports, as at the date the relevant factual information was supplied or, if earlier, the date attributed to such factual information in the relevant Report.

(b)                                  So far as the Company is aware, all expressions of opinion or intention by, and all financial projections or forecasts provided by or on behalf of, the Company and contained in the Information Memorandum and/or the Business Plan have been prepared on the basis of publicly available historical information and on the basis of assumptions which the Company considered at the time they were prepared to be fair and reasonable (as at the date of the Information Memorandum or as at the date on which the Business Plan is agreed, as the case may be) and, in each case, were arrived at after careful consideration.

(c)                                   So far as the Company is aware, as at the date of issuance of the Information Memorandum, no event or circumstance has occurred or arisen and no information has been omitted from the Information Memorandum and no information has been given or withheld that results in the material factual information contained in the Information Memorandum being untrue or misleading in any material respect in the context of the transactions contemplated by the PIK Finance Documents.

(d)                                  So far as the Company is aware, all other material written factual information provided under this Agreement by the Company (including its advisers) to the Arrangers, the PIK Facility Agent was, taken as a whole, true, complete and accurate in all material respects as at the date it was provided and was not misleading in any material respect in the context of the transactions contemplated by the PIK Finance Documents and did not omit to state any material fact necessary in order to make that information, taken as a whole, not misleading in any material respect in the context of the transactions contemplated by the PIK Finance Documents in light of the circumstances in which such information was given.

17.10                     Offer Documents

As at the date of this Agreement, the Offer Documents contain all the material terms and conditions of the Offer.

17.11                     Financial Statements

(a)                                   So far as the Company is aware, the Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied unless otherwise referred to in such Original Financial Statements (or the notes thereto), save as expressly disclosed to the PIK Facility Agent in writing to the contrary prior to the date of this Agreement.

(b)                                  So far as the Company is aware, the Original Financial Statements give a true and fair view of or fairly present in all material respects (if audited) or fairly present in all material respects (if unaudited) the consolidated financial condition and operations of the Target Group in respect of, and as at the end of, the periods with respect to which they were prepared, save as expressly disclosed to the PIK Facility Agent in writing to the contrary prior to the date of this Agreement.

(c)                                   The Business Plan was prepared in accordance with the GAAP and financial reference periods of the Target Group consistently applied as at the date of this Agreement.

(d)                                  Each set of Financial Statements of the Group delivered pursuant to Clause 18.1 (Financial Statements):

(i)                                  were prepared in accordance with the Accounting Principles consistently applied unless otherwise referred to in such Financial Statements (or the notes thereto), save as expressly disclosed to the PIK Facility Agent in writing to the contrary prior to the date of delivery of those Financial Statements; and

(ii)                               give a true and fair view in all material respects of, or fairly present in all material respects, (if audited) or fairly present in all material respects (if unaudited), the consolidated financial condition and operations of the Group in respect of, and as at the end of, the period with respect to which those Financial Statements were drawn up subject, in the case of Monthly Financial Statements or Quarterly Financial Statements, to year-end adjustments.

17.12                     No proceedings pending or threatened

(a)                                   So far as the Company is aware, no litigation, arbitration or administrative proceedings or investigations of or before any court, arbitral body or agency which are reasonably likely to be determined adversely to it and which, if so adversely determined, would, or would reasonably be expected to, have a Material Adverse Effect have been started or threatened against it or any of its Subsidiaries.

(b)                                  So far as the Company is aware, no labour disputes, which would, or would reasonably be expected to, have a Material Adverse Effect, have been started or threatened in writing against it or any of its Subsidiaries.

17.13                     Environmental and other laws

(a)                                   So far as the Company is aware, each member of the Group is in compliance with Clause 20.3 (Environmental compliance) and so far as the Company is aware no circumstances have occurred which would prevent that performance or observation.

(b)                                  So far as the Company is aware, no Environmental Claim has been commenced or (to the best of the Company’s knowledge and belief) is threatened against any member of the Group, which is likely to be determined adversely to such member of the Group and which, if determined against that member of the Group, would, or would reasonably be expected to, have a Material Adverse Effect.

(c)                                   So far as the Company is aware, no member of the Group is in breach of any other law or regulation in a manner or to an extent which would, or would reasonably be expected to, have a Material Adverse Effect.

17.14                     Taxation

(a)                                   So far as the Company is aware, neither it (nor any of its Subsidiaries) is:

(i)                                  overdue in the filing of any Tax returns; or

(ii)                               overdue in the payment of any amount in respect of Tax,

to an extent which would, or would reasonably be expected to, have a Material Adverse Effect.

(b)                                  No claims are being or, so far as the Company is aware, are reasonably likely to be asserted against it (or any of its Subsidiaries) with respect to Taxes such that a liability of, or claim against, any member of the Group is, or is reasonably likely to become, outstanding to an extent which would, or would reasonably be expected to, have a Material Adverse Effect.

17.15                     Security, Financial Indebtedness and guarantees

(a)                                   No Security exists over all or any of the present or future assets of any member of the Group other than any Security permitted under Clause 20.9 (Negative pledge).

(b)                                  No member of the Group has any actual or contingent Financial Indebtedness or any guarantees outstanding other than as permitted by Clause 20.17 (Financial Indebtedness) or Clause 20.13 (No guarantees or indemnities).

17.16                     Good title to assets

So far as the Company is aware, members of the Group have a good title to, or valid leases or licences of or are otherwise entitled to use, the assets necessary to carry on the business of the Group as presently conducted to the extent that failure to do so would have, or would reasonably be expected to have, a Material Adverse Effect.

17.17                     Target Shares

Forthwith:

(a)                             after the Closing Date, the Target Shares of shareholders who have accepted the Offer;

(b)                            upon completion of any of the Compulsory Acquisition Procedures in respect of any Target Shares (the “Compulsory Acquisition Shares”), those Compulsory Acquisition Shares; and

(c)                             following any purchase of Target Shares directly or indirectly in the open market by Bidco or any of its Subsidiaries after the Closing Date or where any Target Shares are tendered after the Closing Date (the “Open Market Shares”), those Open Market Shares, will, in each case, be beneficially owned by Bidco and Bidco will be entitled to and will forthwith become the legal and beneficial owner of all such Target Shares, Compulsory Acquisition Shares and/or Open Market Shares free from any Security other than Transaction Security (as defined in the Senior Facilities Agreement) and all consents and filings necessary to permit the transfer of such Target Shares, Compulsory Acquisition Shares and/or Open Market Shares to Bidco have been obtained or made save where failure to do so would not, or would not be reasonably be expected to, have a Material Adverse Effect.

17.18                     Intellectual Property

(a)                                   So far as the Company is aware, it and its Subsidiaries are the sole legal and beneficial owners of or have licensed to them or are otherwise entitled to use all Intellectual Property used in their businesses where failure to have such ownership or licensee rights or right of use would, or would reasonably be expected to, have a Material Adverse Effect. So far as the Company is aware after due and careful enquiry, there are no adverse circumstances relating to the validity, subsistence or use of any of its or its Subsidiaries’ Intellectual Property which would, or would reasonably be expected to, have a Material Adverse Effect.

(b)                                  No member of the Group has infringed any Intellectual Property of any third party in any material respect where such infringement would, or would reasonably be expected to, have a Material Adverse Effect.

(c)                                   So far as it is aware, there has been no material infringement or threatened or suspected infringement of or challenge to the validity of any material Intellectual Property owned by or licensed to any member of the Group, other than as disclosed in the Legal Due Diligence Report, where such infringement would, or would reasonably be expected to, have a Material Adverse Effect.

17.19                     Group structure

(a)                                   So far as the Company is aware, the Group Structure Chart delivered to the PIK Facility Agent prior to the date of this Agreement is (assuming the Closing Date occurs) true, complete and accurate in all material respects and shows:

(i)                                  each member of the Group as at the date of this Agreement and as it will be immediately after the Closing Date; and

(ii)                               the jurisdiction of incorporation or establishment of each person shown in it.

17.20                     Accounting reference date

The Annual Accounting Date is 31 December (save to the extent altered without breaching the terms of this Agreement).

17.21                     Holdcos

In the case of the Holdcos only, prior to the date of this Agreement except:

(a)                             as may arise under the Offer, the Tenders, the Transaction Documents, the Market Purchase Facility Agreement, the Market Purchase Agreement, any engagement letter in respect of the

High Yield Notes, or any other fee or engagement letters entered into in connection with any thereof or in connection with the transactions contemplated in any of them;

(b)                            for liabilities for Tax and other customary liabilities for a Holding Company;

(c)                             (in the case of Topco) ownership of the shares in InterCo;

(d)                            (in the case of InterCo) ownership of the shares in the Company;

(e)                             (in the case of the Company) ownership of the shares in Midco;

(f)                               (in the case of Midco) ownership of the shares in Bidco;

(g)                            for establishment and administration costs;

(h)                            pursuant to the steps and matters set out in or contemplated by the Structure Memorandum, and

(i)                                in connection with any Market Purchases, including Financial Indebtedness that has been used to make Market Purchases prior to the Closing Date, provided that the same is repaid in full and the facilities therefor are cancelled on or prior to the first Utilisation Date.

it has not traded or carried on business and does not have any material assets or any material liabilities or commitments (actual or contingent, present or future).

17.22                     Investor Documents, Senior Finance Documents and Bridge Finance Documents

(a)                                   The Investor Documents:

(i)                                  contain all the terms of the agreement and arrangements between the Investors (and/or any of their respective Affiliates (other than the Holdcos or any member of the Group)) and any member of the Group in relation to investment (whether by way of equity, debt or otherwise) in connection with the Offer; and

(ii)                               subject to any conditionality in relation to the other Transaction Documents, are or, on the date of the Utilisation Request, will be in full force and effect.

(b)                                  The Senior Finance Documents:

(i)                                  contain all the terms of the agreement and arrangements between the Senior Finance Parties and any member of the Group in relation to investment (whether by way of equity, debt or otherwise) in connection with the Senior Facilities; and

(ii)                               subject to any conditionality in relation to the other Transaction Documents, are or, on the date of the Utilisation Request, will be in full force and effect.

(c)                                   The Bridge Finance Documents:

(i)                                  contain all the terms of the agreement and arrangements between the Bridge Finance Parties (and/or any of their respective Affiliates) and any member of the Group (and/or any of their respective Affiliates) in relation to investment (whether by way of equity, debt or otherwise) in connection with the Bridge Facility; and

(ii)                               subject to any conditionality in relation to the other Transaction Documents and other than the “Extended Loan Credit Agreement” and the “Exchange Documents” (each as defined in the Bridge Facility Agreement), are or, on the date of the Utilisation Request, will be in full force and effect.

17.23                     Anti-Terrorism Laws

Neither the Company nor or any of its Affiliates, to the knowledge of the Company nor any of their respective brokers or other agents acting or benefiting in any capacity in connection with the PIK Facility:

(a)                             is a Designated Person;

(b)                            conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Designated Person;

(c)                             deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to any Anti-Terrorism Law; or

(d)                            engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Anti-Terrorism Law.

17.24                     Documents

As at the date of this Agreement and at the Closing Date, the documents delivered to the PIK Facility Agent by or on behalf of the Company under Clause 4.1 (Conditions precedent) are genuine and complete in all material respects (or, in the case of copy documents, are in all material respects true, complete and accurate copies of originals which are genuine and complete), are up-to-date and in full force and effect (or if a copy, the original is up-to-date and in full force and effect) and have not been amended, except to the extent amended in a manner or way which, in any such case, could not reasonably be expected to materially and adversely affect the interests of the Lenders.

17.25                     Times on which representations are made

(a)                                   All the representations and warranties in this Clause 17 are made to each Finance Party on the date of this Agreement except for the representations and warranties set out in:

(i)                                  Clause 17.9 (Accuracy of information) relating to the Information Memorandum which are deemed to be made by the Company on the date that the Information Memorandum is approved by the Company;

(ii)                               paragraph (d) of Clause 17.11 (Financial Statements) which is deemed to be made by the Company on the date of delivery of the relevant Financial Statements; and

(iii)                            Clause 17.17 (Target Shares), which shall not be made on the date of this Agreement but shall be made:

(A)                                          in the case of paragraph (a) of Clause 17.17 (Target Shares), on the Closing Date;

(B)                                            in the case of paragraph (b) of Clause 17.17 (Target Shares), on the date of completion of any Compulsory Acquisition Procedures by the Company; and

(C)                                            in the case of paragraph (c) of Clause 17.17 (Target Shares), on the date of completion of the acquisition of any Open Market Shares by the Company.

(b)                                  The Repeating Representations are deemed to be made by the Company (as applicable) to each Finance Party on the date of the Utilisation Request.

(c)                                   [Reserved]

(d)                                  Each representation or warranty deemed to be made after the date of this Agreement shall be made by reference to the facts and circumstances existing at the date the representation or warranty is made.

18.                                 INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement until the earlier of (i) the first date on which no amount is outstanding under the PIK Finance Documents and no Commitment is in force and (ii) the New PIK Facility Date.

18.1                           Financial Statements

Subject to paragraph (b) below, the Company shall supply to the PIK Facility Agent in sufficient copies for all the Lenders:

(a)                                   as soon as they are available, but in any event within 120 days after the end of each of its financial years:

(i)                                  the audited consolidated financial statements of the Group for that financial year;

(ii)                               if separately prepared and requested by the Senior Facility Agent under the terms of the Senior Facilities Agreement, the audited financial statements (consolidated if appropriate) of each member of the Group for that financial year; and

(iii)                            in respect of any member of the Group which does not prepare audited financial statements, if separately prepared and requested by the Senior Facility Agent under the terms of the Senior Facilities Agreement, the unaudited financial statements of such member of the Group for that financial year;

(b)                                  as soon as they are available, but in any event within 45 days (or in respect of each of the first two Financial Quarters after the Closing Date, 60 days) after the end of each Financial Quarter, its consolidated management accounts or interim financial statements for that Financial Quarter; and

(c)                                   as soon as they are available, but in any event within 45 days (or in respect of the first six Months following the Closing Date, 60 days) after the end of each Month, its consolidated management accounts for that Month, subject in each case to any confidentiality or regulatory restrictions (including pursuant to the Danish Securities Trading Act) relating to the supply of information relating to the Target or members of the Target Group.

18.2                           Compliance Certificate

(a)                                   The Company shall supply a Compliance Certificate to the PIK Facility Agent with each set of its Annual Financial Statements and each set of its Quarterly Financial Statements, in either case for an annual accounting period or quarterly accounting period ending on or after 31 December 2006.

(b)                                  Each Compliance Certificate delivered under paragraph (a) above shall confirm, so far as the Company is aware, that no Default has occurred and is continuing or, if a Default has occurred, what Default has occurred and the steps being taken to remedy that Default.

(c)                                   Each Compliance Certificate shall be signed by two directors of the Company and, if required to be delivered with the consolidated Annual Financial Statements of the Company, shall be reported on by the Company’s auditors (provided that the PIK Facility Agent has entered into a reliance letter with the auditors in customary form and provided further that such auditors have not adopted a general policy that they will not provide such reports) in the form agreed by the Company and the PIK Facility Agent (acting reasonably) or otherwise in a form reasonably satisfactory to the PIK Facility Agent (taking into account current practice of international accountancy firms in relation to similar engagements).

18.3                           Requirements as to Financial Statements

(a)                                   Subject to paragraph (e) below, each set of Annual Financial Statements, Quarterly Financial Statements and Monthly Financial Statements delivered pursuant to Clause 18.1 (Financial Statements) other than under paragraphs (a)(ii) and (a)(iii):

(i)                                  shall in the case of such statements of the Group (other than Monthly Financial Statements) be certified by a director of the relevant company (without personal liability) as fairly presenting its financial condition and operations as at the date as at which, and for the period in relation to which, those Financial Statements were drawn up subject, in the case of Quarterly Financial Statements, to year end adjustments;

(ii)                               shall (other than Monthly Financial Statements) be accompanied by a statement by a member of Senior Management of the Company commenting on the performance of the Group for the period to which the Financial Statements relate and any material developments or proposals affecting the Group or its business; and

(iii)                            shall (other than in the case of Monthly Financial Statements) be prepared using GAAP, accounting practices and financial reference periods in each case in respect of financial statements relating to the Group consistent with the Accounting Principles unless, in relation to any set of Financial Statements, the Company notifies the PIK Facility Agent of any change in any respect to GAAP, the accounting practices or the financial reference periods and such change is not material, deliver to the PIK Facility Agent a statement (the “Reconciliation Statement”) containing a description of any change necessary for those Financial Statements to reflect the Accounting Principles, accounting practices and reference periods used as a basis for the preparation of the Business Plan and any reference in this Agreement to those Financial Statements shall be construed in a reference to those Financial Statements as adjusted to reflect the Accounting Principles.

(b)                                  If the Company notifies the PIK Facility Agent of a change in accordance with paragraph (a)(iii) above then the Company and PIK Facility Agent shall enter into negotiations in good faith with a view to agreeing whether or not the change might result in any alteration into the commercial effect of any of the terms of this Agreement and, if any amendments are agreed, they shall take effect and be binding on each of the Parties in accordance with their terms.  With respect to any such negotiations and amendments the Company and the PIK Facility Agent shall give due regard to any agreement reached with respect to the corresponding provisions of the Senior Facilities Agreement.

(c)                                   If no agreement is reached under paragraph (b) above on the required amendments to this Agreement, the Company shall ensure that each set of financial statements is accompanied by a Reconciliation Statement (if a Reconciliation Statement is required by the PIK Facility Agent under paragraph (a)(iii) above).

(d)                                  The Company shall procure that each set of Annual Financial Statements shall be audited by any of Deloitte & Touche, Ernst & Young, KPMG or PricewaterhouseCoopers or such other internationally recognised firm of independent auditors licensed to practice in the jurisdiction of incorporation of the relevant member of the Group as the Senior Facility Agent may approve (acting reasonably).

(e)                                   Subject to paragraph (f) below, the Company shall procure that each set of Quarterly Financial Statements and Monthly Financial Statements shall be in an agreed form or otherwise in a form reasonably acceptable to the Senior Facility Agent and include a balance sheet, profit and loss account and cashflow statement.

(f)                                     Prior to the date falling 6 Months after the Closing Date, any financial statements or accounts required to be delivered under this Agreement may be in a form consistent with the reporting practices of the Target Group for the relevant period as at the Closing Date or, in respect of monthly financial statements, such monthly information as may be available, to include, if available, the following information:

(i)                                  gross debt for the relevant monthly reporting period;

(ii)                               net debt for the relevant monthly reporting period;

(iii)                            EBITDA for the relevant monthly reporting period; and

(iv)                           sales for the relevant monthly reporting period.

18.4                           [Reserved]

18.5                           [Reserved]

18.6                           Annual presentation

If requested by the PIK Facility Agent, once in every financial year (commencing with the financial year starting on 1 January 2006) (provided that no such request may be made by the PIK Facility Agent prior to the date falling six months after the Closing Date) at least two executive directors of the Company (one of whom shall be a member of Senior Management) shall give a presentation to the Finance Parties, at a time being not later than 30 days after a request to that effect from the PIK Facility Agent (or such other date as may be agreed) and venue agreed with the PIK Facility Agent, about the business and financial performance of the Group.

18.7                           Year-end

The Company shall not change its financial year-end or the date to which consolidated or aggregated financial statements are prepared from 31 December without the prior written consent of the PIK Facility Agent acting on the instructions of the Majority Lenders (such consent not to be unreasonably withheld or delayed).

18.8                           Information: miscellaneous

The Company shall supply to the PIK Facility Agent (in sufficient copies for all the Lenders, if the PIK Facility Agent so requests):

(a)                             all documents (or, in the case of item (2), other information) dispatched or made available by (1) the Company to its shareholders (or any class of them) as required by law, or (2) by the Company to (other than in the ordinary course of its business) the public or its creditors generally (in each case) at the same time as the foregoing are dispatched or made available;

(b)                            promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which would, if adversely determined, have, or reasonably be expected to have, a Material Adverse Effect;

(c)                             promptly, such information (other than projections) regarding the financial condition, business or assets of any member of the Group as any Finance Party (through the PIK Facility Agent) may reasonably request, subject to any confidentiality restrictions or other legal restrictions on the provision of such information to the PIK Facility Agent or the Lenders (provided that such restrictions have not been entered into with a view to circumventing this requirement);

(d)                            promptly upon request by any Finance Party (through the PIK Facility Agent), a copy of the shareholder register (or equivalent) of the Company;

(e)                             reasonable details of any Tender made for any of the Target Bonds (including details as to the level of acceptances received relating to any such Tender);

(f)                               promptly, details of any member of the Senior Management (or any replacement of any Senior Management) resigning or terminating his/her office or ceasing to be employed by the Company; and

(g)                            promptly, details of any disposal, report or insurance claim which will require a prepayment of Loans under Clause 7.6 (Disposal Proceeds),

subject in each case (other than pursuant to paragraphs (iv) to (vii) above inclusive) to any confidentiality or regulatory restrictions relating to the supply of information relating to the Target or members of the Target Group.

18.9                           Notification of default

(a)                                   The Company shall notify the PIK Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly and, in any event, within three Business Days of becoming aware of its occurrence.

(b)                                  Promptly upon a request by the PIK Facility Agent, if it has reasonable grounds for believing there is an outstanding Default, the Company shall supply to the PIK Facility Agent a certificate signed by two of its directors or senior officers on its behalf certifying that so far as it is aware no Default is continuing (or, if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.10                     Use of websites

(a)                                   The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the PIK Facility Agent (the “Designated Website”) if:

(i)                                  the PIK Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)                               both the Company and the PIK Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)                            the information is in a format previously agreed between the Company and the PIK Facility Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the PIK Facility Agent shall notify the Company accordingly and the Company shall supply the information to the PIK Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the PIK Facility Agent with at least one copy in paper form of any information required to be provided by it.

(b)                                  The PIK Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the PIK Facility Agent.

(c)                                   The Company shall promptly upon becoming aware of its occurrence notify the PIK Facility Agent if:

(i)                                  the Designated Website cannot be accessed due to technical failure;

(ii)                               the password specifications for the Designated Website change;

(iii)                            any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)                           any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)                              the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the PIK Facility Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the PIK Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)                                  Any Website Lender may request, through the PIK Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within 10 Business Days.

18.11                     “Know your customer” checks

(a)                                   If:

(i)                                  the introduction of any change in (or in the interpretation administration or application of any law or regulation made after the date of this Agreement;

(ii)                               any change in the status of the Company;

(iii)                            a proposed assignment or transfer by a Lender of its rights and obligations under this Agreement to a person who is not currently a Lender,

obliges any Finance Party (or, in the case of paragraph (iii) above, prospective Lender) to comply with “know your customer” or equivalent identification procedures where the information required by it is not otherwise available to it, the Company must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Finance Party) to enable a Finance Party or prospective new Finance Party to carry out and be satisfied with the results of all applicable “know your customer” checks or other similar checks under all applicable laws and regulations.

(b)                                  Each Lender shall promptly upon the request of the PIK Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the PIK Facility Agent (for itself) in order for the PIK Facility Agent to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the PIK Finance Documents.

(c)                                   [Reserved]

(d)                                  [Reserved]

19.                                 [RESERVED]

20.                                 GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement until the earlier of (i) the first date on which no amount is outstanding under the PIK Finance Documents and no Commitment is in force and (ii) the New PIK Facility Date.

20.1                           Authorisations

(a)                                   The Company shall promptly:

(i)                                  obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)                               if requested by the PIK Facility Agent, supply copies to the PIK Facility Agent of,

any material Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(A)                                          enable it to perform its material obligations under the PIK Finance Documents;

(B)                                            ensure (subject to the Legal Reservations) the legality, validity and enforceability in all material respects and admissibility in evidence of each PIK Finance Document; and

(C)                                            enable it to own its property and assets and to carry on its business, as currently conducted, except to the extent that failure to obtain or comply with or maintain those Authorisations would not have, or would not reasonably be expected to have, a Material Adverse Effect.

(b)                                  [Reserved]

20.2                           Compliance

The Company shall, and the Company shall ensure that each member of the Group shall, comply in all respects with all laws and regulations to which it is subject, if failure so to comply would have, or would reasonably be expected to have, a Material Adverse Effect.

20.3                           Environmental compliance

The Company shall (and the Company shall ensure that each member of the Group shall):

(a)                             comply with all Environmental Laws; and

(b)                            obtain, maintain and ensure compliance with any Environmental Permits required in connection with its business,

where failure to do so would have, or would reasonably be expected to have, a Material Adverse Effect.

20.4                           Taxation

(a)                                   The Company shall (and the Company shall ensure that each member of the Group shall) duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties where failure to so pay and discharge would have or would reasonably be expected to have a Material Adverse Effect.

(b)                                  The Company may not change its jurisdiction of residence for tax purposes where to do so would materially adversely affect the interests of the Lenders.

20.5                           Merger

The Company shall not (and the Company shall ensure that no other Material Company will) enter into any amalgamation, demerger, merger or corporate reconstruction except pursuant to any acquisition or disposal permitted by paragraph (b) of Clause 20.7 (Acquisitions) or paragraph (b) of Clause 20.10 (Disposals) or a Permitted Reorganisation.

20.6                           Change of business

The Company shall procure that, save for any acquisition or disposal permitted by the terms of this Agreement, no substantial change is made to the general nature of the business of the Group as a whole from that carried on by the Target Group at the date of this Agreement.

20.7                           Acquisitions

(a)                                   The Company shall not (and the Company shall ensure that no other member of the Group will) acquire or invest in a company or acquire or invest in shares (including making capital contributions) or equity securities or a business or undertaking.

(b)                                  Paragraph (a) above shall not apply to:

(i)                                  any acquisition of shares (including ADRs, stock options and/or warrants) in the Target;

(ii)                               an acquisition of securities which are Cash Equivalent Investments;

(iii)                            an acquisition of shares or equivalent ownership interests of a member of the Group which are issued in accordance with Clause 20.14 (Share capital);

(iv)                           an acquisition by a member of the Group permitted pursuant to paragraph (b)(ii) of Clause 20.10 (Disposals);

(v)                              an acquisition as part of a Permitted Reorganisation;

(vi)                           an acquisition or investment permitted pursuant to paragraph (b) of Clause 20.8 (Joint Ventures);

(vii)                        any acquisition of a shelf company or establishment of a new wholly-owned subsidiary of any member of the Group, with no material assets or liabilities at the time of acquisition;

(viii)                     any acquisition by a member of the Group that is a Subsidiary of Bidco of at least 50.01 per cent. (taking into account any issued share capital in the relevant entity already owned at such time by the relevant member of the Group) (or in any relevant jurisdiction, such higher percentage as will allow the Group to pass both ordinary special or extraordinary resolutions (howsoever described under the law of such jurisdiction and to convene both ordinary and extraordinary shareholder meetings) the issued share capital and voting rights of a limited liability company (or equivalent ownership interest in another limited liability entity) or, if acquired through a special purpose company which itself is a limited liability company, the assets and undertaking of a business (each a “Proposed Target”) where:

(A)                                          the consideration (including any Financial Indebtedness prepaid or repaid, net of adjustments after completion, deferred consideration and the costs of the acquisition) (the “Consideration”) for the Proposed Target, when aggregated with the Consideration for any other Proposed Target acquired by any member of the Midco Group that was not funded by Retained Proceeds, Re-investment Proceeds or Excluded Polkomtel Disposal Proceeds (as defined in the Bridge Facility Agreement) during the same financial year of the Company (in respect of financial years ending on or before 31 December 2007) does not exceed (X) €100,000,000 (or its equivalent in other currencies) as the same may be increased as a result of the operation of sub-paragraph (n)(i) of Clause 1.2 (Construction) or (Y)  €250,000,000 (or its equivalent in other currencies) during the life of this Agreement or is funded with:

(i)                              Retained Proceeds; or

(ii)                           Re-investment Proceeds (provided that the aggregate amount of Consideration funded with Re-Investment Proceeds during the life of the PIK Facility shall not exceed €250,000,000 (or the equivalent in other currencies); or

(iii)                       Excluded Polkomtel Disposal Proceeds, (to the extent not otherwise applied, at the option of the Company pursuant to Clause 7.6 (Disposal Proceeds), in prepayment of the Senior Facilities and the Bridge Facility, provided that the aggregate amount of Consideration paid in respect of Proposed Targets by members of the Group from any source other than Retained Proceeds shall not exceed €500,000,000 (or the equivalent in other currencies) during the life of the PIK Facility;

(B)                                            the acquired company or business is incorporated or established, and carries on its principal business, in a jurisdiction in which a member of the Group has operations as at the date of this Agreement or in a jurisdiction bordering a jurisdiction in which a member of the Group has operations as at the date of this Agreement or in the European Union, Bulgaria, Croatia, Norway, Romania or the United States;

(C)                                            the business of the Proposed Target is similar or complementary to that of a member of the Group;

(D)                                           no Event of Default has occurred and is continuing at the time of that acquisition or would occur as a result of that acquisition;

(E)                                             the Proposed Target had:

(i)                                    positive earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA on a pro forma stand alone basis; or

(ii)                                 had negative earnings before interest, tax, depreciation and amortisation that when aggregated with any other acquisitions that had negative earnings before interest, tax, depreciation and amortisation, of entities that had negative earnings before interest, tax, depreciation and amortisation made in such financial year, were no greater than €10,000,000 (or the equivalent in other currencies) during such period (calculated on the same basis) as Consolidated EBITDA on a pro forma stand alone basis, in each case (after taking into account projected cost savings and synergies that would reasonably be expected to arise by combining the operations of such Proposed Target with the operations of the Group and for which supporting calculations are provided signed by a member of the Senior Management) during the 12 month period ending on the most recent month end prior to the date of acquisition (or, if not ascertainable, for the financial year of such Proposed Target most recently ended prior to its acquisition);

(F)                                             the member of the Group making such acquisition will have access, whether by way of dividend, distribution or loan, to the earnings before interest, tax, depreciation and amortisation of the Proposed Target to the extent of its ownership interest therein;

(G)                                            the Proposed Target does not have, so far as the Company is aware having made such enquiries as are reasonable in the circumstances and which the Company considers to be prudent, any contingent, off-balance sheet environmental, litigation or tax liabilities which would be material to the Group (including such Proposed Target), taken as a whole (save to the extent that adequate reserves are being maintained in accordance with GAAP or in respect of which the relevant vendor, Acceptable Bank or third party acceptable to the PIK Facility Agent (acting reasonably) (if any) has indemnified the relevant member of the Group (in each case taking into account their creditworthiness and the terms of the indemnity) or which is adequately insured against with a reputable insurer);

(H)                                           if the Consideration for the Proposed Target exceeds €50,000,000 (or its equivalent in other currencies), the Company has provided to the PIK Facility Agent at least 10 Business Days prior to the completion of such acquisition:

(i)                                  copies of the most recent consolidated audited (or, if not available, unaudited) financial statements of the Proposed Target for the previous financial year; and

(ii)                               if the Consideration for the Proposed Target exceeds €200,000,000 (or its equivalent in other currencies), the Company has provided the PIK Facility Agent at least ten Business Days prior to the completion of such acquisition an updated business plan (including profit and loss statement, balance sheet and cash flow projections) in relation to the Group for the period of three years from the anticipated date of the proposed acquisition (and assuming completion of the acquisition of the Proposed Target) and (subject to the PIK Facility Agent signing any required confidentiality or hold harmless letter) copies of any third party due diligence reports (or, if not then in final form, drafts of such reports) received by the Company in relation to such proposed acquisition; and

(ix)                             the acquisition of shares held by directors or employees on their ceasing to be employed or appointed by any members of the Group.

20.8                           Joint Ventures

(a)                                   The Company shall not (and the Company shall ensure that no member of the Group will):

(i)                                  acquire (or agree to acquire) any shares, stocks, equity securities or other interest in any Joint Venture;

(ii)                               transfer any assets or lend to or guarantee or indemnify or give Security for the obligations of a Joint Venture (or agree to transfer, lend, guarantee, indemnify or give Security for the obligations of a Joint Venture); or

(iii)                            acquire a minority interest in any company (provided that, for the avoidance of doubt, this paragraph shall not prevent the acquisition of minority interests in current members of the Group held by third parties).

(b)                                  Paragraphs (a)(i) and (a)(ii) above (each a “Joint Venture Investment”) do not apply to:

(i)                                  any Joint Venture Investment already made or contractually required to be made by any member of the Group as at the Closing Date;

(ii)                               ordinary course trading with a Joint Venture on arm’s length terms; and

(iii)                            any Joint Venture Investment in any Joint Venture which is a limited liability company (or other limited liability entity), or an investment made through a special purpose company which is itself a limited liability company, where the aggregate amount or value invested, lent or transferred or for which a guarantee, indemnity or Security is granted by any member of the Group pursuant to this paragraph (b)

(valued at the time of the making or giving thereof and without giving effect to any write-downs or write-offs thereof and valuing any guarantee, indemnity or Security as being the full amount thereby guaranteed, indemnified or secured) (but less the amount of any loan to or investment in a Joint Venture which has been repaid, redeemed or realised or in the case of a guarantee or indemnity cancelled) does not exceed in any financial year €25,000,000 (as the same may be increased as a result of the operation of sub-paragraph (n)(ii) of Clause 1.2 (Construction) (or its equivalent in other currencies) or, when aggregated with the amount of minority interests acquired pursuant to paragraph (c) below, €60,000,000 in aggregate at any time plus any amount of Joint Venture Investments funded out of the proceeds of any Permitted Subordinated Debt or New Equity or Flotation Proceeds that the Company is not required to apply in prepayment of the PIK Facility in accordance with Clause 7.6 (Disposal Proceeds) not previously applied where in each case:

(A)                                          the relevant Joint Venture carries on, or is in a business that it the same or similar or complementary to that carried on by the Group;

(B)                                            the Joint Venture is incorporated or established, and carries on its principal business, in (save to the extent that adequate reserves are being maintained in accordance with GAAP or in respect of which the relevant vendor, Acceptable Bank or third party acceptable to the PIK Facility Agent (acting reasonably) (if any) has indemnified the relevant member of the Group (in each case taking into account their creditworthiness and the terms of the indemnity) or which is adequately insured against with a reputable insurer) the European Union, Bulgaria, Croatia, Norway, Romania or the United States; and

(C)                                            the Joint Venture does not have any material contingent, off-balance sheet, environmental, litigation or other liability (save to the extent that adequate reserves are being maintained in accordance with GAAP) or in respect of which the relevant vendor, Acceptable Bank or third party acceptable to the PIK Facility Agent (acting reasonably) (if any) has indemnified the relevant member of the Group (in each case taking into account their creditworthiness and the terms of the indemnity) or which is adequately insured against with a reputable insurer).

(c)                                   Paragraph (a)(iii) above does not apply to the extent that the aggregate consideration for all acquisitions of minority interests (excluding the acquisition of minority interests in current members of the Group held by third parties) does not exceed €25,000,000 (or its equivalent in other currencies) in any financial year of the Company and, when aggregated with all Joint Venture Investments, does not exceed €60,000,000 (or its equivalent in other currencies) at any time plus any amount of minority interests funded out of the proceeds of any Permitted Subordinated Debt, New Equity or Flotation Proceeds that the Borrower is not required to apply in prepayment of the PIK Facility in accordance with Clause 7.6 (Disposal Proceeds) not previously applied or, the acquisition of the minority interest is such that the provisions of Clause 20.7(b)(viii) (Acquisitions) applies.

20.9                           Negative pledge

(a)                                   Except as permitted under paragraph (b) below, the Company shall not (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of their respective assets.

(b)                                  Paragraph (a) above does not apply to:

(i)                                  any netting or set-off arrangement entered into by any member of the Group arising in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group provided that such arrangement does not give rise to Security over the assets of the Company in support of the liabilities of members of the Group other than the Company in excess of the amount of Financial Indebtedness permitted under paragraph (b)(ix) of Clause 20.17 (Financial Indebtedness);

(ii)                               any rights of set-off arising in respect of any member of the Group in the ordinary course of its trading and not securing Financial Indebtedness;

(iii)                            any Security arising by operation of law (or by contract to the same extent) in the ordinary course of trading;

(iv)                           any Security over or affecting any asset acquired by a member of the Midco Group after the date of this Agreement if:

(A)                                          the Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)                                            the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

(C)                                            the Security is removed or discharged within six months of the date of acquisition of such asset;

(v)                              any Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security is created prior to the date on which that company becomes a member of the Group, if:

(A)                                          the Security was not created in contemplation of the acquisition of that company;

(B)                                            the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)                                            the Security is removed or discharged within six months of that company becoming a member of the Group, unless and to the extent the same is permitted to remain in place following such period pursuant to this paragraph (b);

(vi)                           any netting or set-off arrangement entered into by any member of the Midco Group under a Treasury Transaction permitted under the term of this Agreement for the purposes of determining the obligations of the parties to that agreement by reference to their net exposure under that agreement;

(vii)                        any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms;

(viii)                     any Security over goods or documents of title to goods arising in the ordinary course of letter of credit transactions entered into in the ordinary course of trade;

(ix)                             any Security over any assets of the Midco Group securing liabilities under the Target Bonds or the 2006 Target Bonds;

(x)                                [reserved];

(xi)                             any Security over any assets of the Target Group existing on the Closing Date provided that such Security is released and discharged within three months of the Closing Date;

(xii)                          any Security over any assets of the Midco Group securing liabilities under the Senior Finance Documents, Bridge Finance Documents or the High Yield Notes Documents (in each case to the extent permitted by the Intercreditor Agreement);

(xiii)                       payments into court or any Security arising under any court order or injunction or security for costs arising in connection with any litigation or court proceedings being contested by any member of the Group in good faith (which do not otherwise constitute or give rise to an Event of Default);

(xiv)                      Security arising in connection with any unpaid Tax by any member of the Group where the liability to pay such Tax is being contested in good faith by the member of the Group by appropriate proceedings (which do not otherwise constitute or give rise to an Event of Default) and in respect of which adequate reserves are being maintained;

(xv)                         any Security created with the consent of the Majority Lenders;

(xvi)                      Security by way of set-off or pledge over bank accounts (in favour of the account-holding bank) arising by operation of law or under standard banking terms and conditions;

(xvii)                   Security over any assets of the Midco Group arising in respect of any Capitalised Lease Obligations, to the extent over the assets being utilised or acquired under such arrangements, provided such arrangements are permitted under paragraph (b)(v) of Clause 20.17 (Financial Indebtedness);

(xviii)                any Security arising on rental deposits in connection with the occupation of leasehold premises in the ordinary course of business provided that the aggregate principal amount deposited at any time does not exceed an amount which is customary for such rental deposits;

(xix)                        any Security over any assets of the Midco Group arising under a Vendor Financing permitted under paragraph (b)(xi) of Clause 20.17 (Financial Indebtedness) on the equipment supplied pursuant to such Vendor Financing;

(xx)                           any Security over any assets of the Midco Group arising in connection with an acquisition or disposal permitted by the terms of this Agreement (including Security over any cash paid into an escrow account);

(xxi)                        any Security granted or arising over any shares issued (including shares issued prior to the date of this Agreement) in connection with any employee or management incentive scheme operated by any member of the Group;

(xxii)                     any Security over any assets of the Midco Group which arises under any sale and leaseback transaction permitted by paragraph (b)(xiii) of Clause 20.10 (Disposals);

(xxiii)                  any Security over Target Shares acquired using the proceeds of any loan made to finance any Market Purchases prior to the Closing Date provided that such Security is fully discharged and released on or before the Closing Date;

(xxiv)                 any Security which is limited in recourse to the assets of HTCC;

(xxv)

at any time during the period of three Months following the Closing Date, any Security granted over the marketable securities portfolio owned by the Target Group at the Closing Date in connection with the disposal thereof to a third party;

(xxvi)

any Security over any assets of the Midco Group which secures indebtedness the principal outstanding amount of which (when aggregated with the principal amount of any other outstanding indebtedness which has the benefit of Security other than any permitted under paragraphs (c)(i) to (xxiv) above) does not exceed at any time €100,000,000 (or its equivalent in other currencies); and

(xxvii)

any Security over any assets of the Midco Group arising in connection with Financial Indebtedness permitted under subclause (b)(vi), (b)(vii), (b)(xiii), (b)(xv) or (b)(xvi) of Clause 20.17 (Financial Indebtedness).

20.10                     Disposals

(a)                                   Except as permitted under paragraph (b) below, the Company shall not (and the Company shall ensure that no other member of the Group will) whether in a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) sell, lease, transfer or otherwise dispose of any asset.

(b)                                  Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)                                  of assets made in the ordinary course of trading of the disposing entity and on arm’s length terms;

(ii)                               of any asset by a member of the Group (the “Disposing Company”), other than shares in another member of the Group, to another member of the Group (the “Acquiring Company”), provided that if either:

(A)                                          the Disposing Company is a Senior Obligor, the Acquiring Company must also be a Senior Obligor, unless the disposal is permitted by paragraph (B) below; or

(B)                                            the Disposing Company is a Senior Obligor and the Acquiring Company is not a Senior Obligor, the market value of the assets so disposed of (when aggregated with the market value of all other assets disposed of pursuant to this paragraph (b)(ii)(B)) does not exceed €25,000,000 (or its equivalent in other currencies) in any financial year of the Company;

(iii)                            of obsolete, surplus or redundant vehicles, plant, machinery or equipment or real estate not required for the operation of the business of the Group, in each case, on arm’s length terms;

(iv)                           of cash or Cash Equivalent Investments where that disposal is not otherwise prohibited by the PIK Finance Documents;

(v)                              arising as a result of any Security permitted under Clause 20.9 (Negative pledge);

(vi)                           of assets that do not form all, or any part of any Core Assets (including shares of any member of the Group that is not part of the Core Assets) for cash on arm’s length terms where the net proceeds of disposal are contracted to be used within 12 months of receipt of such proceeds to purchase or invest in assets to be used in the business of the Group and are so used within 18 months of such date or are applied in prepayment of the PIK Facility in accordance with the provisions of paragraph (b) of Clause 7.0 (Disposal, Proceeds);

(vii)                        disposals of assets (not including shares in, or the business of, a member of the Group or any interest in any Joint Venture or any material Intellectual Property) in exchange for or for investment in other assets which are comparable or superior as to type, value and quality for use in the business;

(viii)                     of assets with the consent of the Majority Lenders;

(ix)                             of assets to a Joint Venture permitted pursuant to Clause 20.8 (Joint Ventures);

(x)                                forming part of a Permitted Reorganisation;

(xi)                             constituting dealings with trade debtors with respect to book debts in the ordinary course of trading;

(xii)                          of the shares of any Holdco or the Target either:

(a)                                       (at any time) which is the subject of a Flotation, provided the Flotation Proceeds are applied as required by Clause 11.8(b) of the Senior Facilities Agreement, Clause 7.7 (Disposal, Insurance, Report and Flotation Proceeds) of the Bridge Facility Agreement or Clause 7.6 (Disposal Proceeds); or

(b)                                      (if a delisting of the Target Shares from the Copenhagen Stock Exchange has not occurred) at any time after the Quarter Date on which the Debt Cover ratio of the Group is less than 3.75:1 provided that on such date and on the date of disposal Midco does not have any outstanding Utilisations (as defined in the Senior Facilities Agreement) under the Senior Facilities;

(xiii)                       of assets pursuant to any sale and leaseback transaction where the net consideration receivable (when aggregated with the net consideration receivable for any other disposal by a member of the Group pursuant to a sale and leaseback transaction)

does not exceed €75,000,000 (or its equivalent in other currencies) in any financial year of the Company;

(xiv)                      the sale or discounting of receivables on arm’s length terms and in compliance with the terms of the PIK Finance Documents, provided that if the programmes or arrangements pursuant to which such sales were effected exceed in aggregate €200,000,000 (or its equivalent in other currencies) at any time such excess net proceeds of such disposal are applied (where required) in prepayment of the Senior Facilities pursuant to Clause 11 of the Senior Facilities Agreement, in prepayment of the Bridge Facility pursuant to Clause 7 of the Bridge Facility Agreement or of any other Financial Indebtedness of the Midco Group or in prepayment of the PIK Facility pursuant to Clause 7 (Prepayment and Cancellation);

(xv)                         constituted by way of a license of Intellectual Property, provided that (in the case of any exclusive license) such Intellectual Property is not required for the operation of the business of the Group;

(xvi)                      a lease or licence of real property in the ordinary course of business (which shall not include masts or the real property on which they are situated) provided that such real property is not required for the business of the Group;

(xvii)                   of any asset pursuant to a contractual arrangement existing at the Closing Date;

(xviii)                an assignment by the Company to the Target of rights under any Tender documents which occurs no later than three months after the Closing Date;

(xix)                        of any interest in any Treasury Transaction for cash provided that immediately following any such sale, transfer or disposal the provisions of Clause 20.26 (Treasury Transactions) are complied with;

(xx)                           of any of the marketable securities portfolio owned by the Target Group at the Closing Date;

(xxi)                        of Equity Funded Target Shares and

(xxii)                     of assets for cash on arm’s length terms where the net consideration receivable (when aggregated with the net consideration receivable for any other sale, lease, transfer or other disposal by the Group not allowed under the preceding paragraphs (i) to (xx)) does not exceed €50,000,000 (or its equivalent in other currencies) in any financial year of the Company (as the same may be increased as a result of the operation of sub-paragraph (n)(iii) of Clause 1.2 (Construction)), provided that the aggregate amount of such net consideration receivable when aggregated with the amount of such net consideration receivable for any other disposal permitted under this paragraph (xxi) does not exceed €300,000,000 (or its equivalent in other currencies) in total at any time during the life of this Agreement.

Disposals which give rise to an obligation to apply the proceeds of that disposal in full or partial prepayment of the PIK Facility pursuant to Clause 7 (Prepayment and Cancellation) must be on terms that the consideration payable in respect of the asset(s) being disposed of is for an amount equal to at least 85 per cent. in cash payable, no later than the date of the relevant disposal.

20.11                     Arm’s length basis

(a)                                   Except as permitted by paragraph (b) below, the Company shall not (and the Company shall ensure no other member of the Group will) enter into any transaction with any Connected Person other than on arm’s length terms.

(b)                                  The following transactions shall not be a breach of this Clause 20.11:

(i)                                  the transactions pursuant to the Investor Documents or as envisaged by the Structure Memorandum or under paragraph (b)(viii) of Clause 20.10 (Disposals);

(ii)                               payment of reasonable fees and costs for non-executive directors of the Company who are nominees of the Investors if the amount of those fees and costs does not exceed €1,000,000 (or its equivalent in other currencies) in aggregate in any financial year of the Company;

(iii)                            loans by the Company to members of the Group to the extent permitted by paragraph (b)(vii) of Clause 20.12 (Loans or credit) or guarantees given by the Company in respect of the liabilities of other members of the Group;

(iv)                           transactions between members of the Group besides the Company or transactions between such members and the Company, provided that if the Company is a party such transactions are on arm’s length terms or are more favourable to the Company than the other such party;

(v)                              fees, costs and expenses payable under the Transaction Documents (or any fee or engagement letters entered into in connection therewith) in the amounts set out in the Agreed Sources and Uses Spreadsheet delivered to the PIK Facility Agent prior to the Closing Date or agreed by the PIK Facility Agent;

(vi)                           any payment permitted under paragraph (b) of Clause 20.15 (Dividends) or paragraph (b) of Clause 25.17 (Subordinated debt, etc.);

(vii)                        the issuance of shares in accordance with Clause 20.14 (Share Capital);

(viii)                     any transaction which is a Permitted Reorganisation;

(ix)                             any Permitted Subordinated Debt;

(x)                                any transaction with any member of management of any member of the Group pursuant to a management participation or incentive scheme;

(xi)                             any arrangement in respect of, or the making of, a Permitted Payment or any transaction to facilitate the making of a Permitted Payment; and

(xii)                          loans to or guarantees of indebtedness of directors or employees of members of the Group to the extent permitted under paragraph (b)(iv) of Clause 20.12 (Loans or credit) or paragraph (b)(viii) of Clause 20.13 (No guarantees or indemnities).

20.12                     Loans or credit

(a)                                   Except as permitted under paragraph (b) below, the Company shall not (and the Company shall ensure that no other member of the Group will) make any loans or grant any credit representing Financial Indebtedness.

(b)                                  Paragraph (a) above does not apply to:

(i)                                  any loan made or credit granted in the ordinary course of trading and on usual terms;

(ii)                               a loan by a member of the Group to another member of the Group to the extent that loan exists on the Closing Date;

(iii)                            a Joint Venture Investment by a member of the Group, to the extent permitted under Clause 20.8 (Joint Ventures);

(iv)                           a loan by a member of the Group to an employee or director of any member of the Group for any purpose (other than funding or refinancing any (direct or indirect) equity or other investment by such employee or director in the Company or any of its direct or indirect Holding Companies) if the outstanding amount of that loan when aggregated with the amount of all loans to employees and directors by members of the Group and the maximum actual and contingent liabilities under all guarantees or indemnities by members of the Group in respect of liabilities or obligations of employees or directors of members of the Group permitted under paragraph (b)(viii) of Clause 20.13 (No guarantees or indemnities) does not exceed €10,000,000 (or its equivalent in other currencies) plus the aggregate amount of such loans in existence at the Closing Date outstanding at any time;

(v)                              a loan by a member of the Group to any other such member that is not the Company;

(vi)                           a loan by a member of the Group which is not the Company to the Company, provided that such loan is subordinated to the PIK Loans on customary terms;

(vii)                        a loan by the Company to another member of the Group;

(viii)                     any arrangement in respect of, or the making of, a Permitted Payment or any transaction to facilitate the making of a Permitted Payment by a member of the Group to another member of the Group;

(ix)                             any credit balance held in the ordinary course of its banking arrangements with an Acceptable Bank;

(x)                                any deferred consideration arising in connection with a disposal permitted by the terms of this Agreement, up to a limit of 15 per cent. (if required to be applied in prepayment of the Senior Facilities) or 25 per cent. (if not required to be applied in prepayment of the Senior Facilities) of the relevant disposal consideration, provided that such consideration is not deferred for a period of more than 18 Months;

(xi)                             any loan made by a member of the Target Group in existence on the Closing Date or contractually committed on or before the Closing Date to be made;

(xii)                          any loan to a trust or special purpose entity to fund the acquisition of shares of directors or employees who cease to be employed or appointed by any member of the Group in an aggregate amount outstanding at any time not exceeding €5,000,000 (or its equivalent in other currencies);

(xiii)                       any loan made by a member of the Group to any Holdco in connection with the payment of Taxes which are attributable to the business of the Group;

(xiv)                      any loan made by any member of the Group in order to comply with its obligations under Clause 20.23 (Cash); and

(xv)                         any loans or credit not otherwise permitted by paragraphs (i) to (xii) above in an aggregate amount outstanding at any time not exceeding €50,000,000 (or its equivalent in other currencies).

20.13                     No guarantees or indemnities

(a)                                   Except as permitted under paragraph (b) below, the Company shall not (and the Company shall ensure that no other member of the Group will) give any guarantee in respect of any Financial Indebtedness.

(b)                                  Paragraph (a) does not apply to a guarantee which is:

(i)                                  given by a member of the Midco Group pursuant to the Bridge Finance Documents;

(ii)                               given by a member of the Midco Group pursuant to the Senior Finance Documents or the High Yield Notes Documents (in the case of the latter to the extent permitted by the Intercreditor Agreement);

(iii)                            given by the Company or any of its Subsidiaries in respect of the obligations of a Joint Venture in which such member of the Group has a Joint Venture Investment to the extent permitted under Clause 20.8 (Joint Ventures);

(iv)                           given by the Company in respect of the obligations of another member of the Group;

(v)                              given by Midco or any of its Subsidiaries in favour of:

(A)                                          a purchaser of assets from a member of the Group which has disposed of such assets pursuant to paragraph (b) of Clause 20.10 (Disposals), to the extent customary to do so;

(B)                                            any lessor of any real estate leased by a member of the Group; or

(C)                                            a person who has sold or who has agreed to sell any assets to a member of the Group which such Group member is permitted to acquire under the Bridge Finance Documents on arm’s length terms and not to or for the benefit of, nor in respect of the liabilities or obligations of, a Connected Person, where the maximum aggregate liability outstanding at any time pursuant to this paragraph (v) does not, when aggregated with the amount of any guarantees permitted under paragraph (xiii) below, exceed €25,000,000 (or its equivalent in other currencies) plus the amount of any guarantees given by a member of the Target Group as at the Closing Date (provided that the additional amount above such €25,000,000 limit shall be reduced by the amount of any such pre-existing guarantees that expire after the Closing Date (provided that those guarantees may not be renewed));

(vi)                           given by a member of the Group which is not the Company in favour of the obligations of the Company, provided that such guarantee is subordinated to the PIK Loans on customary terms;

(vii)                        given by any member of the Group in respect of obligations of any other such member of the Group other than the Company;

(viii)                     given in respect of the obligations of a director or employee of any member of the Group if the outstanding amount of any such guarantees when aggregated with the outstanding amount of loans to employees or directors under paragraph (b)(iv) of Clause 20.12 (Loans or Credit) does not exceed €10,000,000 (or its equivalent in other currencies) in excess of the amount outstanding in respect thereof as at the Closing Date at any time;

(ix)                             given by a member of the Midco Group in respect of the Target Bonds or the 2006 Target Bonds as at the Closing Date (or any indebtedness incurred in accordance with paragraph (b)(xvi) of Clause 20.17 (Financial Indebtedness));

(x)                                the endorsement of negotiable instruments in the ordinary course of trade;

(xi)                             any guarantee in respect of a netting or set-off arrangement entered into by a member of the Group in the ordinary course of its banking arrangements for the purpose of netting debt and credit balances of members of the Group, provided that such arrangement does not give rise to guarantees in support of the liabilities of members of the Group that are non-Senior Obligors in excess of the amount of Financial Indebtedness permitted under paragraph (ix) of Clause 20.17 (Financial Indebtedness);

(xii)                          until the date which is three Months after the Closing Date, any guarantee issued in respect of Existing Debt (and thereafter any such guarantee to the extent it falls within one of the other paragraphs of this definition);

(xiii)                       any guarantees given by a member of the Target Group prior to the Closing Date in connection with any Financial Indebtedness permitted under paragraph (xxi) of Clause 20.17 (Financial Indebtedness); and

(xiv)                      (not being in respect of any obligation or liability of any Connected Person) any guarantee by a member of the Midco Group not otherwise allowed under the preceding paragraphs of this Clause 20.13 under which the aggregate liability (actual or contingent) of all members of the Group does not, when aggregated with the amount of any guarantees permitted under paragraph (v) above, exceed €75,000,000 (or its equivalent in other currencies) at any time, provided that, neither the Company nor any of its Subsidiaries may guarantee any obligations of any Holding Company of the Company or any Holdco (other than Bidco or, prior to the Senior Pushdown occurring, Midco), other than in each case with respect to the Subsidiaries:

(A)                                          any guarantee given under the Senior Finance Documents;

(B)                                            any guarantee given under the Bridge Finance Documents; or

(C)                                            any Notes Guarantee.

20.14                     Share capital

(a)                                   Except as provided in paragraph (b) below, no member of the Group may:

(i)                                  redeem, purchase, defease, retire or repay any of its shares or share capital (or any instrument convertible into shares or share capital) or resolve to do so;

(ii)                               (other than a member of the Target Group to another member of the Group) issue any shares (or any instrument convertible into Shares) which by their terms are redeemable or carry any right to a return prior to the date falling twelve years after the Closing Date; or

(iii)                            issue any shares or share capital (or any instrument convertible into Shares or Share Capital) to any person, other than (subject to paragraph (c) below) an issue by a direct or indirect Subsidiary of the Company to its existing shareholders or any direct or indirect Subsidiary of the Company or as part of a Permitted Reorganisation.

(b)                                  Subject to paragraph (c) below, paragraph (a) does not apply to:

(i)                                  any transaction contemplated in the Structure Memorandum;

(ii)                               the issue of shares for cash by the Company to its shareholders where either such shares yare issued pursuant to Clause 19.3 (Equity Cure Right) of the Bridge Facility Agreement or are otherwise of the same class(es) and on the same terms as those initially issued by the Company and by their terms do not carry a right to periodic returns prior to, and not redeemable before, the date falling twelve years after the Closing Date provided that the shareholder in such capacity agrees to fully subordinate and make junior such shares in right of payment to the Loans pursuant to customary subordination terms for similar securities;

(iii)                            any transaction which is a Permitted Reorganisation;

(iv)                           the issue of shares pursuant to any employee or management incentive scheme operated by any member of the Group;

(v)                              an issue of shares by any Holdco or the Target as part of a Flotation;

(vi)                           any redemption or purchase of shares from any person who has ceased or is ceasing to be an employee or director of any member of the Group;

(vii)                        any redemption, purchase, defeasance, retirement or repayment of shares by any Obligor (other than the Company) pro rata to its existing shareholders; or

(viii)                     where required by law to have more than one shareholder, an issue of shares by a member of the Group to the extent legally required to employees or management.

(ix)                             the redemption, purchase, defeasance, retirement or repayment of its shares for cash by an entity other than the Company; or

(x)                                any redemption, purchase, defeasance, retirement or repayment of shares to the extent that the proceeds realized constitute a Permitted Payment or are required to facilitate a Permitted Payment.

(c)                                   Any shares may be issued by any member of the Group to the Company.

20.15                     Dividends and other restricted payments

(a)                                   Except as allowed by the terms of the Intercreditor Agreement and subject to paragraph (b) below, the Company may not (and, in the case of sub-paragraph (iv) below only, will ensure that no other member of the Group will):

(i)                                  declare, make or pay, or pay interest on any unpaid amount of, any dividend, charge, fee or other distribution (whether in cash or in kind) on or in respect of its shares or share capital (or any class of its share capital);

(ii)                               repay or distribute any share premium account;

(iii)                            (and nor may any other member of the Group) make any payment to any Investor or Connected Person (or any other direct or indirect shareholder in the Company) or any of their respective Affiliates that are not members of the Group in respect of any advisory, monitoring, management or other fees or expenses; or

(iv)                           pay any fee or commission to any Connected Person.

(b)                                  Paragraph (a) above does not apply to any payment or transaction which is a Permitted Payment or to any payment made or transaction entered into to facilitate a Permitted Payment.

20.16                     Subordinated debt, etc.

(a)                                   Except as allowed by the terms of the Intercreditor Agreement and subject to paragraph (b) below, the Company may not (and will ensure that no other member of the Group will):

(i)                                  repay or prepay any amount (whether of principal, fee, interest, premium or other charge) outstanding under any Investor Document; or

(ii)                               purchase, redeem, defease or discharge or provide any guarantee or security for or sub-participate in any Investor Document or any amount outstanding under any Investor Document.

(b)                                  Paragraph (a) above does not apply to:

(i)                                  any payment or transaction which is a Permitted Payment or to any payment made or transaction entered into to facilitate a Permitted Payment; or

(ii)                               any conversion or exchange of “Initial Loans” for “Extended Loans” and/or “Exchange Notes”, “Extended Loans” for “Exchange Notes” or “Floating Rate Notes” for “Fixed Rate Notes” (each as defined in the Bridge Facility Agreement).

20.17                     Financial Indebtedness

(a)                                   Except as permitted under paragraph (b) or paragraph (c) below, the Company shall not (and the Company shall ensure that no other member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)                                  Paragraph (a) above does not apply to:

(i)                                  Financial Indebtedness which is incurred under the PIK Finance Documents or the PIK Documents;

(ii)                               Financial Indebtedness of any member of the Midco Group which is incurred under the Bridge Finance Documents or the Senior Finance Documents (to the extent permitted under the Intercreditor Agreement);

(iii)                            any Financial Indebtedness of any member of the Midco Group arising under the High Yield Notes Documents as amended from time to time in accordance with this Agreement;

(iv)                           any Financial Indebtedness arising under any on-loan of the proceeds of the PIK Facility made by the Company to Midco including any Financial Indebtedness arising under the PIK Notes Inter-Company Loan Agreement;

(v)                              Capitalised Lease Obligations incurred by Midco or any of its Subsidiaries provided that such Capitalised Lease Obligations are with another member of the Group or:

(A)                                          do not result in a breach of the undertaking as to maximum Capital Expenditure in paragraph (d) of Clause 19.2 (Financial condition) of the Bridge Facility Agreement;

(B)                                            are on arm’s length terms; and

(C)                                            to the extent that the aggregate amount of the principal element of such Capitalised Lease Obligations, calculated in accordance with the Accounting Principles, does not at any time exceed €75,000,000 (or its equivalent in other currencies);

(vi)                           monies borrowed under a loan from another member of the Group which is permitted under Clause 20.12 (Loans or credit), or any guarantee given by a member of the Midco Group which is permitted under Clause 20.13 (No guarantees or indemnities);

(vii)                        Financial Indebtedness of any member of the Midco Group to the extent covered by a letter of credit issued under the Senior Facilities or other letter of credit, guarantee or indemnity issued under an Ancillary Facility or a Fronted Ancillary Facility (each as defined in the Senior Facilities Agreement);

(viii)                     Financial Indebtedness of any member of the Midco Group in respect of any transaction which is a Treasury Transaction permitted by Clause 20.26 (Treasury Transactions);

(ix)                             any Financial Indebtedness arising under any cash management or cash pooling arrangement to the extent entered into in the ordinary course of its banking arrangements for the purpose of netting balances of members of the Group at the end of each day and provided at all times following the date falling three Months after the Closing Date, that the aggregate of debit balances of members of the Group other than Senior Obligors under all such arrangements that are supported by Senior Obligors does not exceed €125,000,000 (or its equivalent in other currencies) in aggregate at any time;

(x)                                the discounting of bills or notes in the ordinary course of trading, provided that, for avoidance of doubt, this does not permit the entering into of receivables discounting facilities on a with recourse basis;

(xi)                             any Financial Indebtedness of any member of the Midco Group arising under any Vendor Financing;

(xii)                          any Financial Indebtedness under an Investor Document or a Permitted Subordinated Debt Document as amended from time to time in accordance with this Agreement;

(xiii)                       any Financial Indebtedness incurred by any member of the Group as a result of the implementation or completion of any step set out in the Structure Memorandum;

(xiv)                      any Financial Indebtedness of the Target Group outstanding on the Closing Date provided such indebtedness is repaid or prepaid within three Months of the Closing Date (save as otherwise permitted in this sub-paragraph (b));

(xv)                         any Financial Indebtedness of any member of the Midco Group under the Target Bonds and the 2006 Target Bonds;

(xvi)                      any Financial Indebtedness of any member of the Midco Group incurred for the purpose of repaying or redeeming amounts outstanding under or otherwise acquiring any Target Bonds provided that:

(A)                                          the scheduled maturity date of such Financial Indebtedness does not fall prior to the date falling twelve years after the Closing Date; and

(B)                                            the borrower of such Financial Indebtedness shall be the borrower of the Target Bonds to be repaid, redeemed or otherwise acquired;

(xvii)                   any Financial Indebtedness of any member of the Midco Group incurred which falls under paragraph (g) of the definition of Financial Indebtedness;

(xviii)                Financial Indebtedness of any person acquired by a member of the Group after the Closing Date which is outstanding under arrangements in existence at the date of that acquisition (provided that:

(A)                                          the Financial Indebtedness was not incurred in contemplation of the acquisition of that entity by a member of the Group;

(B)                                            the principal amount of such Financial Indebtedness is not increased in contemplation of, or after the date of, the acquisition (otherwise than by the capitalisation of interest); and

(C)                                            such Financial Indebtedness is repaid within three Months of the date of the acquisition);

(xix)                        any Financial Indebtedness of HTCC;

(xx)                           any loan made by a Holdco to any member of the Group in connection with the payment of Taxes which are attributable to the business of the Group which are on terms satisfactory to the PIK Facility Agent (acting reasonably);

(xxi)                        any Financial Indebtedness incurred under the “Qualified Technological Equipment Lease” US cross-border sale and leaseback transactions entered into by one or more members of the Target Group prior to the date of this Agreement; and

(xxii)                     any Financial Indebtedness of Midco or any of its Subsidiaries not otherwise permitted by the preceding paragraphs (i) to (xxi) (inclusive) in an aggregate principal amount outstanding not exceeding €100,000,000 (or its equivalent in other currencies) at any time.

(c)                                   The Company may not, prior to the Closing Date, incur any Financial Indebtedness for the purpose of financing Market Purchases unless:

(i)                                  such Financial Indebtedness is Permitted Subordinated Debt (including Permitted Subordinated Debt as defined in the Bridge Facility Agreement; or

(ii)                               such Financial Indebtedness is provided by third party lenders on terms such that it will be capable of being refinanced on, and any Security provided in support of that Financial Indebtedness will be released on, the Closing Date.

(iii)                            The Company shall be obliged:

(A)                                          to refinance any Financial Indebtedness incurred by it under sub-paragraph (ii) above, through a Utilisation of the Senior Facilities;

(B)                                            to cancel any available facility in respect of Market Purchases made available to it in accordance with sub-paragraph (ii) above;

(C)                                            procure the release of any Security which it has granted in support of any Financial Indebtedness incurred by it under sub-paragraph (ii) above; and

(D)                                           provide a certificate from the relevant third party lender that it has no further claims against the Company in respect of any such Financial Indebtedness incurred by it under, or facility made available to in accordance with sub-paragraph (ii) above, in each case on or before the first Utilisation Date.

20.18                     Insurance

(a)                                   The Company shall ensure that the Midco Group maintains insurances (including under any Group policy) on and in relation to its business and material assets against those risks and to the extent as is usual in all material respects for companies carrying on the same or substantially similar business where in any such case failure to do so would have, or would reasonably be expected to have, a Material Adverse Effect.

(b)                                  All insurances must be with reputable independent insurance companies or underwriters.

20.19                     Pensions

(a)                                   The Company shall ensure that all pension schemes operated by or maintained for the benefit of members of the Group and/or any of its employees are:

(i)                                  funded to the extent required by law and the terms of such schemes based on reasonable actuarial assumptions; and

(ii)                               operated or maintained as required by law and the terms of such schemes,

where in any such case failure to do so would have, or would reasonably be expected to have, a Material Adverse Effect.

(b)                                  The Company shall deliver to the PIK Facility Agent copies of those actuarial reports relating to its material pension schemes which are prepared in order to comply with the then current statutory or auditing requirements.

20.20                     Access

While an Event of Default is (or where the PIK Facility Agent reasonably suspects an Event of Default is) continuing under Clause 21.1 (Non-Payment), Clause 21.5 (Insolvency) or Clause 21.6 (Insolvency proceedings), the Company shall not (and the Company shall ensure that each member of the Group shall) permit the PIK Facility Agent and/or accountants or other professional advisers and contractors of the PIK Facility Agent, after consultation with the Company, free access at all reasonable times and on reasonable notice to:

(a)                             inspect and take copies and extracts from the books, accounts and records of each Obligor;

(b)                            view the premises of the Company and the members of the Group; and

(c)                             meet and discuss matters with Senior Management,

in each case only to the extent the PIK Facility Agent (acting reasonably) considers to be necessary to investigate the Event of Default referred to above.  If an Event of Default referred to above was continuing at the time such accountants or other professional advisers or contractors were appointed the costs of such persons shall be for the account of the Company, otherwise it shall be for the account of the Lenders.

20.21                     Intellectual Property

The Company shall:

(a)                             preserve and maintain the subsistence and validity of the Intellectual Property owned by members of the Group;

(b)                            use reasonable endeavours to prevent any infringement of that Intellectual Property;

(c)                             make registrations and pay all registration fees and taxes necessary to maintain that Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(d)                            not use or permit that Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may adversely affect the existence or value of that Intellectual Property or imperil the right of any member of the Group to use such Intellectual Property; and

(e)                             not discontinue the use of that Intellectual Property,

where failure to do so would in any such case have, or would reasonably be expected to have, a Material Adverse Effect.

20.22                     Cash

(a)                                   No member of the Group may agree to any restriction on its ability to move cash to another member of the Group, whether by way of dividend or other distribution, intercompany loan, redemption of shares or otherwise, which would, or would be reasonably likely to, affect materially and adversely the Company’s ability to meet its payment obligations under this Agreement.

(b)                                  Paragraph (a) above does not apply to any restriction contained in a Senior Finance Document, a Bridge Finance Document, a PIK Finance Document, a PIK Document, a High Yield Notes Document or, for the avoidance of doubt, any restriction on any member of the Target Group in existence on the Closing Date.

20.23                     Amendments

(a)                                   Subject to Clause 20.32 (PIK Loan Documents) the Company shall not (and the Company shall ensure that no other member of the Group will) amend or terminate any of its constitutional documents or any of the documentary conditions precedent to signing in a way which could reasonably be expected to materially and adversely affect the interests of the Lenders.

(b)                                  The Company shall not (and the Company shall procure that no member of the Group shall) amend or terminate or waive any term of the Investor Documents other than:

(i)                                  any amendment, variation, novation or supplement which is of a minor or technical nature;

(ii)                               as expressly permitted or required pursuant to this Agreement; or

(iii)                            in a way which would not, or would not reasonably be expected to, materially and adversely affect the interests of the Lenders.

20.24                     [Reserved]

20.25                     [Reserved]

20.26                     Treasury Transactions

No member of the Group may enter into any Treasury Transaction, other than, in the case of the Midco Group only:

(i)                                  the hedging transactions entered into by the relevant Senior Obligors contemplated by Clause 25.27(a) of the Senior Facilities Agreement;

(ii)                               Treasury Transactions hedging currency rate risk or swapping currencies entered into by members of the Midco Group in connection with payments required in relation to the Offer, any acquisition of shares in the Target (whether by way of Market Purchase or pursuant to any Compulsory Acquisition Procedure) or any Tender;

(iii)                            Treasury Transactions entered into by members of the Target Group prior to the Closing Date;

(iv)                           spot and forward delivery foreign exchange contracts entered into in the ordinary course of business but not for speculative purposes; and

(v)                              any Treasury Transaction entered into for the hedging of actual or projected exposures arising in the ordinary course of the trading activities of any member of the Midco Group or in respect of Financial Indebtedness permitted under Clause 20.17 (Financial Indebtedness) and not for speculative purposes.

20.27                     Holding companies

(a)                             The Company shall ensure that none of the Holdcos shall trade, carry on any business, own any material assets or incur any material liabilities other than:

(i)                                  carrying on business as a holding company;

(ii)                               the ownership of shares (A) in InterCo by Topco, (B) in the Company by InterCo, (C) in Midco by the Company, (D)(aa) in Bidco or, as the case may be following any Permitted Reorganisation resulting in a merger, shares in whichever is the surviving entity and (bb) (directly or indirectly) in the Finance Company, in each case by Midco, or (E) in the Target by Bidco;

(iii)                            having rights and liabilities under the Transaction Documents, the PIK Facility Documents (in respect of the period prior to the date of issue of the High Yield Notes (if any), to the extent that the principal amount outstanding under the PIK Facility or any PIK Notes (excluding capitalised interest) does not exceed €350,000,000 (or its equivalent in other currencies), any fee letters entered into in connection therewith to which it is a party and in respect of professional fees and administration costs in the ordinary course of business as a holding company of the Group and providing administrative services to the other members of the Group;

(iv)                           having rights and liabilities under any Treasury Transactions which are permitted by Clause 25.27(c) of the Senior Facilities Agreement and which are contemplated in the Funds Flow Memorandum;

(v)                              granting the Transaction Security (as defined in the Senior Facilities Agreement) and any Security (as defined in the Senior Facilities Agreement) required to be granted by it under the Senior Finance Documents;

(vi)                           incurring liabilities for or in connection with Taxes, provided that for the avoidance of doubt, no member of the Group may make any payment in respect of Taxes to any Holdco (other than Bidco or, prior to the Senior Pushdown occurring, Midco) unless the amount so paid is required by the ultimate recipient in order to make a payment to the relevant tax authorities;

(vii)                        incurring liabilities arising by operation of law;

(viii)                     in respect of any employment contracts for any employee of that Holdco;

(ix)                             in relation to Midco only, incurring liabilities under the Senior Finance Documents, the Bridge Finance Documents and any high yield engagement letter and making any Permitted Payment in respect of any thereof;

(x)                                in relation to any Notes Issuer, Notes On-Loan Lender or Notes On-Loan Borrower only, incurring liabilities under the High Yield Notes Documents and making any Permitted Payment in respect thereof;

(xi)                             in relation to the Company or any Holding Company of the Company only, incurring liabilities under the PIK Finance Documents and making any Permitted Payment in respect thereof;

(xii)                          making loans, acquiring shares or other assets and incurring liabilities in each case as referred to in any step set out in the Structure Memorandum or incurring rights or liabilities in connection with any Tender;

(xiii)                       any arrangement in respect of, or the making of, a Permitted Payment or the making of a payment or entering into a transaction to facilitate a Permitted Payment;

(xiv)                      making loans or giving guarantees otherwise permitted by this Agreement;

(xv)                         incurring rights and liabilities under the Permitted Subordinated Debt Documents;

(xvi)                      incurring rights and liabilities under the Market Purchase Facility Agreement and/or the Market Purchase Agreement;

(xvii)                   holding Cash or Cash Equivalents;

(xviii)                pursuant to a Permitted Reorganisation;

(xix)                        the taking of any administrative actions necessary to maintain its existence;

(xx)                           making Market Purchases of Target Shares provided that Bidco is the legal and beneficial owner of such Target Shares by the Closing Date, incurring Financial Indebtedness in respect thereof and granting Security in support of such Financial Indebtedness in each case provided that such Financial Indebtedness and Security is discharged in full no later than the Closing Date.

(b)                            No member of the Group that is not a Holdco shall make any sale, lease, transfer or other disposal, or make any loan or other payment, to any Holdco (other than Bidco or, prior to the Senior Pushdown occurring, Midco) unless it is a Permitted Payment or is to facilitate a Permitted Payment.

(c)                             Neither Bidco nor Midco shall make any sale, lease, transfer or other disposal, or make any loan or other payment, to any other Holdco (other than Bidco, or prior to the Senior Pushdown occurring, Midco) unless it is a Permitted Payment or is to facilitate a Permitted Payment.

(d)                            After the Senior Pushdown has occurred, any cash which is retained by Midco at such time in an amount which, when aggregated with other amounts retained by Midco after such date, exceeds €5,000,000 in any financial year (or its equivalent in other currencies) and which is not required for application towards a Permitted Payment shall, at the option of Midco:

(i)                                  be pushed down to the Target either by way of cash loan or equity subscription; or

(ii)                               be retained by Midco.

(e)                             Any such payment made by a member of the Group, if made by way of Loan, to the extent that the proceeds thereof are not required to be used by the entity that is the borrower under the Bridge Facility, the issuer of the High Yield Notes or the Borrower under the PIK Facility Documents (or similar or replacement facility) shall not be made via or through such entity but shall, provided it is not unlawful to do so and there are no adverse implications to the Group or any Holdco make the payment direct to the actual entity with the payment obligations or, as the case may be, liability.

20.28                     Offer

(a)                                   The Company shall procure that Bidco shall:

(i)                                  ensure that the Offer Advertisement is issued, published or otherwise placed and that the Offer Document is posted no later than ten Business Days after the date of this Agreement;

(ii)                               keep the PIK Facility Agent informed as to the progress of the Offer and of any material development in relation to the Offer, including details of the level of acceptances achieved under the Offer and promptly on request provide the PIK Facility Agent with any material information received in relation to the Offer (subject to any confidentiality or other restrictions relating to such information);

(iii)                            promptly deliver to the PIK Facility Agent copies of all material press and other announcements made by PIK in connection with or in relation to the Offer and any material documents or statements issued by the Danish FSA in relation to the Offer;

(iv)                           ensure that the Offer Documents comply in all material respects with all applicable laws and regulations and Bidco shall comply in all material respects with applicable laws and regulations relating to the Offer where failure to do so would, or would reasonably be expected to have, have a Material Adverse Effect;

(v)                              comply with any directions from the Danish FSA or the Copenhagen Stock Exchange A/S or other relevant regulatory authority in relation to the Offer and the acquisition of the Target Shares in all respects material in the context of the Offer;

(vi)                           not, without the consent of the Arrangers (acting reasonably) or unless required to by the Danish FSA or the Copenhagen Stock Exchange A/S, amend or waive any material term of the Offer (other than an extension of the Offer Period or a reduction of the required level of acceptances to the Offer to an amount equal to or greater than 85 per cent.) where such amendment or waiver is reasonably likely to affect materially and adversely the interest of the Finance Parties;

(b)                                  If Bidco becomes entitled to initiate any Compulsory Acquisition Procedure it shall initiate that procedure promptly upon becoming entitled to do so unless another Compulsory Acquisition Procedure has been or will, imminently, be initiated.

(c)                                   Bidco shall not, and the Company shall ensure that no action is taken by either of them or by any Person acting in concert with any member of the Group which:

(i)                                  would require any mandatory offer to be issued in accordance with Section 31 of the Danish Securities Trading Act at a higher offer price or on terms financially more favourable to the offerees than the price offered in accordance with the Offer; or

(ii)                               would require an increase in the offer price for the Target Shares, or the maximum total consideration payable for all the Target Shares to which the Offer relates, above the level agreed between the Company, Bidco and the Arrangers from time to time save to the extent that any such increase will be funded solely by New Equity or, as the case may be, Permitted Subordinated Debt, except with the prior consent of the Arrangers.

(d)                                  Bidco shall not agree to waive, vary or amend the condition contained in the Offer Document that Bidco must obtain acceptances comprising more than 90 per cent of the Target Shares without the prior consent of the Arrangers unless such waiver, variation or amendment is such that the Offer is conditional upon Bidco obtaining acceptances comprising at least 85 per cent. of the Target Shares.

20.29                     Target dividends

(a)                                   The Company shall procure that:

(i)                                  as soon as reasonably practicable following the Closing Date, the Target shall appoint auditors to review an interim balance sheet of the Target and confirm the amount of distributable reserves of the Target;

(ii)                               to the extent it is legally entitled to do so, as soon as reasonably practicable following the Closing Date, it or Bidco will appoint representatives to the board of directors of the Target;

(iii)                            to the maximum extent possible and prudent (as determined by the board of directors (or equivalent body) of the Target) (having regard to the amount of borrowing by Midco under the Senior Facilities Agreement at such time and the future borrowings under the Senior Facilities Agreement by Midco (if any) and interest thereon), as soon as reasonably practicable following the Closing Date (and, if Bidco is entitled to complete or carry out such procedure, completion of any Compulsory Acquisition Procedures), the Target shall declare and pay to Bidco (and any other shareholders in the Target so entitled) a special interim dividend or repayment of capital (the “Phase One Dividend”); and

(iv)                           to the maximum extent possible and prudent (as determined by the board of directors (or equivalent body) of Bidco) (having regard to the amount of borrowing by Midco under the Senior Facilities Agreement at such time and the future borrowings under the Senior Facilities Agreement by Midco (if any) and interest thereon) the proceeds of the Phase One Dividend received by Bidco are immediately paid to Midco by way of dividend or, if applicable, in repayment of any shareholder loan then owing from Bidco (or, if applicable, the Phase Two Entity) to Midco pursuant to which any of the proceeds of the Senior Facilities were on-loaned by Midco to Bidco.

(b)                                  The Company shall procure that, if and to the extent that any amounts remain outstanding from Midco under the Senior Facilities Agreement then to the maximum extent possible and prudent (as determined by the board of directors (or equivalent body) of the Target (or, if applicable, the Phase Two Entity)), (having regard to the amount of borrowing by Midco under the Senior Facilities Agreement at such time and the future borrowings to be made under the Senior Facilities Agreement by Midco (if any) and interest thereon) as soon as possible following the date on which the relevant steps set out in the Structure Memorandum are completed, the Target (or, if applicable, the Phase Two Entity) shall declare and pay to Midco (and any other shareholders in Target or, if applicable, the Phase Two Entity, so entitled) a further special interim dividend (the “Phase Two Dividend”) or, if applicable, repay any shareholder loan then owing from the Target (or, if applicable, the Phase Two Entity) to Midco pursuant to which any of the proceeds of the Senior Facilities were on-loaned by Midco to Bidco.

(c)                                   To the extent the Phase One Dividend and/or the Phase Two Dividend are financed with the proceeds of any of the Term Facilities (as defined in the Senior Facilities Agreement), Midco shall procure that any proceeds of the Phase One Dividend and the Phase Two Dividend, or in each case the repayment of shareholder loans (if any) (as the case may be) received (through Bidco or otherwise) by Midco are immediately applied in prepayment of any corresponding Term Loans (as defined in the Senior Facilities Agreement) borrowed by Midco.

20.30                     Centre of main interests

The Company will not cause or allow its registered office or centre of main interests to be in or maintain an Establishment in any jurisdiction other than its jurisdiction of incorporation where to do so would materially adversely affect the interests of the Lenders.

20.31                     [Reserved]

20.32                     PIK Loan Documents

(a)                                   The Company and the PIK Facility Agent (both acting reasonably) shall, as soon as practicable following the date hereof and in any event prior to the New PIK Facility Date, agree the form of a credit agreement to govern the Loans (the “New PIK Facility Agreement”), having terms and conditions consistent with those in this Agreement except that (i) the provisions in Clause 17 (Representations), Clause 18 (Information Undertakings), Clause 20 (General Undertakings), Clause 33 (Amendments and Waivers), Clause 21 (Events of Default), Clause 7.5 (Exit) and Clause 7.6 (Disposal Proceeds) (in each case, except as indicated in such clauses) shall be replaced with affirmative covenants, negative covenants, amendments and waivers, events of default, change of control, asset sales and prepayment events consistent with European PIK note transactions with affiliates of the Initial Investors, (ii) the governing law shall be New York law and (iii) it shall include such other modifications to this Agreement as are necessary to give effect to the foregoing.

(b)                                  The Company, each Lender and the PIK Facility Agent shall, as soon as practicable (following the agreement upon the form thereof pursuant to sub-clause (a) above) after being requested to do so by the PIK Facility Agent or the Company (through the PIK Facility Agent) and in any event on the New PIK Facility Date, enter into the New PIK Facility Agreement.  The Company shall cause its counsel to deliver to the PIK Facility Agent an executed legal opinion with respect to matters of New York law in form and substance customary for a transaction of that type to be mutually agreed upon by the Company and the PIK Facility Agent (including, without limitation, with respect to due authorisation, execution and delivery, validity and enforceability of the New PIK Facility Agreement but not, for the avoidance of doubt, with respect to any matters not addressed by Clause 17.1 (Status), Clause 17.2 (Binding Obligations) and Clause 17.4 (Power and Authority) of this Agreement).

(c)                                   In the event that any High Yield Notes, Exchange Notes or other Demand Securities are issued to refinance any loans outstanding in respect of the Bridge Facility Agreement, the Company may elect within five Business Days of such issuance to make certain conforming changes to the covenants and events of default contained in this Agreement or the New PIK Facility Agreement, provided that such changes shall not include any changes (i) specifically reflecting the PIK nature of the Loans, (ii) that would permit additional dividends or other distributions to the direct or indirect shareholders of the Company, (iii) to the affiliate transaction covenants or (iv) to the debt incurrence ratio and, provided further that the Company provides notice to each Lender of such changes.

(d)                                  Upon entering the New PIK Agreement, this Agreement shall cease to have effect and the rights and obligations hereunder shall be substituted with the rights and obligations under the New PIK Agreement.

20.33                     PIK Notes

20.33.1            PIK Note Indenture

The Company and the PIK Facility Agent (both acting reasonably) shall, prior to the PIK Exchange Date, agree the form of an indenture relating to the PIK Notes (the “PIK Note Indenture”) having incurrence covenants, events of default, change of control, asset sales and prepayment events substantially identical to those contained in (or proposed to be contained in) the New PIK Facility Agreement and having other terms and conditions consistent with those described on Schedule 15 hereto.

20.33.2            Exchange of Loans for PIK Notes

(a)                            On the PIK Exchange Date and subject to requests by Lenders wishing to exchange in the aggregate no less than €50 million of principal amount of the Loans, the Company shall exchange Loans (the “Exchange”) in whole or in part for PIK Notes (which PIK Notes shall be freely transferable, subject only to compliance with applicable law) issued pursuant to the PIK Note Indenture. The PIK Notes will be issued pursuant to Rule 144A/Regulation S, with terms, conditions and covenants described on Schedule 15 hereto.  No lender shall be entitled to receive a PIK Note unless it is eligible to do so under Rule 144A or Regulation S under the U.S. Securities Act of 1933, and (if requested) provides adequate certificates or other evidence as to such eligibility, or if such offer or receipt is otherwise in breach of any applicable law or regulation.  The Company shall give the PIK Facility Agent and the Lenders at least 15 Business Days notice prior to the PIK Exchange Date and include in such notice the relevant details regarding the procedures for completing the Exchange.  Any Lender wishing to Exchange its Loans shall so notify the Company and the PIK Facility Agent at least five Business Days prior to the PIK Exchange Date.

(b)           Following the PIK Exchange Date (assuming the Exchange occurred) and subject to any legal or regulatory restrictions on such additional Exchange, Lenders wishing to exchange in the aggregate no less than €30 million of principal amount of Loans (provided that if the principal amount of Loans then outstanding is less than €30 million, at the request of Lenders wishing to exchange all the Loans then outstanding), may, at their election and from time to time up to a maximum of two additional times, Exchange Loans then outstanding in whole or in part for PIK Notes (having the same terms and conditions described above), upon at least fifteen Business Days’ notice to the Company and the PIK Facility Agent.  The Company shall give the PIK Facility Agent and the Lenders at least ten Business Days’ notice that it has received a request for an Exchange from Holders of Loans holding no less than €30 million of principal amount of the Loans and such other Holders shall be entitled to participate in the Exchange subject to eligibility requirements described in sub-clause (a) above.  The Company shall include in such notice the relevant details regarding the procedures for participating in the Exchange.  Any additional Lender wishing to Exchange its Loans shall so notify the Company and the PIK Facility Agent at least five Business Days prior to the PIK Exchange Date.

(c)                            The principal amount of any PIK Note shall equal 100 per cent. of the aggregate principal amount of the Loan for which it is exchanged.  Accrued but unpaid interest in relation to a Loan shall be deemed to be accrued but unpaid interest on the corresponding PIK Notes.

20.33.3            Market Facilitation

In the event at least €100.0 million of PIK Notes have been issued and subject to any legal or regulatory restrictions on such Market Facilitations (as defined below), the Company will, and will cause its subsidiaries to, make commercially reasonable efforts to facilitate within 90 days of the

Exchange the development of a secondary market (the “Market Facilitation”) for the PIK Notes by (i) preparing an offering memorandum relating to the PIK Notes in customary form for European high yield bond offerings pursuant to Rule 144A/Regulation S, without U.S. SEC registration rights (including, in each case, all historical, pro forma and other financial and other information required under applicable securities laws giving due regard to the financial condition and prospects of Company and to the type of information and level of detail of such information that is reasonably required to market the PIK Notes and specifying whether any holders of PIK Notes are selling PIK Notes pursuant to such offering memorandum), (ii) satisfying (to the extent applicable) customary closing conditions and other requirements for such bond offerings, including delivery of legal opinions and letters and auditors’ comfort letters, (iii) preparing, participating in and completing the appropriate ratings agency presentations, (iv) listing the PIK Notes on the Irish Stock Exchange, Luxembourg Stock Exchange, any exchange or market on which the High Yield Notes, Demand Securities or Exchange Notes are listed or such other accepted Western European securities market reasonably acceptable to the Arrangers, (v) preparing, participating in and completing a “road show” and meetings with research analysts and (vi) entering into a customary agreement with any holders of PIK Notes acting as selling security holders; provided, however, that holders of PIK Notes may be required to make representations and warranties, give covenants and provide opinions customary for sellers of securities in such offerings.  At the Arranger’s request on terms reasonably acceptable to the Company and the Arrangers, the Company will also enter into a customary dealer manager or similar agreement with the Arrangers, provided that the Company will not be required to pay to the Arrangers a fee for the Exchange or Market Facilitation.

20.34                     Pari passu ranking

The Company shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party held against it under the PIK Facility Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

20.35                     Application to De-list

The Company shall use commercially reasonable efforts to procure that Target, within 30 Business Days following the settlement of the Offer in accordance with the terms and conditions set forth in the Offer Document, files with the SEC an application to de-list all its securities from the New York Stock Exchange and submits the appropriate de-listing Target board resolutions to the New York Stock Exchange under Rule 806.02. of the NYSE Listed Company Manual.

20.36                     Release Conditions

For the purposes of this Clause 20.36:

“Release Condition” means any of the following conditions:

(A)                           the Debt Cover ratio is less than 3.5:1, tested as at the last day of the last two consecutive Financial Quarters (on a rolling 12 month basis); or

(B)                             the long-term corporate local currency credit rating of the Target Group is equal to or better than Baa3 according to Moody’s and equal to or better than BBB- according to at least one of S&P or Fitch.

During the period (if any) that the Release Condition is satisfied, the following obligations and restrictions shall be expanded and shall not apply:

(i)                                  the restrictions on acquisitions set out in Clause 20.7 (Acquisitions);

(ii)                               the requirement to prepay part of any Disposal Proceeds (as provided for in Clause 7.6 (Disposal Proceeds)); and

(iii)                            the restrictions on incurring Financial Indebtedness set out in Clause 20.17 (Financial Indebtedness).

if at any time after the Release Condition has been satisfied the Release Condition ceases to be satisfied any breach of this Agreement that arises solely as a result of the obligations and restrictions referred to above ceasing to be suspended shall not (provided it did not constitute an Event of Default at the time the relevant date or event or occurrence took place) be an Event of Default.

21.                                 EVENTS OF DEFAULT

Each of the events or circumstances set out in Clauses 21.1 to 21.17 is an Event of Default.

21.1                           Non-payment

The Company does not pay on the due date any amount payable pursuant to a PIK Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)                             in the case of principal or interest, payment is made within three Business Days of its due date;

(b)                            in the case of fees and other amounts not constituting principal or interest or costs and expenses, payment is made within 7 Business Days of its due date;

(c)                             in the case of costs and expenses, payment is made within 20 Business Days of the due date.

21.2                           Breach of obligations

(a)                             Subject to paragraph (c) below the Company does not comply with any provision of the PIK Finance Documents (other than those referred to in Clause 21.1 (Non-payment)).

(b)                            The requirement of Clause 4.3 (Adjustment Date Equity) is not satisfied on the Adjustment Date unless such condition is subsequently satisfied within five Business Days of that date.

(c)                             No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 30 days of the PIK Facility Agent giving notice to the Company of the failure to comply.

21.3                           Misrepresentation

Any representation or statement made or deemed to be made by the Company in the PIK Finance Documents or in any other document delivered by or on behalf of the Company under or in connection with any PIK Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the circumstances giving rise to that misrepresentation are capable of remedy and are remedied within 20 Business Days of the earlier of the PIK Facility Agent giving notice to the Company or the Company becoming aware of the failure to comply.

21.4                           Cross acceleration

(a)                             Any Financial Indebtedness of any member of the Group is not paid when due at its specified maturity or within any originally applicable grace period.

(b)                            Any Financial Indebtedness of any member of the Group shall become due and payable prior to its specified maturity as a result of an event of default (however described).

(c)                             No Event of Default will occur under Clause 21.4(a) and (b) above if:

(i)                                  the Financial Indebtedness is covered by a Letter of Credit (as defined in the Senior Facilities Agreement) (or the equivalent issued under an Ancillary Facility (as defined in the Senior Facilities Agreement)); and/or

(ii)                               the Financial Indebtedness is due to another member of the Group; and/or

(iii)                            the Financial Indebtedness is Permitted Subordinated Debt; and/or

(iv)                           the aggregate amount of Financial Indebtedness falling within paragraphs (a) and (b) above (together) is €50,000,000 (or its equivalent in any other currency or currencies) or less; and/or

(v)                              it is in respect of the Target Bonds or the 2006 Target Bonds prior to the date falling four Months after the Closing Date or, if after such date but prior to the date falling six Months after the Closing Date the aggregate amount of Financial Indebtedness falling due within paragraphs (a) and (b) above (together) is less than or equal to the sum of Facility A2 Available Commitments (as defined in the Senior Facilities Agreement) at such time and the sole reason why the Event of Default under paragraphs (a) and (b) above occurred was as a result of Transaction Documents being entered into and the making of the Offer, and the performance of obligations arising as a result thereof and the Event of Default has ceased no later than the day falling four Months or, as the case may be, six Months (as applicable) after the Closing Date.

21.5                           Insolvency

(a)                                   A Material Company is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends making payments on any of its debts (or any class of them) or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (or any class of them) (other than the Finance Parties) with a view to rescheduling any of its Financial Indebtedness.

(b)                                  A moratorium is declared in respect of any Financial Indebtedness of any Material Company.

(c)                                   Any analogous event described in paragraph (a), and/or (b) above occurs in any jurisdiction with respect to any Material Company.

21.6                           Insolvency proceedings

(a)                                   Any corporate action, legal proceedings or other formal procedure is taken for:

(i)                                  the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Company;

(ii)                               a composition, compromise or assignment with any creditor of any Material Company; or

(iii)                            the appointment of a liquidator, receiver, receiver or manager, administrative receiver, administrator, compulsory or interim manager or other similar officer in respect of any Material Company or any of its material assets;

or any analogous procedure or step is taken in any jurisdiction.

(b)                                  Paragraph (a) shall not apply to:

(i)                                  a Permitted Reorganisation; or

(ii)                               any winding-up petition which is discharged, stayed or dismissed within 20 Business Days of commencement and prior to its advertisement and in the meantime is being contested in good faith.

21.7                           Creditors’ process

(a)                                   Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of any Material Company having an aggregate value of €25,000,000 (or its equivalent in other currencies) or more and is not stayed or discharged within 20 Business Days.

(b)                                  Any enforcement of Security affects any asset or assets of any Material Company having an aggregate value of €25,000,000 (or its equivalent in other currencies) or more.

21.8                           Unlawfulness, invalidity, rescission and repudiation

(a)                                   It is or becomes unlawful for the Company to perform any of its material obligations under the PIK Finance Documents to an extent which the Majority Lenders reasonably consider to be materially prejudicial to the interests of the Lenders taken as a whole under the PIK Finance Documents.

(b)                                  Subject to the Legal Reservations, any material obligation or obligations of the Company under any PIK Finance Documents are not or cease to be legal, valid, binding or enforceable to an extent which the Majority Lenders reasonably consider to be materially prejudicial to the interests of any the Lenders taken as a whole under the PIK Finance Documents.

(c)                                   An Obligor rescinds or repudiates a PIK Finance Document or evidences in writing an intention to rescind or repudiate a PIK Finance Document and the Majority Lenders reasonably consider such rescission or repudiation to be materially prejudicial to the interests of the Lenders taken as a whole under the PIK Finance Documents.

21.9                           [Reserved]

21.10                     Cessation of business

The Company or Material Company ceases (or threatens to cease) to carry on all or a substantial part of its business (other than as a result of a disposal of assets or merger permitted under this Agreement or a Permitted Reorganisation) and such cessation or threat has a Material Adverse Effect.

21.11                     Audit qualification

The auditors of the Group qualify their report on any audited consolidated financial statement of the Group on the basis of non disclosure and inability to prepare accounts on a going concern basis.

21.12                     Expropriation

The authority or ability of any member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Group or any of its assets which limitation or curtailment (taking into consideration any compensation or payment received in respect thereof) has, or would reasonably be expected to have, a Material Adverse Effect.

21.13                     Litigation

Any one or more final non-appealable judgments or orders or any judgment or order which is not being appealed in good faith is made against any member of the Group which would have, or would reasonably be expected to have, a Material Adverse Effect, unless all those judgments and orders are vacated or discharged within 20 Business Days of their being made.

21.14                     Licence

Any Licence expires or is cancelled, revoked, withdrawn, suspended, breached, lost, terminated or otherwise ceases to be in full force and effect, or is modified or amended, which in each case has, or would reasonably be expected to have, a Material Adverse Effect.

21.15                     [Reserved]

21.16                     [Reserved]

21.17                     Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the PIK Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)                             cancel the aggregate amount of the Commitments whereupon they shall immediately be cancelled and any fees payable under the PIK Finance Documents in connection with those Commitments, shall be immediately due and payable;

(b)                            declare that all or part of the Loans, together with accrued interest, and all other amounts accrued under the PIK Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)                             declare that all or part of the Loans and any other amounts accrued under the PIK Finance Documents be payable on demand, whereupon they shall immediately become payable on demand by the PIK Facility Agent on the instructions of the Majority Lenders;

(d)                            [Reserved]

21.18                     Clean up period

(a)                                   Notwithstanding any other terms of this Agreement, during the period commencing on the Closing Date and expiring 120 days after the Closing Date, if any matter or circumstance that exists in respect of any member of the Target Group would constitute:

(i)                                  a breach of a representation or warranty made in Clause 17 (Representations); or

(ii)                               a breach of an undertaking in Clause 18 (Information Undertakings) or Clause 20 (General Undertakings); or

(iii)                            a Default or an Event of Default,

(a “Relevant Default”) then:

(A)                                          promptly upon becoming aware of its occurrence, the Company shall notify the PIK Facility Agent of that Relevant Default and the related event or circumstance (and the steps, if any, being taken to remedy it); and

(B)                                            subject to paragraph (b) below, during the Clean-up Period that Relevant Default shall not constitute a Default or an Event of Default and the PIK Facility Agent shall not be entitled to give any notice under Clause 21.17 (Acceleration) with respect to that Relevant Default until (if that Relevant Default is then continuing) the earlier of:

(iv)                           the date immediately after the end of the Clean-up Period; and

(v)                              the date (if any) on which a Material Adverse Effect occurs as a result of that Relevant Default.

(b)                                  Paragraph (a)(B) above shall not apply with respect to any Relevant Default to the extent that:

(i)                                  the Relevant Default is not capable of remedy; or

(ii)                               it is capable of remedy and reasonable steps are not being taken to remedy it within 20 Business Days of the PIK Facility Agent giving notice to the Company or the Company becoming aware of the occurrence that Relevant Default; or

(iii)                            the Relevant Default has been procured by or approved by the Company or Bidco.

(c)                                   For the avoidance of doubt subject to Clause 4.2 (Certain Funds), paragraph (a)(B) above shall not restrict the PIK Facility Agent’s right to give any notice under Clause 21.17 (Acceleration) with respect to any Default or Event of Default which is not a Relevant Default.

21.19                     Defaults prior to New PIK Facility Date

(a)                             If a Default or Event of Default under Clause 21.1 (Non-payment) is continuing on the New PIK Facility Date, such a Default or Event of Default shall be deemed to exist with respect to any Loans outstanding after the New PIK Facility Date and any notices given in respect of such Default or Event of Default prior to the New PIK Facility Date shall be deemed given (as of the actual dates thereof) with respect to the Loans outstanding after the New PIK Facility Date.

(b)                            If a Default or an Event of Default under Clause 21.2 (Breach of obligations) by reason of a breach of Clause 20.15 (Dividends) and/or Clause 20.17 (Financial Indebtedness) is continuing on the New PIK Facility Date and the events giving rise to such Default or Event of Default would also have given rise to a Default or an Event of Default under the New PIK Facility Agreement had it been in effect at the time of such events, then such Default or Event of Default shall be deemed to exist with respect to the Loans under the New PIK Facility Agreement from and after the New PIK Facility Date until such Default or Event of Default is cured or waived pursuant to the New PIK Facility Agreement and any notice given or cure periods commenced under this Agreement prior to the New PIK Facility Date shall be deemed given or commenced (as of the actual dates thereof) for all purposes with respect to the Loans (with the same effect as if the New PIK Facility Agreement had been in existence as of the actual dates thereof).

(c)                             For the avoidance of doubt, other than as provided in sub-clauses (a) and (b) above, any Default or Event of Default existing as of the New PIK Facility Date shall be of no further force and effect on or after the New PIK Facility Date.

SECTION 9

CHANGES TO PARTIES

22.                                 CHANGES TO THE LENDERS

22.1                           Assignments and transfers by the Lenders

Subject to this Clause 22, a Lender (the “Existing Lender”) may:

(a)                             assign any of its rights and benefits; or

(b)                            transfer by novation any of its rights, benefits and obligations,

under the PIK Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”) provided that a transfer by novation shall not in Switzerland be construed as meaning that a claim being transferred is extinguished and replaced by a new claim.

22.2                           Conditions of assignment or transfer

(a)                                   [Reserved]

(b)                                  Subject to paragraph (c) below, the Company must be consulted before an assignment or transfer by an Existing Lender but no consent of the Company shall be required for such assignment or transfer, provided that the Existing Lender shall notify the Company after such assignment or transfer is completed.

(c)                                   Subject to paragraph (a) above, following the occurrence of an Event of Default which is continuing, an assignment or transfer by an Existing Lender may be made without prior consultation with the Company and no consent of the Company shall be required for such assignment or transfer.

(d)                                  Unless the Company and the PIK Facility Agent otherwise agree and except as provided below, if an Existing Lender assigns or transfers all or any part of its Commitments and Loans or of its rights and obligations under this Agreement to a person other than one of its Affiliates, another Lender or a Related Fund, such transfer or assignment must be:

(i)                                  where the Existing Lender is a bank, in a minimum amount of €5,000,000 or where the Existing Lender is another financial institution or fund, in a minimum amount of €1,000,000, or if it is a transfer or assignment of all of the Existing Lender’s existing Commitments and Loans, in an amount equal to such existing share;

(ii)                               in an amount such that each of the Existing Lender and the New Lender has, after the transfer, Commitments and Loans in a minimum amount of €10,000,000 (if it is a bank) or €2,500,000 (if it is another financial institution or fund) or, if it is a transfer or assignment of all of the Existing Lender’s existing Commitments and Loans, in an amount equal to such existing Commitments and Loans.

(e)                                   If on the same date two or more Existing Lenders are transferring part of their Commitments and Loans to the same transferee or assignee, the minimum amount so transferred by any Existing Lender to the transferee or assignee may be less than €5,000,000 (if it is a bank) or €1,000,000 (if it is another financial institution or fund) if the aggregate amount transferred to that transferee or assignee on that date is €5,000,000 or more (if that transferee or assignee is a bank) or €1,000,000 or more (if that transferee or assignee is another financial institution or fund).

(f)                                     No Lender may transfer or assign any of its rights, benefits or obligations under the PIK Finance Documents to, or enter into any participation arrangements with, any person to the extent it would violate any applicable US federal or state securities laws or regulations relating to Margin Stock.

(g)                                  An assignment will only be effective on the performance by the PIK Facility Agent of all “know your customer” or similar other checks relating to any person that it is required to carry out under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the PIK Facility Agent shall promptly notify to the Existing Lender and the New Lender.

(h)                                  If:

(i)                                  a Lender assigns or transfers any of its rights, benefits or obligations under the PIK Finance Documents or changes its Facility Office; and

(ii)                               as a result of circumstances existing at the date the assignment, transfer or change occurs, the Company would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 11 (Tax gross-up and indemnities), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(i)                                      Without prejudice to any other provision of this Agreement relating to assignment or transfer by any Lender of its rights and obligations under the Finance Documents, any

Lender which is a Fund may, without the consent of the Company or the PIK Facility Agent, pledge its share of any Loan to a trustee for the benefit of investors in that Fund and in support of its obligations to such investors or trustee. No such pledge will release the relevant Lender from its obligations under the Finance Documents.

22.3                           Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the PIK Facility Agent (for its own account) a fee of €1,500 except no such fee shall be payable in connection with an assignment or transfer to a New Lender upon primary syndication of the PIK Facility.

22.4                           Limitation of responsibility of Existing Lenders

(a)                                   Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)                                  the legality, validity, effectiveness, adequacy or enforceability of the PIK Finance Documents or any other documents;

(ii)                               the financial condition of the Company;

(iii)                            the performance and observance by the Company or any other member of the Group of its obligations under the PIK Finance Documents or any other documents; or

(iv)                           the accuracy of any statements (whether written or oral) made in or in connection with any PIK Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)                                  Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)                                  has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Company and its related entities in connection with its participation in the PIK Finance Documents and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any PIK Finance Document; and

(ii)                               will continue to make its own independent appraisal of the creditworthiness of the Company and its related entities whilst any amount is or may be outstanding under the Senior Finance Documents or any Commitment is in force.

(c)                                   Nothing in any PIK Finance Document obliges an Existing Lender to:

(i)                                  accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22 (Changes to the Lenders); or

(ii)                               support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Company of its obligations under the PIK Finance Documents or otherwise.

22.5                           Procedure for transfer

(a)                                   In this Clause:

“Transfer Date” means, for a Transfer Certificate, the later of:

(i)                                  the proposed transfer date specified in that Transfer Certificate; and

(ii)                               the date on which the PIK Facility Agent executes that Transfer Certificate.

(b)                                  An assignment, release and accession or a novation is effected if:

(i)                                  the Existing Lender and the New Lender deliver to the PIK Facility Agent a duly completed Transfer Certificate; and

(ii)                               the PIK Facility Agent executes the Transfer Certificate.

The PIK Facility Agent must execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order. The PIK Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar other checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)                                   Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the PIK Facility Agent to execute any duly completed Transfer Certificate on its behalf.

(d)                                  On the Transfer Date:

(i)                                  the Existing Lender will assign absolutely to the New Lender the Existing Lender’s rights expressed to be the subject of the assignment in the Transfer Certificate;

(ii)                               the Existing Lender will be released from the obligations expressed to be the subject of the release in the Transfer Certificate; and

(iii)                            the New Lender will become party to this Agreement as a Lender and will be bound by obligations equivalent to those from which the Existing Lender is released under sub-paragraph (ii) above.

(e)                                   As soon as reasonably practical following the Transfer Date, the PIK Facility Agent shall notify the Company of the details of the New Lender.

(f)                                     An assignment, release, accession or novation may not be effected if it would cause a breach of Clause 22.1 (Assignments and transfers by the Lenders).

22.6                           Sub-participations

Any Lender may, without the consent of the Company, at any time sub-participate or sub-contract any of its rights or obligations under the PIK Finance Documents provided that such Lender remains liable under the PIK Finance Documents for any such obligation.

22.7                           Disclosure of information

(a)                                   Subject (in the case of paragraphs (i) and (ii) below) to obtaining a confidentiality undertaking from such Affiliate or other person on which the Company can rely which is substantially in the form set out in Schedule 10 (Confidentiality Undertaking) (provided that any material amendment thereto shall require the consent of the Company) or in any other form agreed between the Company and the PIK Facility Agent, any Lender may disclose to any of its Affiliates and any other person:

(i)                                  to whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the PIK Finance Documents;

(ii)                               (provided that such person has been consented to by the Company or is not a competitor or shareholder of a competitor of the Group holding more than 20 per cent. of the voting share capital of that competitor, a Holding Company of a competitor or an Affiliate of any such competitor or shareholder) with whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the PIK Finance Documents or the Company; or

(iii)                            to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; and

(iv)                           which is a rating agency, or, with the prior written consent of the Company, any other person,

any information about the Company, the Group and the PIK Finance Documents as that Lender shall consider appropriate.

(b)                                  Each Lender shall deliver to the Company (within 10 Business Days of execution) any confidentiality agreement referred to in paragraph (a) above to which it (or its agent) is party.

22.8                           Assignment by way of Security

In addition to the other rights provided in this Clause 22 (Changes to the Lenders), each Lender may, without the consent of the Company, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure the obligations of that Lender, including:

(a)                                   any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)                                  in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as Security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)                                  release a Lender from any of its obligations under the PIK Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the PIK Finance Documents; or

(ii)                               require any payments to be made by the Company or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the PIK Finance Documents.

22.9                           [Reserved]

22.10                     Affiliates of Lenders

(a)                                   Each Lender may fulfil its obligations in respect of any Loan through an Affiliate if:

(i)                                  the relevant Affiliate is specified in this Agreement as a Lender; and

(ii)                               the Loan in which that Affiliate will participate is specified in this Agreement or in a notice given by that Affiliate to the PIK Facility Agent and the Company.

In this event, the Lender and the Affiliate will participate in that Loan in the manner provided for in the notice delivered under paragraph (ii) above.

(b)                                  If paragraph (a) applies, the Lender and its Affiliate will be treated as having a single Commitment and a single vote, but, for all other purposes, will be treated as separate Lenders.  Each Lender shall remain liable and responsible for the performance of all obligations by its Affiliate on its behalf and non-performance of a Lender’s obligation by its Affiliate shall not relieve such Lender from its obligations under this Agreement.

(c)                                   If a Lender fulfills its obligations in respect of the Loan through an Affiliate, the Company shall not be liable to pay any amount to such Affiliate under Clause 11 (Tax Gross-up and indemnities) in excess of the amount it would have been obliged to pay to that Lender had it not nominated such Affiliate to participate in the Loan.  Each Lender shall promptly notify the Company and the PIK Facility Agent of the Tax jurisdiction from which its Affiliate will participate in the Loan and such other information regarding that Affiliate as the Company may reasonably request.

22.11                     Maintenance of Register

(a)                                   The Company designates the PIK Facility Agent to act as the Company’s agent to maintain (solely for the purposes of this Clause 22.11) a register (the “Register”) on which it will record the Commitments of and the outstanding amount of the Loans owing to each Lender.

(b)                                  Any failure to make or update the Register, or any error in the Register, will not affect the Company’s obligations in respect of those Loans.

(c)                                   Notwithstanding any other provision of this Clause:

(i)                                  the transfer of any Commitment or Loan any other right or obligation under the PIK Finance Documents will not be effective until that transfer is recorded on the Register maintained by the PIK Facility Agent; and

(ii)                               before its recording, all amounts owing by the Company under the PIK Finance Documents to the transferor with respect to those Commitments and Loans will remain owing to the transferor.

(d)                                  The PIK Facility Agent will promptly update the Register upon the relevant Transfer Date.

(e)                                   The PIK Facility Agent will provide a copy of the Register to the Company on request and in any event at 6 monthly intervals from the date of this Agreement.

23.                                 CHANGES TO THE OBLIGORS

23.1                           Assignment and Transfers the Company

Neither the Company nor any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the PIK Finance Documents.

23.2                           [Reserved]

23.3                           [Reserved]

SECTION 10

THE FINANCE PARTIES

24.                                 ROLE OF THE FACILITY AGENT, THE ARRANGERS AND OTHERS

24.1                           Appointment of the PIK Facility Agent

(a)                                   Each of the other Finance Parties appoints the PIK Facility Agent to act as its agent under and in connection with the PIK Finance Documents.

(b)                                  Each other Finance Party authorises the PIK Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the PIK Facility Agent under or in connection with the PIK Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2                           Duties of the PIK Facility Agent

(a)                                   The PIK Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the PIK Facility Agent for that Party by any other Party.

(b)                                  Except where a PIK Finance Document specifically provides otherwise, the PIK Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)                                   If the PIK Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)                                  If the PIK Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the PIK Facility Agent or the Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(e)                                   The PIK Facility Agent’s duties under the PIK Finance Documents are solely mechanical and administrative in nature.

24.3                           Role of the Arrangers

Except as specifically provided in the PIK Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any PIK Finance Document.

24.4                           No fiduciary duties

(a)                                   Nothing in this Agreement constitutes the PIK Facility Agent or any Arranger as a trustee or fiduciary of any other person.

(b)                                  None of the PIK Facility Agent or the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.5                           Business with the Group

The PIK Facility Agent and each Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

24.6                           Rights and discretions

(a)                                   The PIK Facility Agent and each Arranger may rely on:

(i)                                  any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)                               any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)                                  The PIK Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)                                  no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment));

(ii)                               any right, power, authority or discretion vested in any Party or any group of the Lenders has not been exercised; and

(iii)                            any notice or request made by the Company (including any Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(iv)                           The PIK Facility Agent and each Lender may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(c)                                   The PIK Facility Agent and each Lender may act in relation to the PIK Finance Documents through its personnel and agents and shall not be liable for the negligence or misconduct of such agents.

(d)                                  The PIK Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(e)                                   Notwithstanding any other provision PIK Finance Document to the contrary, none PIK Facility Agent or the Arrangers is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

24.7                           Majority Lenders’ and Arrangers’ instructions

(a)                                   Unless a contrary indication appears in a PIK Finance Document, the PIK Facility Agent shall (a) exercise any right, power, authority or discretion vested in it as PIK Facility Agent in accordance with any instructions given to it by the Majority Lenders or Arrangers, as applicable (or, if so instructed by the Majority Lenders or Arrangers, as applicable, refrain from acting or exercising any right, power, authority or discretion vested in it as PIK Facility Agent) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Lenders or Arrangers.

(b)                                  Unless a contrary indication appears in a PIK Finance Document, any instructions given by the Majority Lenders or Arrangers, as applicable, will be binding on all the Finance Parties.

(c)                                   The PIK Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders or Arrangers (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)                                  In the absence of instructions from the Majority Lenders or Arrangers, as applicable, (or, if appropriate, the Lenders) the PIK Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)                                   The PIK Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any PIK Finance Document.

24.8                           Responsibility for documentation

None of the PIK Facility Agent or the Arrangers:

(a)                                   is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the PIK Facility Agent, the Arrangers, the Company or any other person given in or in connection with any PIK Finance Document or the Information Memorandum or the Reports or the transactions contemplated in the PIK Finance Documents; or

(b)                                  is responsible for the legality, validity, effectiveness, adequacy or enforceability of any PIK Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any PIK Finance Document.

24.9                           Exclusion of liability

(a)                                   Without limiting paragraph (b) below, the PIK Facility Agent will not be liable for any action taken by it under or in connection with any PIK Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)                                  No Party (other than the PIK Facility Agent) may take any proceedings against any officer, employee or agent of the PIK Facility Agent in respect of any claim it might have against the PIK Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any PIK Finance Document or any Transaction Document and each officer, employee or agent of the PIK Facility Agent may rely on this Clause subject to Clause 1.4 (Third party rights) and the provisions of the Contracts (Rights of Third Parties) Act 1999.

(c)                                   The PIK Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the PIK Finance Documents to be paid by the PIK Facility Agent if the PIK Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the PIK Facility Agent for that purpose.

(d)                                  Nothing in this Agreement shall oblige the PIK Facility Agent or the Arrangers to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the PIK Facility Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the PIK Facility Agent or the Arrangers.

24.10                     Lenders’ indemnity to the PIK Facility Agent

(a)                                   Subject to paragraph (b) below, each Lender shall (in the proportion that its Commitments bears to the aggregate amount of Commitments) indemnify the PIK Facility Agent, within three Business Days of demand, against any cost, loss or liability including without limitation for negligence or any other category of liability whatsoever incurred by the PIK Facility Agent (otherwise than by reason of its gross negligence or willful misconduct) in acting as Agent under the PIK Finance Documents (unless it has been reimbursed by the Company pursuant to a PIK Finance Document).

(b)                                  If the aggregate amount of Commitments are then zero, each Lender’s indemnity under paragraph (a) above shall be in proportion to its Commitments to the aggregate amount of Commitments immediately prior to their reduction to zero.

24.11                     Resignation of the PIK Facility Agent

(a)                                   The PIK Facility Agent may resign and appoint one of its Affiliates acting through an office as successor by giving not less than ten Business Days’ notice to the other Finance Parties and the Company.

(b)                                  Alternatively the PIK Facility Agent may resign by giving not less than thirty days’ notice to the other Finance Parties and the Company, in which case the Majority Lenders (without giving effect to any outstanding PIK Notes) (after consultation with the Company) may appoint a successor PIK Facility Agent (acting through an office in the United Kingdom).

(c)                                   If the Majority Lenders (without giving effect to any outstanding PIK Notes) have not appointed a successor PIK Facility Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the PIK Facility Agent (after consultation with the Company) may appoint a successor PIK Facility Agent.

(d)                                  The retiring PIK Facility Agent shall, at its own cost, make available to the successor PIK Facility Agent such documents and records and provide such assistance as the successor PIK Facility Agent may reasonably request for the purposes of performing its functions as PIK Facility Agent under the PIK Finance Documents.

(e)                                   The PIK Facility Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)                                     Upon the appointment of a successor, the retiring PIK Facility Agent shall be discharged from any further obligation in respect of the PIK Finance Documents but shall remain entitled to the benefit of this Clause 24.11. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)                                  After consultation with the Company, the Majority Lenders (without giving effect to any outstanding PIK Notes) may, by notice to the PIK Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the PIK Facility Agent shall resign in accordance with paragraph (b) above.

24.12                     Confidentiality

(a)                                   In acting as agent for the Finance Parties, the PIK Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)                                  If information is received by another division or department of the PIK Facility Agent, it may be treated as confidential to that division or department and the PIK Facility Agent shall not be deemed to have notice of it.

(c)                                   Notwithstanding any other provision of any PIK Finance Document to the contrary, none of the PIK Facility Agent and the Arrangers are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

(d)                                  The PIK Facility Agent may forward any document that it is required to forward to a Lender to a professional advisor of that Lender where such professional advisor has been appointed by such Lender (and notified to the PIK Facility Agent as such) in order to ensure that such Lenders does not receive any information relating to the Group that in accordance with any law or regulation it should not be in receipt of and in doing so the PIK Facility Agent will be deemed to have fulfilled its obligation to forward such document to such Lender.

24.13                     Relationship with the Lenders

The PIK Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

24.14                     Credit appraisal by the Finance Parties

Without affecting the responsibility of any the Company for information supplied by it or on its behalf in connection with any PIK Finance Document, each Finance Party confirms to the PIK Facility Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any PIK Finance Document including but not limited to:

(a)                                   the financial condition, status and nature of each member of the Group and the Target Group;

(b)                                  the legality, validity, effectiveness, adequacy or enforceability of any PIK Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any PIK Finance Document;

(c)                                   whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any PIK Finance Document, the Transaction Security, the transactions contemplated by the PIK Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any PIK Finance Document;

(d)                                  the adequacy, accuracy and/or completeness of the Information Memorandum, the Reports and any other information provided by the PIK Facility Agent, the Security Agent, any Party or by any other person under or in connection with any PIK Finance Document, the transactions contemplated by the PIK Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any PIK Finance Document; and

(e)                                   [Reserved]

24.15                     [Reserved]

24.16                     Deduction from amounts payable by the PIK Facility Agent or Security Agent

If any Party owes an amount to the PIK Facility Agent under the PIK Finance Documents, the PIK Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the PIK Facility Agent would otherwise be obliged to make under the PIK Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the PIK Finance Documents that Party shall be regarded as having received any amount so deducted.

24.17                     Reliance and engagement letters

Each Finance Party confirms that each of the Arrangers and the PIK Facility Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arrangers or the PIK Facility Agent) the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by accountants in connection with the PIK Finance Documents or the transactions contemplated in the PIK Finance Documents and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

25.                                 CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)                                   interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)                                  oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)                                   oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

26.                                 SHARING AMONG THE FINANCE PARTIES

26.1                           Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from the Company other than in accordance with Clause 27 (Payment Mechanics) and applies that amount to a payment due under the PIK Finance Documents then:

(a)                                   the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the PIK Facility Agent;

(b)                                  the PIK Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the PIK Facility Agent and distributed in accordance with Clause 27 (Payment Mechanics), without taking account of any Tax which would be imposed on the PIK Facility Agent in relation to the receipt, recovery or distribution; and

(c)                                   the Recovering Finance Party shall, within three Business Days of demand by the PIK Facility Agent, pay to the PIK Facility Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the PIK Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.6 (Partial payments).

26.2                           Redistribution of payments

The PIK Facility Agent shall treat the Sharing Payment as if it had been paid by the Company and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 27.6 (Partial payments).

26.3                           Recovering Finance Party’s rights

(a)                                   On a distribution by the PIK Facility Agent under Clause 26.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)                                  If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Company shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

26.4                           Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)                                   each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 26.2 (Redistribution of payments) shall, upon request of the PIK Facility Agent, pay to the PIK Facility Agent for account of that Recovering Finance Party an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)                                  that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Company will be liable to the reimbursing Finance Party for the amount so reimbursed.

26.5                           Exceptions

(a)                                   This Clause 26 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Company.

(b)                                  A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)                                  it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)                               (the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice or did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

27.                                 PAYMENT MECHANICS

27.1                           Payments to the PIK Facility Agent

(a)                                   On each date on which the Company or a Lender is required to make a payment under a PIK Finance Document, that the Company or Lender shall make the same available to the PIK Facility Agent for the account of the relevant Party (unless a contrary indication appears in a PIK Finance Document) for value on the due date at the time and in such funds specified by the PIK Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)                                  Payment shall be made to such account in a principal financial centre in a Participating Member State or London with such bank as the PIK Facility Agent specifies but not less than five Business Days’ notice.

27.2                           Distributions by the PIK Facility Agent

Each payment received by the PIK Facility Agent under the PIK Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to the Company) and Clause 27.4 (Clawback) be made available by the PIK Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the PIK Facility Agent by not less than five Business Days’ notice with a bank in the principal financial centre of a Participating Member State or London.

27.3                           Distributions to the Company

The PIK Facility Agent may with the consent of the Company (or in accordance with Clause 28 (Set-off)) apply any amount received by it for that the Company in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Company under the PIK Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4                           Clawback

Where a sum is to be paid to the PIK Facility Agent under the PIK Finance Documents for another Party, the PIK Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

27.5                           Refunding of Payments

The PIK Facility Agent shall not be obliged to make available to any person any sum which it is expecting to receive for the account of that person until it has been able to establish that it has received that sum. However it may do so if it wishes. If and to the extent that it does so but it transpires that it had not then received the sum which it paid out:

(a)                                   the person to whom the PIK Facility Agent made that sum available shall on request refund it to the PIK Facility Agent; and

(b)                                  the person by whom that sum should have been made available or, if that person fails to do so the person to whom that sum should have been made available, shall on request pay to the PIK Facility Agent the amount (as certified by the PIK Facility Agent) which will indemnify the PIK Facility Agent against any funding cost incurred by it as a result of paying out that sum before receiving it, provided that the Company will not have any obligation to refund any such sum received by it in relation to the Offer, any Compulsory Acquisition Procedure, the 2006 Target Bonds and any Tender and paid by it (or on its behalf);

(i)                                  to any third party in accordance with the Funds Flow Memorandum; or

(ii)                               to shareholders of the Target in satisfaction of any purchase price paid in respect of their Target Shares or the holders of the Target Bonds or the 2006 Target Bonds in respect of the purchase or redemption thereof.

27.6                           Partial payments

(a)                                   If the PIK Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Company under the PIK Finance Documents, the PIK Facility Agent shall apply that payment towards the obligations of the Company under the PIK Finance Documents in the following order:

(i)                                  first, in or towards payment pro rata of any unpaid fees, costs and expenses of the PIK Facility Agent and the Arrangers under the PIK Finance Documents;

(ii)                               secondly, in or towards payment pro rata of any accrued interest (other than interest being capitalized), fee or commission due but unpaid under this Agreement;

(iii)                            thirdly, in or towards payment of any principal (including all amounts paid on capitalized interest) outstanding due but unpaid; and

(iv)                           fourthly, in or towards payment pro rata of any other sum due but unpaid under the PIK Finance Documents.

(b)                                  The PIK Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)                                   Paragraphs (a) and (b) above will override any appropriation made by the Company.

27.7                           No set-off by Obligors

All payments to be made by the Company under the PIK Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.8                           Business Days

(a)                                   Any payment or reduction which is due to be made, or an Interest Period which would otherwise end, on a day that is not a Business Day shall be made or will end, as the case may be, on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                                  During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal at the rate payable on the original due date.

27.9                           Currency of account

(a)                                   Subject to paragraphs (b) to (f) below and unless a PIK Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the PIK Finance Documents is euro.

(b)                                  Interest is payable in the currency in which the relevant amount in respect of which it is payable was denominated when that interest accrued.

(c)                                   A repayment or prepayment of any principal amount or Unpaid Sum is payable in the currency in which that principal amount or Unpaid Sum is denominated on its due date.

(d)                                  Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(e)                                   Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(f)                                     Any amount expressed to be payable in a currency other than euro shall be paid in that other currency.

27.10                     Change of currency

(a)                                   Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)                                  any reference in the PIK Finance Documents to, and any obligations arising under the PIK Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the PIK Facility Agent (after consultation with the Company); and

(ii)                               any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the PIK Facility Agent (acting reasonably).

(b)                                  If a change in any currency of a country occurs, this Agreement will, to the extent the PIK Facility Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

28.                                 SET-OFF

28.1                           Set-off

A Finance Party may, if an Event of Default is continuing, set off any matured obligation due from the Company under the PIK Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Company, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.                                 NOTICES

29.1                           Communications in writing

Any communication to be made under or in connection with the PIK Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or telex.

29.2                           Addresses

The address, fax number and telex number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the PIK Finance Documents is:

(a)                             in the case of the Company, that provided to the PIK Facility Agent prior to the Closing Date with its name below;

(b)                            in the case of each Lender that notified in writing to the PIK Facility Agent on or prior to the date on which it becomes a Party; and

(c)                             in the case of the address of the PIK Facility Agent, as set out below or, in the case of the fax number and department or officer of the PIK Facility Agent, as notified to the other Parties within five Business Days of the date of this Agreement:

Winchester House
1 Great Winchester Street
London
EC2N 2DB

Tel:	+44 (0) 207 547 5905
Fax:	+44 (0) 207 547 6419
Email:	elizabeth.macadie@db.com
For the attention of:	Elizabeth Macadie

or any substitute address, fax number, telex number or department or officer as the Party may notify to the PIK Facility Agent (or the PIK Facility Agent may notify to the other Parties, if a change is made by the PIK Facility Agent) by not less than five Business Days’ notice.

29.3                           Delivery

(a)                                   Any communication or document made or delivered by one person to another under or in connection with the PIK Finance Documents will only be effective:

(i)                                  if by way of fax, when received in legible form; or

(ii)                               if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(iii)                            if by way of telex, when despatched, but only if, at the time of transmission, the correct answerback appears at the start and at the end of the sender’s copy of the notice, and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

(b)                                  Any communication or document to be made or delivered to the PIK Facility Agent will be effective only when actually received by the PIK Facility Agent and then only if it is expressly marked for the attention of the department or officer identified with the PIK

Facility Agent’s signature below (or any substitute department or officer as the PIK Facility Agent shall specify for this purpose).

(c)                                   All notices from or to the Company shall be sent through the PIK Facility Agent.

(d)                                  [Reserved]

29.4                           Notification of address, fax number and telex number

Promptly upon receipt of notification of an address, fax number and telex number or change of address, fax number or telex number pursuant to Clause 29.2 (Addresses) or changing its own address, fax number or telex number, the Facility Agent shall notify the other Parties.

29.5                           Electronic communication

(a)                                   Any communication to be made between the PIK Facility Agent and a Lender under or in connection with the PIK Finance Documents may be made by electronic mail or other electronic means, if the PIK Facility Agent and the relevant Lender:

(i)                                  agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)                               notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)                            notify each other of any change to their address or any other such information supplied by them.

(b)                                  Any electronic communication made between the PIK Facility Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the PIK Facility Agent only if it is addressed in such a manner as the PIK Facility Agent shall specify for this purpose.

29.6                           English language

(a)                                   Any notice given under or in connection with any PIK Finance Document must be in English.

(b)                                  All other documents (other than the constitutional documents of any Obligor) provided under or in connection with any PIK Finance Document must be:

(i)                                  in English; or

(ii)                               if not in English, and if so required by the PIK Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30.                                 CALCULATIONS AND CERTIFICATES

30.1                           Accounts

In any litigation or arbitration proceedings arising out of or in connection with a PIK Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

30.2                           Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any PIK Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3                           Day count convention

Any interest, commission or fee accruing under a PIK Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

31.                                 PARTIAL INVALIDITY

If, at any time, any provision of the PIK Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32.                                 REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the PIK Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33.                                 AMENDMENTS AND WAIVERS

33.1                           Required Consents

Neither this Agreement nor any other PIK Finance Document nor any provision hereof or thereof may be waived, amended or modified except:

(a)                                   in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Company and the Majority Lenders and (B) in the case of any other PIK Finance Document, pursuant to an agreement or agreements in writing entered into by each party thereto and consented to by the Majority Lenders; provided, however, that no such agreement shall:

(i)                                  (decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, or change the currency of payment of, any Loan, without the prior written consent of each Lender directly affected thereby,

(ii)                               increase or extend the Commitment of any Lender or decrease the fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants or Defaults or Events of Default shall not constitute an increase of the Commitments of any Lender),

(iii)                            extend any date on which payment of interest on any Loan is due, without the prior written consent of each Lender adversely affected thereby,

(iv)                           amend or modify the provisions of Clause 28 (Set-off) in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby,

(v)                              amend or modify the provisions of this Clause 33 or the definition of the term “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby, or

(vi)                           restrict the right of any Lender to exchange Loans for PIK Notes on the PIK Exchange Date or amend the rate of such exchange, in each case without the consent of each Lender directly affected thereby, provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the PIK Facility Agent hereunder without the prior written consent of the PIK Facility Agent.

33.2                           [Reserved]

33.3                           Replacement of Lenders

(a)                                   If at any time:

(i)                                  any Lender becomes a Non-Consenting Lender; or

(ii)                               any Lender becomes a Non-Funding Lender,

(iii)                            then the Company may, on not less than three Business Days’ prior notice to the PIK Facility Agent and that Lender, replace that Lender by causing it to (and that Lender shall) transfer all of its rights and obligations under this Agreement to a Lender or other person selected by the Company for a purchase price equal to the outstanding principal amount of such Lender’s share in the outstanding Loans and all accrued interest and fees and other amounts payable to it under this Agreement.

(b)                                  The Company shall have no right to replace the Arrangers, the PIK Facility Agent or the Security Agent and none of the foregoing nor shall any Lender have any obligation to the Company to find a replacement Lender or other such entity. No member of the Group may make any payment or assume any obligation (whether by way of fees, expenses or otherwise) to or on behalf of the replacement Lender as an inducement for the replacement Lender to become a Lender. The Company may only exercise its replacement rights in respect of any relevant Lender within 180 days of becoming entitled to do so on each occasion such Lender is a Non-Consenting Lender or a Non-Funding Lender.

(c)                                   In no event shall the Lender being replaced be required to pay or surrender to such replacement Lender or other entity any of the fees received by such Lender being replaced pursuant to this Agreement.

(d)                                  For the purposes of this Clause:

(i)                                  Non-Consenting Lender means any Lender which does not agree to a consent to a departure from, or waiver or amendment of, any provision of the PIK Finance Documents which has been requested by the Company or the Facility Agent where the requested consent, waiver or amendment is one which requires the consent of all Lenders pursuant to this Agreement and has been agreed to by the Majority Lenders; and

(ii)                               Non-Funding Lender means any Lender which has failed to participate in a Loan it is obliged to make under this Agreement or such Lender has given notice to the Company or the PIK Facility Agent that it will not make, or that it has disaffirmed or repudiated any obligation to participate in a Loan.

33.4                           [Reserved]

33.5                           Obligor

In all matters relating to the PIK Finance Documents, the Company acknowledges and confirms that it is acting as principal and for its own account and not as agent or trustee or in any other capacity whatsoever on behalf of any third party.

33.6                           Excluded Commitments

The Commitments of any Lender which has been requested by the Company or the PIK Facility Agent to agree to a consent to a departure from, or waiver or amendment of, any provision of the PIK Finance Documents but has not accepted or rejected such request within 15 Business Days’ of receipt of that request shall be disregarded when calculating whether the level of consent required under this Agreement has been obtained.

34.                                 COUNTERPARTS

Each PIK Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the PIK Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

35.                                 GOVERNING LAW

This Agreement is governed by English law.

36.                                 ENFORCEMENT

36.1                           Jurisdiction of English Courts

(a)                                   The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with the PIK Finance Documents (including a dispute regarding the existence, validity or termination of the PIK Finance Documents) (a “Dispute”).

(b)                                  The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)                                   This Clause 36.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

36.2                           Service of process

Without prejudice to any other mode of service allowed under any relevant law:

(a)                             each Obligor irrevocably appoints SPV Management Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any PIK Finance Document; and

(b)                            the Company agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

The Company may irrevocably appoint another person as its agent for service of process in relation to any proceedings before the English courts in connection with any PIK Finance Document with the consent of the PIK Facility Agent (acting reasonably). Following the new process agent’s and the PIK Facility Agent’s (acting reasonably) acceptance of such new appointment the existing process agent may resign.

36.3                           Waiver of immunity

The Company irrevocably and unconditionally:

(c)                             agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a PIK Finance Document and to ensure that no such claim is made on its behalf;

(d)                            consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(e)                             waives all rights of immunity in respect of it or its assets.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
THE ORIGINAL PARTIES

PART I
THE ORIGINAL OBLIGORS

Name of Original Borrower	Jurisdiction of incorporation

NORDIC TELEPHONE COMPANY FINANCE APS	Denmark

PART II
THE MANAGERS

Name of Managers	Commitment
(Euro million)

Deutsche Bank AG, London Branch	€113,750,000
Credit Suisse First Boston International	€78,750,000
Barclays Capital	€52,500,000
JPMorgan Chase Bank, N.A.	€52,500,000
The Royal Bank of Scotland plc	€52,500,000
Total	€350,000,000

SCHEDULE 2
CONDITIONS PRECEDENT

PART I
CONDITIONS PRECEDENT TO SIGNING

1.                                 The Company

(a)                            A copy of the constitutional documents of the Company comprising for each Danish Obligor:

(i)                                a copy of its articles of association; and

(ii)                             a recent compiled summary from the Register of the DCCA relating to it.

(b)                           A copy of a resolution of the board of directors, the management and the supervisory board or equivalent bodies of the Company:

(i)                                approving the terms of, and the transactions contemplated by, the PIK Finance Documents to which it is a party and resolving that it execute the PIK Finance Documents to which it is a party;

(ii)                             authorising a specified person or persons to execute the PIK Finance Documents to which it is a party on its behalf; and

(iii)                          authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the PIK Finance Documents to which it is a party.

(c)                            A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)                           A certificate of the Company (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the aggregate amount of Commitments would not cause any borrowing, guaranteeing or similar limit binding on the Company to be exceeded.

(e)                            A certificate of an authorised signatory of the Company certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.                                 [Reserved]

3.                                 [Reserved]

4.                                       Fee Letters and Side Letters

An original of the PIK Facility Fee Letter, duly executed by it.

5.                                 Legal opinions

(a)                            A legal opinion of Linklaters, legal advisers to the Arrangers and the PIK Facility Agent in England, in agreed form.

(b)                           A legal opinion of Plesner Svane Grønborg, legal advisers to the Arrangers and the PIK Facility Agent in Denmark, in agreed form.

(c)                            A legal opinion of Bech-Bruun, legal advisers to the Original Investors and the Company in Denmark, substantially in the form distributed to the Managers prior to signing this Agreement.

6.                                 Reports

An original of:

(a)                                   the Accounting Report;

(b)                                  the Legal Due Diligence Reports;

(c)                                   the Market Report;

(d)                                  the Structure Memorandum;

(e)                                   the overview report prepared by Plesner Svane Grønborg in respect of the Structure Memorandum, in the Agreed Form; and

(f)                                     the memorandum relating to the Target Bonds prepared by Linklaters, in the Agreed Form.

7.                                 Financial information

Copies of:

(a)                                   the Original Financial Statements;

(b)                                  the Business Plan; and

(c)                                   a draft of the Funds Flow Memorandum showing details of the projected funds flow on the Closing Date and projected Transaction Costs.

8.                                 Offer Documents

A copy of each Offer Document to be issued by or on behalf of Bidco in the Agreed Form.

9.                                 Senior and Bridge Finance Documents

(a)                            A copy of each Senior Finance Document and Bridge Finance Document, duly executed by the parties to it.

(b)                           Confirmation from the Senior Facility Agent and the Bridge Facility Agent that Midco will, on a committed funds basis, receive (i) (within the Availability Periods set forth in the Senior Facilities Agreement) from the Senior Lenders cash in an aggregate amount equal to the amount committed (on the date of signing the Senior Facilities Agreement) under Facility A1, B1, C1, A2, B2 and C2 and Cash Bridge Facility A (each as defined in the Senior Facilities Agreement) and permitted to be used for purposes set out in sub-paragraphs (a)(i), (a)(ii), (b)(i), (b)(ii), (b)(iii) and (d) of Clause 3.1 of the Senior Facilities Agreement (as in effect on the date of signing thereof) to be made available to it under the Senior Finance Documents and (ii) from the Bridge Lenders cash in an aggregate amount equal to €2,275,000,000 of Initial Loans (as defined in the Bridge Facility Agreement) to be made available to the Bridge Facility Agreement.

10.                           Other documents and evidence

(a)                            Evidence that any process agent referred to in Clause 36.2 (Service of process), if not the Company, has accepted its appointment.

(b)                           Evidence satisfactory to the PIK Facility Agent that each Lender has carried out and is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the PIK Finance Documents.

SCHEDULE 3
UTILISATION REQUEST

From:                  Nordic Telephone Company Finance ApS

To:                              Deutsche Bank AG, London, as PIK Facility Agent

Dated:

Dear Sirs

€350,000,000 PIK Facility Agreement dated 30 November 2005 (the “PIK Facility Agreement”)

1.                                 We wish a Loan to be made on the following terms:

(a)	Company:	Nordic Telephone Company Finance ApS

(b)	Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

(c)	Currency :	euro

(d)	Amount:	[ ] (or, if less, the Available Facility)

2.                                 We confirm that each condition specified in Clause 4.1 (Conditions Precedent) has been satisfied.

3.                                 [The proceeds of this Loan should be credited to [account].][Delivery instructions are as follows]*

4.                                 This Utilisation Request is irrevocable.

5.                                 Terms used in this Utilisation Request which are not defined in this Utilisation Request but are defined in the PIK Facility Agreement shall have the meaning given to those terms in the PIK Facility Agreement.

Yours faithfully

authorised signatory for
NORDIC TELEPHONE COMPANY FINANCE APS

SCHEDULE 4
[RESERVED]

SCHEDULE 5
FORM OF TRANSFER CERTIFICATE

To:                              [                   ] as PIK Facility Agent

From:                  [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Nordic Telephone Company Finance ApS – €350,000,000 PIK Facility Agreement dated 30 November 2005 (the “PIK Facility Agreement”)

1.                                 We refer to the PIK Facility Agreement. This is a Transfer Certificate.

2.                                (a)                                    The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the PIK Facility Agreement which correspond to that portion of the Existing Lender’s Commitments and participations in Loans under the PIK Facility Agreement specified in the schedule to this Transfer Certificate (the “Schedule”).

(b)                                  The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Loans under the PIK Facility Agreement specified in the Schedule.

(c)                                   The New Lender becomes a Lender under the PIK Facility Agreement and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.                                 The proposed Transfer Date is [                   ].

4.                                 On the Transfer Date the New Lender becomes:

(a)                                   party to the PIK Facility Agreement as a Lender; and

(b)                                  [Reserved]

5.                                 [The New Lender confirms that its entry into this Transfer Certificate will not cause non-compliance with the terms of paragraph (g) of Clause 22.2 (Conditions of assignment or transfer) of the PIK Facility Agreement.](1)

6.                                 The administrative details of the New Lender for the purposes of the PIK Facility Agreement are set out in the Schedule.

7.                                 This Transfer Certificate takes effect as a deed notwithstanding that a party may execute it under hand.

(1)          Include in respect of any assignment or transfer to be effected on or before the Merger Date.

8.                                 This Transfer Certificate has been executed and delivered as a deed on the date stated at the beginning of this Transfer Certificate and is governed by English law.

9.                                 The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 22.4 (Limitation of responsibility of Existing Lenders).

10.                           Terms which are used in this Transfer Certificate which are not defined in this Transfer Certificate but are defined in the PIK Facility Agreement shall have the meaning given to those terms in the PIK Facility Agreement. Clause 34 (Counterparts) and 36 (Enforcement) of the PIK Facility Agreement are incorporated in this Transfer Certificate mutatis mutandis.

11.                           Interest accrued on a Loan during any Interest Period shall be capitalised or paid to, as the case may be, for the benefit of the Lender showing on the Register on the last Business Day of such Interest Period.

Note: The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in security in all jurisdictions. It is the responsibility of each individual New Lender to ascertain whether any other documents or other formalities are required to perfect transfer of such share in the Existing Lender’s security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE
COMMITMENT/RIGHTS AND OBLIGATIONS TO BE TRANSFERRED

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By:	By:

This Transfer Certificate is accepted by the PIK Facility Agent and the Transfer Date is confirmed as [                   ].

[PIK Facility Agent]

By:

SCHEDULE 8
FORM OF QUARTERLY COMPLIANCE CERTIFICATE

To:                              [                   ] as PIK Facility Agent

From:                  Nordic Telephone Company Finance ApS

Dated:

Dear Sirs

€350,000,000 PIK Facility Agreement dated 30 November 2005 (the ”PIK Facility Agreement”)

1.                                 We refer to the PIK Facility Agreement. This is a Compliance Certificate.

We confirm that [No Default is continuing].(2)

Signed
	Director	Director
	of	Of
	[Company]	[Company]

(2)          If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to rectify it.

SCHEDULE 9
TIMETABLES

LOANS

“D-X” refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period.

Loans
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	D - 3 9:30 a.m.

PIK Facility Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	D - 3 2:00 p.m.

SCHEDULE 10
[RESERVED]

SCHEDULE 12
CONFIDENTIALITY UNDERTAKING

To:                              [Transferring Lender]

Re:                             €350,000,000 PIK Facility Agreement dated 30 November 2005 (the “Agreement”)

Amount:

Agent:

Dear Sirs

We are considering [acquiring]/[arranging the acquisition of] an interest in the Agreement (the “Acquisition”). In consideration of you agreeing to make available to us certain information, by our signature of this letter we agree as follows (acknowledged and agreed by you by your signature of a copy of this letter):

1.                                 Confidentiality Undertaking

We undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to our own confidential information, (b) to use the Confidential Information only for the Permitted Purpose, (c) to use all reasonable endeavours to ensure that any person to whom we pass any Confidential Information (unless disclosed under paragraph 2[(c)/(d)] below) acknowledges and complies with the provisions of this letter as if that person were also a party to it, and (d) not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Acquisition.

2.                                 Permitted Disclosure

You agree that we may disclose Confidential Information:

(a)                                   to members of the Purchaser Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Purchaser Group;

[(b)]                               subject to the requirements of the Agreement, in accordance with the Permitted Purpose, so long as any prospective purchaser has delivered a letter to us in equivalent form to this letter;]

[(b/c)                         subject to the requirements of the Agreement, to any person to (or through) whom we assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which we may acquire under the Agreement or with (or through) whom we enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Agreement or the Company or any member of the Group in each case so long as that person has delivered a letter to us in equivalent form to this letter; and

[(c/d)                         (i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.

3.                                 Notification of Required or Unauthorised Disclosure

We agree (to the extent permitted by law) to inform you of the full circumstances of any disclosure under paragraph 2[(c)/(d) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.                                 Return of Copies

If you so request in writing, we shall return all Confidential Information supplied by you to us and destroy or permanently erase all copies of Confidential Information made by us and use all reasonable endeavours to ensure that anyone to whom we have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that we or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2[(c)/(d) above.

5.                                 Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if we become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Agreement or (b) twelve months after we have returned all Confidential Information supplied to us by you and destroyed or permanently erased all copies of Confidential Information made by us (other than any such Confidential

Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.                                 No Representation; Consequences of Breach, etc

We acknowledge and agree that:

(a)                                   neither you, [nor your principal] nor any member of the Group nor any of your or their respective officers, employees or advisers (each a Relevant Person) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by you or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by you or be otherwise liable to us or any other person in respect to the Confidential Information or any such information; and

(b)                                  you [or your principal] or members of the Group may be irreparably harmed by the breach of the terms hereof and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by us.

7.                                 No Waiver; Amendments, etc

This letter sets out the full extent of our obligations of confidentiality owed to you in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder. The terms of this letter and our obligations hereunder may only be amended or modified by written agreement between us.

8.                                 Inside Information

We acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and we undertake not to use any Confidential Information for any unlawful purpose.

9.                                 Nature of Undertakings

The undertakings given by us under this letter are given to you and (without implying any fiduciary obligations on your part) are also given for the benefit of [your principal,] the Company and each other member of the Group.

10.                           Third Party Rights

(a)                            Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this letter.

(b)                           The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

(c)                            The parties to this letter do not require the consent of the Relevant Persons (other than parties to this letter) to rescind or vary this letter at any time.

11.                           Governing Law and Jurisdiction

(a)                            This letter (including the agreement constituted by your acknowledgement of its terms) is governed by English Law.

(b)                           The parties submit to the non-exclusive jurisdiction of the English courts.

12.                           Definitions

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

“Confidential Information” means any information relating to the Company, the Group, the Agreement and/or the Acquisition provided to us by you or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by us before the date the information is disclosed to us by you or any of your affiliates or advisers or is lawfully obtained by us thereafter, other than from a source which is connected with the Group and which, in either case, as far as we are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Group” means the Company and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

“Permitted Purpose” means [subject to the terms of this letter, passing on information to a prospective purchaser for the purpose of] considering and evaluating whether to enter into the Acquisition; and

“Purchaser Group” means us, each of our holding companies and subsidiaries and each subsidiary of each of our holding companies (as each such term is defined in the Companies Act 1985).

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Potential Purchaser/Purchaser’s agent/broker]

To:                              [Potential Purchaser/Purchaser’s agent/broker]

We acknowledge and agree to the above:

For and on behalf of

[Seller/Seller’s agent/broker]

SCHEDULE 15
SUMMARY OF TERMS AND CONDITIONS

All capitalized terms used in this Schedule 1 but not defined herein shall have the meanings provided in the PIK Facility Agreement (the “Credit Agreement”) to which this Schedule is attached.

Issuer:	Nordic Telephone Company Finance ApS (the “Issuer”).

PIK Note Trustee:	A bank or trust company selected by the Company and reasonably acceptable to the Arrangers.

PIK Note Holders:	Persons in whose names the PIK Notes are registered.

Guarantors:	None.

Collateral:	None.

Ranking:	The PIK Notes will rank pari passu with the Loans and will be senior to all other obligations of the Issuer.

Documentation:

The PIK Notes will be governed by an indenture (the form of which shall be agreed by the Company and the PIK Facility Agent prior to the PIK Exchange Date) having terms and conditions consistent with this Schedule 15 and customary for other high yield offerings for affiliates of the Initial Investors with one or more of the Arrangers or their affiliates.

Maturity:	The eleventh anniversary of the Closing Date.

Interest:	The PIK Notes will bear interest in the same manner and at the same rates as the Loans.

Optional Redemption of PIK Notes:	Same as the Loans.

Change of Control:	Same as the Loans.

Withholding Tax:

All payments on the PIK Notes shall be made without withholding or deduction for, or on the account of, any present or future taxes or duties, except as required by applicable law. If any withholding or deduction imposed by or on the behalf of the Kingdom of Denmark is required to be made, the PIK Note Indenture will provide (with exceptions customary for affiliates of the Initial Investors) that additional amounts be paid on the PIK Notes so that Holders will receive the same amounts as they would have received had no such withholding or deduction been required. Any such additional amounts may be paid in the form of additional PIK Notes.

Affirmative Covenants:	Same as in the New PIK Facility Agreement.

Negative Covenants:	Same as in the New PIK Facility Agreement.

Events of Default:	Same as in the New PIK Facility Agreement.

Registration Rights:	Customary “piggy-back” registration rights in the event any notes issued in order to refinance the Bridge Facility or any Exchange Notes benefit from registration rights.

Listing:

Luxembourg Stock Exchange, Irish Stock Exchange, any exchange or market on which the High Yield Notes, Demand Securities or Exchange Notes are listed or such other internationally recognized professional securities market reasonably acceptable to the Arrangers and the Issuer.

Voting:

Amendments and waivers of the documentation for the PIK Notes will require the approval of Holders (of Loans and PIK Notes) holding more than 50% of the outstanding Loans and PIK Notes, voting as a single class to the extent practicable (other than for certain matters that relate only to the terms of the Loans or the PIK Notes, as the case may be) holding more than 50% of the outstanding Loans and PIK Notes taken as one class, except that (a) the consent of each affected PIK Note Holder will be required for certain matters, as customary for high yield transactions for affiliates of the Initial Investors, including reductions of principal and interest rates (with respect to any PIK Notes held by a non-consenting Holder) and (b) certain amendments and waivers (as customary for high yield offerings for affiliates of the Initial Investors) may be effected solely by the PIK Note Trustee and the Issuer, including amendments to cure ambiguities and to make any change that does not materially adversely affect the rights of any PIK Note Holder.

Right to Transfer PIK Notes:

The PIK Note Holders shall have the absolute and unconditional right to transfer such PIK Notes in compliance with applicable law to any third parties. To the extent it would violate any applicable US federal or state securities laws or regulations relating to Margin Stock, no PIK Note Holder may transfer any PIK Notes to any person subject to any such laws or regulations.

Minimum Denomination:	€50,000 and €1,000 increments.

Governing Law and Forum:	New York.

Waiver of Jury Trial:	The parties to the documentation for the PIK Notes will

waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the PIK Notes and related transactions.

SIGNATORIES

Borrower

NORDIC TELEPHONE COMPANY FINANCE APS

By:	By:

Arranger

DEUTSCHE BANK AG, LONDON BRANCH

By:	By:

Arranger

CREDIT SUISSE FIRST BOSTON INTERNATIONAL

By	By:

Manager

DEUTSCHE BANK AG, LONDON BRANCH

By:	By:

Manager

CREDIT SUISSE FIRST BOSTON INTERNATIONAL

By:	By:

Manager

BARCLAYS CAPITAL

By:

Manager

J.P. MORGAN PLC

By:

Manager

THE ROYAL BANK OF SCOTLAND PLC

By:

PIK Facility Agent

DEUTSCHE BANK AG, LONDON

By:	By: